Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

NEXSTAR BROADCASTING GROUP, INC.,

NEPTUNE MERGER SUB, INC.

and

MEDIA GENERAL, INC.

DATED AS OF JANUARY 27, 2016

PAGE

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CONTINUED

CONTINUED

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Exhibit A - Virginia Plan of Merger

Exhibit B - CVR Agreement

Exhibit C - Surviving Corporation Charter

Exhibit D - Surviving Corporation Bylaws

Exhibit E - Marigold Designees
Schedule 6.3

Marigold Disclosure Letter

Montage Disclosure Letter

INDEX OF DEFINED TERMS

Term	Section
Acquisition Transaction	Section 8.3(a)
Action	Section 3.8
Agreement	Preamble
Anti-Collusion Rule Period	Section 6.4(e)
Articles of Merger	Section 1.3(a)
Auction Applications	Section 6.4(e)
Available Transaction Financing	Section 6.12(a)(ii)
Cash Consideration	Section 2.2(a)
Change of Control Offer	Section 6.12(d)(ii)
Claim Expenses	Section 6.6(a)
Closing	Section 1.1
Closing Date	Section 1.1
Commitment Letter	Section 4.26(b)
Confidentiality Agreement	Section 6.4(b)
Consent Solicitation	Section 6.12(d)(i)(A)
Contingent Value Rights	Recitals
Continuing Employees	Section 6.5(a)
Contracting Parties	Section 9.12
Contracts	Section 3.3(b)
Contribution	Section 1.5
CVR Consideration	Section 2.2(a)
D & O Claim	Section 6.6(a)
D & O Indemnified Parties	Section 6.6(a)
D & O Indemnifying Parties	Section 6.6(a)
Debt Tender Offer	Section 6.12(d)(i)(A)
Debt Tender Offer Documents	Section 6.12(d)(i)(A)
Dissenters’ Shares	Section 2.9
Effective Time	Section 1.3(a)
Exchange Agent	Section 2.6(a)
Financing Sources	Section 4.26(b)
Form S-4	Section 6.1(a)
Fried Frank	Section 6.8(a)
Governmental Entity	Section 3.5
HSR Act	Section 3.5
Initial Outside Date	Section 8.1(c)
Joint Proxy Statement/Prospectus	Section 3.4(g)(i)
Law	Section 3.11(a)
Laws	Section 3.11(a)
Liens	Section 3.2(c)
Lunar Indenture	Section 9.3
Lunar Notes	Section 9.3
Lunar Notes Applicable Premium	Section 9.3
Lunar Notes Obligations	Section 9.3

v

Term	Section
Lunar Notes Payoff Amount	Section 9.3
Lunar Notes Principal Amount	Section 9.3
Lunar Notes Trustee	Section 9.3
Marigold	Preamble
Marigold Adverse Recommendation Change	Section 6.10(c)
Marigold Approval Time	Section 6.1(e)
Marigold Board	Recitals
Marigold Board Recommendation	Section 6.2(b)
Marigold Book-Entry Securities	Section 2.6(a)
Marigold Cancelled Shares	Section 2.2(b)
Marigold Capitalization Date	Section 3.2(a)
Marigold Certificates	Section 2.6(a)
Marigold Contingent Worker	Section 3.10(l)
Marigold Designees	Section 1.3(f)
Marigold Disclosure Documents	Section 3.4(g)
Marigold Disclosure Letter	Article III
Marigold DSUs	Section 3.2(b)
Marigold Equity Award Exchange Ratio	Section 2.3(c)
Marigold Equity Grant	Section 3.2(b)
Marigold Exchange Fund	Section 2.6(a)
Marigold Exchange Ratio	Section 2.3(a)
Marigold IP	Section 3.18(a)
Marigold Indenture	Section 9.3
Marigold Labor Agreements	Section 3.10(j)
Marigold Leased Property	Section 3.14(a)(ii)
Marigold Lessee Agreements	Section 3.14(a)(ii)
Marigold Lessor Agreements	Section 3.14(a)(iii)
Marigold Letter of Transmittal	Section 2.6(b)
Marigold Major Shareholders	Recitals
Marigold Material Contracts	Section 3.12(a)(xv)
Marigold Maximum Premium	Section 6.6(b)
Marigold Merger Consideration	Section 2.2(a)
Marigold No Vote Fee	Section 8.3(b)
Marigold NOL Carryforwards	Section 3.9(h)
Marigold Notes	Section 6.12(d)
Marigold Notes Applicable Premium	Section 9.3
Marigold Notes Obligations	Section 9.3
Marigold Notes Payoff Amount	Section 9.3
Marigold Notes Principal Amount	Section 9.3
Marigold Notes Trustee	Section 9.3
Marigold Notice Period	Section 6.10(c)
Marigold Organizational Documents	Section 3.1(b)
Marigold Owned Property	Section 3.14(a)(i)
Marigold Pension Plan	Section 3.10(f)
Marigold Preferred Stock	Section 3.2(a)

Term	Section
Marigold Qualified Plans	Section 3.10(e)
Marigold Real Property	Section 3.14(a)(ii)
Marigold Related Party Transaction	Section 3.19
Marigold Restricted Stock	Section 3.2(b)
Marigold RSUs	Section 3.2(b)
Marigold SEC Documents	Section 3.4(a)
Marigold Shareholder Meeting	Section 6.2(b)
Marigold Stock-Based Award	Section 2.3(a)
Marigold Stock Options	Section 3.2(b)
Marigold Support Agreement	Recitals
Marigold Termination Fee	Section 8.3(b)
Mercury	Recitals
Mercury Merger Agreement	Recitals
Mercury Termination Agreement	Recitals
Merger	Recitals
Merger Benefit Plans	Section 6.5(a)
Merger Sub	Recitals
Multiple Employer Plan	Section 3.10(g)
Montage Adverse Recommendation Change	Section 6.11(c)
Montage Approval Time	Section 6.1(e)
Montage Board	Recitals
Montage Board Recommendation	Section 6.2(a)
Montage Capitalization Date	Section 4.2(a)
Montage Confidentiality Agreement	Section 6.11(b)
Montage Contingent Worker	Section 4.10(l)
Montage Continuing Employees	Section 6.5(a)
Montage Disclosure Documents	Section 4.4(g)
Montage Disclosure Letter	Article IV
Montage Equity Grants	Section 4.2(b)
Montage Exchange Option	Section 2.3(a)(i)
Montage Exchange Stock-Based Award	Section 2.3(a)(ii)
Montage Financial Advisor	Section 4.23
Montage Group NOL Carryforwards	Section 4.9(h)
Montage IP	Section 4.18(a)
Montage Labor Agreements	Section 4.10(j)
Montage Leased Property	Section 4.14(a)(ii)
Montage Lessee Agreements	Section 4.14(a)(ii)
Montage Lessor Agreements	Section 4.14(a)(iii)
Montage Major Shareholders	Recitals
Montage Material Contracts	Section 4.12(a)
Montage No Vote Fee	Section 8.3(a)
Montage Organizational Documents	Section 4.1(b)
Montage Owned Property	Section 4.14(a)(i)
Montage Pension Plan	Section 4.10(f)
Montage Preferred Stock	Section 4.2(a)

Term	Section
Montage Qualified Plans	Section 4.10(e)
Montage Related Party Transaction	Section 4.19
Montage RSUs	Section 4.2(b)
Montage SEC Documents	Section 4.4(a)
Montage Share Issuance	Recitals
Montage Shareholder Meeting	Section 6.2(a)
Montage Stock Options	Section 4.2(b)
Montage Support Agreement	Recitals
Montage Termination Fee	Section 8.3(a)
New Benefit Plan	Section 6.5(a)
New Holdco	Recitals
Nonparty Affiliates	Section 9.12
Notice of Marigold Superior Offer	Section 6.10(c)
Notice of Montage Superior Offer	Section 6.11(c)
Notice Period	Section 6.11(c)
Orders	Section 3.8
Outside Date	Section 8.1(c)
party	Preamble
Pre-Closing CVR Distribution	Recitals
Prohibited Communications	Section 6.4(e)
Redemption	Section 6.12(d)(iii)
Regulatory Action	Section 6.3(f)
Regulatory Material Adverse Effect	Section 6.3(f)
Required Marigold Vote	Section 3.21
Required Montage Vote	Section 4.21
Retired Debt	Section 4.26(a)
Rule 14e-1	Section 6.12(d)(i)(B)
Second Outside Date	Section 8.1(c)
Section 6.12 Indemnitees	Section 6.12(f)
Sharing Companies	Section 9.3
Solvent	Section 4.27
Stock Consideration	Section 2.2(a)
Supplemental Indentures	Section 6.12(d)(i)(B)
Surviving Corporation	Recitals
Surviving Corporation Bylaws	Section 1.3(d)
Surviving Corporation Charter	Section 1.3(d)
Takeover Statutes	Section 3.16
Tax Representation Letter	Section 6.8(b)
TIA	Section 6.12(d)(i)(B)
Transaction Financing	Section 4.26(b)
Transaction Litigation	Section 6.14
Virginia Plan of Merger	Recitals
VSCA	Section 1.3(a)
VSCC	Section 1.3(a)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 27, 2016 (this “Agreement”), by and among Media General, Inc., a Virginia corporation (“Marigold”), Nexstar Broadcasting Group, Inc., a Delaware corporation (“Montage”), and Neptune Merger Sub, Inc., a Virginia corporation and wholly owned subsidiary of Montage (“Merger Sub”). Each of Montage, Marigold, and Merger Sub may be referred to herein as a “party” and collectively as the “parties”.

RECITALS

A.     Immediately prior to entering into this Agreement, (i) the Agreement and Plan of Merger dated as of September 7, 2015 (the “Mercury Merger Agreement”), by and among Marigold, Montage New Holdco, Inc., a Virginia corporation and a direct, wholly owned subsidiary of Marigold (“New Holdco”), Montage Merger Sub 1, Inc., a Virginia corporation and a direct, wholly owned subsidiary of New Holdco, Montage Merger Sub 2, Inc., an Iowa corporation and a direct, wholly owned subsidiary of New Holdco, and Meredith Corporation, an Iowa corporation (“Mercury”) was terminated, and (ii) Marigold has paid to Mercury the “Montage Termination Fee” pursuant to the terms of that certain Termination Agreement, dated as of January 27, 2016 (the “Mercury Termination Agreement”), by and among Marigold, Mercury and the other parties thereto.

B.     Montage and Marigold wish to effect a strategic business combination by means of a merger of Merger Sub with and into Marigold (the “Merger”), with Marigold being the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

C.     The Board of Directors of Marigold (the “Marigold Board”) has adopted resolutions (a) determining that this Agreement, the plan of merger with respect to the Merger, substantially in the form attached hereto as Exhibit A (the “Virginia Plan of Merger”), and the transactions contemplated hereby and thereby, including the Merger, are consistent with, and will further the business strategies and goals of Marigold and are advisable, fair to, and in the best interests of, Marigold and the Marigold Shareholders, (b) adopting the Virginia Plan of Merger and approving and adopting this Agreement and the transactions contemplated hereby and thereby, including the Merger, and (c) subject to the terms and conditions of Section 6.10 of this Agreement, recommending that the holders of shares of Marigold Voting Common Stock vote to approve this Agreement and the Virginia Plan of Merger.

D.     The Board of Directors of Montage (the “Montage Board”) has adopted resolutions (a) determining that this Agreement and the transactions contemplated hereby, including the Merger and the issuance of shares of Montage Class A Common Stock pursuant to the Merger (the “Montage Share Issuance”), are advisable, fair to, and in the best interests of, Montage and the Montage Shareholders, (b) approving and adopting this Agreement and the transactions contemplated hereby, including the Merger and the Montage Share Issuance, and (c) subject to the terms and conditions of Section 6.11 of this Agreement, recommending that the holders of shares of Montage Common Stock entitled to vote thereon vote to approve the Montage Share Issuance.

E.     As a condition to Montage’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Montage, Marigold and Marigold Shareholders holding approximately eight and eight-tenths percent (8.8%) of the issued and outstanding shares of Marigold Voting Common Stock (the “Marigold Major Shareholders”) are entering into voting agreements (each, a “Marigold Support Agreement”) pursuant to which each of the Marigold Major Shareholders is agreeing, among other things, subject to the terms and conditions of the applicable Marigold Support Agreement, to vote his, her or its shares of Marigold Voting Common Stock in favor of the approval of this Agreement, and to take certain other actions in furtherance of the transactions contemplated by this Agreement.

F.     In the event that Marigold shall not have distributed contractual contingent value rights (“Contingent Value Rights”) to the Marigold Shareholders and the holders of Marigold Stock Options and Marigold Stock-Based Awards prior to the Closing in accordance with Section 6.19(b)(ii), at the Closing, Montage will enter into a contingent value rights agreement substantially in the form attached hereto as Exhibit B (subject to changes to reflect the reasonable requests of the Rights Agent (as defined in the CVR Agreement)) (the “CVR Agreement”) with a financial institution selected by Marigold that is reasonably satisfactory to Montage that will act as the Rights Agent, which CVR Agreement will set forth the terms of the Contingent Value Right to be included as part of the Marigold Merger Consideration. In the event that Marigold shall have distributed Contingent Value Rights to the Marigold Shareholders and the holders of Marigold Stock Options and Marigold Stock-Based Awards prior to the Closing in accordance with Section 6.19(b)(ii) (such a distribution, a “Pre-Closing CVR Distribution”), at the Closing, Montage will execute and deliver to the Rights Agent the CVR Agreement as a substitute obligor.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

Article I

CLOSING; MERGER

Section 1.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York, 10004, at 9:00 a.m., New York time on the date that is three (3) Business Days after the satisfaction or valid waiver (subject to applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied (or validly waived) at the Closing, but subject to such satisfaction or valid waiver), unless such time or date is changed by mutual agreement of Montage and Marigold; provided that if the Marketing Period has not ended on the last date the Closing shall be required to occur pursuant to the foregoing, the Closing shall occur instead on the earlier of (a) the first (1st) Business Day immediately following the day that the Marketing Period expires and (b) any Business Day during the Marketing Period as may be specified by Montage on no less than three (3) Business Days’ prior written notice to Marigold. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 1.2 Reserved.

Section 1.3 Merger.

(a)     Merger Effective Time. At the Closing, Montage shall (i) cause articles of merger in form and substance mutually agreeable to Montage and Marigold (the “Articles of Merger”) with respect to the Merger, together with the Virginia Plan of Merger, to be executed and filed with the State Corporation Commission of the Commonwealth of Virginia (the “VSCC”) in accordance with Section 13.1-720 of the Virginia Stock Corporation Act (the “VSCA”), and (ii) duly make all other filings and recordings required by the VSCA and/or the VSCC in order to effectuate the Merger. The Articles of Merger shall provide that the Merger shall become effective at the time a certificate of merger is issued by the VSCC or at such later time and date as may be designated jointly by Montage and Marigold and specified in the Articles of Merger (such date and time of the effectiveness of the Articles of Merger being hereinafter referred to as the “Effective Time”).

(b)     The Merger. Subject to the terms and conditions of this Agreement, in accordance with the VSCA, at the Effective Time, Merger Sub shall merge with and into Marigold. Marigold shall be the surviving corporation in the Merger, and shall continue its existence as a corporation under the Laws of the Commonwealth of Virginia. As of the Effective Time, the separate legal existence of Merger Sub shall cease.

(c)     Effects of the Merger. The Merger shall have the effect set forth in Section 13.1-721 of the VSCA. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of Marigold and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of Marigold and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

(d)     Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, by virtue of the Merger, the articles of incorporation and bylaws attached hereto as Exhibit C and Exhibit D, respectively, shall be the articles of incorporation (“Surviving Corporation Charter”) and bylaws (“Surviving Corporation Bylaws”) of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

(e)     Directors and Officers of the Surviving Corporation. Immediately following the Effective Time, (i) the director of Merger Sub serving immediately prior to the Effective Time shall be the director of the Surviving Corporation until the earlier of his death, resignation or removal or the time at which his successor is duly elected or appointed and qualified, and (ii) the officers of Merger Sub serving immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified.

(f)     Board of Directors of Montage. Unless otherwise agreed to by Montage and Marigold prior to the Effective Time, prior to the Effective Time, Montage shall take all requisite action so that, as of immediately after the Effective Time, the size of the Montage Board shall be fixed at nine (9) members, and two (2) members of the Marigold Board identified on Exhibit E shall become members of the Montage Board (the “Marigold Designees”). For the avoidance of doubt, Montage and the Montage Board shall take all requisite action so that the Marigold Designees shall have been appointed to the Montage Board prior to the Effective Time with such Marigold Designees taking office immediately after the Effective Time.

Article II

CONVERSION OF SECURITIES

Section 2.1 Reserved.

Section 2.2 Conversion of Securities in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Montage, Marigold, Merger Sub or any shareholder thereof,

(a)     subject to Section 2.6, each share of Marigold Common Stock issued and outstanding immediately prior to the Effective Time, other than any Marigold Cancelled Shares, shall automatically be converted, subject to the terms, conditions and procedures set forth in this Article II, into the right to receive the following: (A) $10.55 in cash, without interest (the “Cash Consideration”), (B) a fraction of a validly issued, fully paid and nonassessable share of Montage Class A Common Stock equal to the Marigold Exchange Ratio (the “Stock Consideration”), and (C) unless a Pre-Closing CVR Distribution has occurred, one (1) Contingent Value Right to be issued by Montage pursuant to the CVR Agreement (the “CVR Consideration”, if any, the Cash Consideration and the Stock Consideration, collectively, the “Marigold Merger Consideration”);

(b)     each share or other security representing capital stock in Marigold owned, directly or indirectly, by any of the Marigold Subsidiaries or Montage or any of the Montage Subsidiaries immediately prior to the Effective Time (collectively, “Marigold Cancelled Shares”) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(c)     each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid, validly issued and nonassessable share of Common Stock, no par value per share, of the Surviving Corporation.

Section 2.3 Marigold Stock Options and Other Stock-Based Awards. Prior to the Effective Time, Montage, the Montage Board, Marigold, the Marigold Board and the Compensation Committee of the Marigold Board shall, in accordance with the applicable Marigold Incentive Plan, take all actions necessary so that:

(a)     (x) each unvested Marigold Stock Option that is outstanding immediately prior to the Effective Time shall become fully vested immediately prior to the Effective Time (if not then vested) and (y) as of the Effective Time, each Marigold Stock Option shall be assumed by Montage and become an option (a “Marigold Exchange Option”) to purchase, on the same terms and conditions other than vesting (including applicable exercise and expiration provisions) as applied to each such Marigold Stock Option immediately prior to the Effective Time, the number of shares of Montage Class A Common Stock (rounded down to the nearest whole share), determined by multiplying the number of shares of Marigold Voting Common Stock subject to such Marigold Stock Option immediately prior to the Effective Time by the Marigold Equity Award Exchange Ratio, at an exercise price per share of Montage Class A Common Stock (rounded up to the nearest whole cent) equal to (A) the exercise price for each such share of Marigold Voting Common Stock subject to such Marigold Stock Option immediately prior to the Effective Time divided by (B) the Marigold Equity Award Exchange Ratio. In addition, unless a Pre-Closing CVR Distribution has occurred, at the Effective Time, each holder of a Marigold Stock Option outstanding immediately prior to the Effective Time shall be entitled to receive one (1) Contingent Value Right for each share of Marigold Voting Common Stock subject to such Marigold Stock Option immediately prior to the Effective Time.

(b)     (x) each share of Marigold Restricted Stock and each right of any kind, contingent or accrued, to receive shares of Marigold Voting Common Stock or benefits measured in whole or in part by the value of a number of shares of Marigold Voting Common Stock granted by Marigold outstanding immediately prior to the Effective Time (including Marigold DSUs, restricted stock units, phantom units, deferred stock units, stock equivalents and dividend equivalents), other than Marigold Stock Options (each, other than Marigold Stock Options, a “Marigold Stock-Based Award”), shall become fully vested and all restrictions shall lapse as of immediately prior to the Effective Time and (y) as of the Effective Time, (1) each Marigold Stock-Based Award that is not considered “deferred compensation” that is subject to Section 409A of the Code shall be cancelled and converted into the right to receive at the Effective Time, with respect to each share of Marigold Common Stock underlying the Marigold Stock-Based Award immediately prior to the Effective Time, the Marigold Merger Consideration and (2) each Marigold Stock-Based Award that is considered “deferred compensation” that is subject to Section 409A of the Code shall be cancelled and converted into the right to receive, at the time provided for payment or settlement of the award pursuant to the terms of the applicable agreement, arrangement or plan relating to such Marigold Stock-Based Award, with respect to each share of Marigold Common Stock underlying the Marigold Stock-Based Award immediately prior to the Effective Time, the Marigold Merger Consideration.

(c)     Montage shall file, no later than five (5) Business Days after the Effective Time, an effective registration statement on Form S-8 (or any successor or other appropriate form) under the Securities Act to register shares of Montage Class A Common Stock issuable upon exercise of the Marigold Exchange Options or the settlement of any Marigold Stock-Based Award.

(d)     “Marigold Equity Award Exchange Ratio” means (i) the Marigold Exchange Ratio plus (ii) (x) the Cash Consideration divided by (y) the average of the daily volume weighted average price of a share of Montage Class A Common Stock on the NASDAQ over the ten (10) consecutive trading-day period ending on the second (2nd) trading day immediately prior to the Closing Date.

Section 2.4 Reserved.

Section 2.5 Reserved.

Section 2.6 Exchange of Marigold Common Stock.

(a)     Prior to the Closing Date, Montage shall appoint an agent reasonably acceptable to Marigold (the “Exchange Agent”) to act as paying and exchange agent, including for purposes of exchanging certificates representing Marigold Common Stock (the “Marigold Certificates”) (or affidavits of loss in lieu thereof) or Marigold Common Stock held in book-entry form (the “Marigold Book-Entry Securities”) for the Marigold Merger Consideration. Prior to the Effective Time, Montage shall deposit or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Marigold Certificates and Marigold Book-Entry Securities, (i) shares of Montage Class A Common Stock sufficient in order for the Exchange Agent to distribute the aggregate Stock Consideration, (ii) an amount of cash sufficient in order for the Exchange Agent to distribute the aggregate Cash Consideration and (iii) unless a Pre-Closing CVR Distribution has occurred, Contingent Value Rights sufficient in order for the Exchange Agent to distribute the aggregate CVR Consideration. In addition, Montage shall deposit with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions payable pursuant to Section 2.6(g) and cash in lieu of any fractional shares payable pursuant to Section 2.6(e). The shares of Montage Class A Common Stock and cash deposited with the Exchange Agent for the benefit of the holders of Marigold Common Stock are collectively referred to herein as the “Marigold Exchange Fund”. In connection with the foregoing, Montage shall enter into an Exchange Agent Agreement with the Exchange Agent, in a form reasonably acceptable to Marigold, setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 2.6.

(b)     Promptly after the Closing Date, Montage shall cause the Exchange Agent to mail to each holder of record of Marigold Common Stock a letter of transmittal in a form prepared by Montage and reasonably acceptable to Marigold (a “Marigold Letter of Transmittal”) (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Marigold Certificates (or affidavits of loss in lieu thereof) or transfer of the Marigold Book-Entry Securities to the Exchange Agent and which shall otherwise be in customary form and shall include customary provisions with respect to delivery of an “agent’s message” regarding the book-entry transfer of Marigold Book-Entry Securities) and instructions for use in effecting the surrender of Marigold Certificates (or affidavits of loss in lieu thereof) or Marigold Book-Entry Securities in exchange for the Marigold Merger Consideration.

(c)     Each holder of shares Marigold Common Stock that have been converted into the right to receive the Marigold Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Marigold Certificate (or affidavit of loss in lieu thereof), together with a properly completed Marigold Letter of Transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of book-entry transfer of Marigold Book-Entry Securities, the Marigold Merger Consideration in respect of the Marigold Common Stock represented by a Marigold Certificate (or affidavit of loss in lieu thereof) or Marigold Book-Entry Security. The shares of Montage Class A Common Stock constituting part of the Marigold Merger Consideration shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of Marigold Common Stock or is otherwise required under applicable Law. The Contingent Value Rights constituting part of the Marigold Merger Consideration (if applicable) shall be in uncertificated book-entry form. The Exchange Agent shall accept such Marigold Certificates (or affidavits of loss in lieu thereof) or Marigold Book-Entry Securities upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If any Marigold Merger Consideration is to be paid to a Person other than the Person in whose name the applicable Marigold Common Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that (i) either such Marigold Certificate shall be properly endorsed or such Marigold Certificate (or affidavit of loss in lieu thereof) shall otherwise be in proper form for the transfer or such Marigold Book-Entry Security shall be properly transferred, and (ii) the Person requesting such exchange shall pay to Montage any transfer Taxes or other Taxes required by reason of the payment of such consideration to a Person other than that of the registered holder of the Marigold Certificate (or Marigold Common Stock specified in an affidavit of loss in lieu thereof) and/or Marigold Book-Entry Security so surrendered, or such Person shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not applicable.

(d)     All shares of Marigold Common Stock converted pursuant to Section 2.2, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist. From and after the Effective Time, until surrendered as contemplated by this Section 2.6, each Marigold Certificate and/or Marigold Book-Entry Security shall be deemed to represent only the right to receive upon such surrender, in each case together with a duly executed and properly completed Marigold Letter of Transmittal, cash, Contingent Value Rights (if applicable) and certificates or evidence of shares in book-entry form representing the Marigold Merger Consideration that the holder of such Marigold Certificate and/or Marigold Book-Entry Security is entitled to receive pursuant to Section 2.2(a), and any additional cash payment that such holder is entitled to receive pursuant to Section 2.6(e) and Section 2.6(g). No interest will be paid or will accrue on any such consideration. The issuance or payment of the Marigold Merger Consideration and the payment of any cash payment required to be made pursuant to Section 2.6(e) in respect of Marigold Common Stock in accordance with the terms of this Agreement shall be deemed issued and paid in full satisfaction of all rights pertaining to such Marigold Common Stock (other than the right to receive dividends or other distributions, if any, in accordance with Section 2.6(g)).

(e)     No certificates or book-entry securities representing less than one share of Montage Class A Common Stock shall be issued in the Merger as a result of the conversion provided for in Section 2.2(a), but in lieu thereof each Marigold Shareholder otherwise entitled to a fractional share of Montage Class A Common Stock (after aggregating the total number of shares of Montage Class A Common Stock that such Marigold Shareholder has the right to receive pursuant to Section 2.2(a)) shall be entitled to receive from Montage, in accordance with the provisions of this Section 2.6(e), a cash payment in lieu of such fractional shares equal to (i) the fraction of a share of Montage Class A Common Stock to which such Marigold Shareholder would otherwise be entitled, multiplied by (ii) the average daily volume weighted average price of a share of Montage Class A Common Stock on the NASDAQ over the five (5) consecutive trading days immediately prior to the Closing Date. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Montage that would otherwise be caused by the issuance of fractional shares.

(f)     After the Effective Time, there shall be no further transfer on the records of Marigold of Marigold Common Stock which has been converted, pursuant to this Agreement, into the right to receive the consideration set forth herein, and if any Marigold Certificates (or affidavits of loss in lieu thereof) and/or Marigold Book-Entry Securities, together with a duly executed and properly completed Marigold Letter of Transmittal, are presented to the Exchange Agent, Montage or the Surviving Corporation for transfer they shall be cancelled and exchanged, without interest, for the Marigold Merger Consideration as provided in Section 2.2(a) (together with any cash in lieu of fractional shares pursuant to Section 2.6(e)).

(g)     No dividends or other distributions with respect to the shares of Montage Class A Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Marigold Common Stock with respect to the shares of Montage Class A Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Montage to the Exchange Agent and shall be included in the Marigold Exchange Fund, in each case until the surrender of such Marigold Certificate (or affidavit of loss in lieu thereof) or Marigold Book-Entry Security in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Marigold Certificate or Marigold Book-Entry Security (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Montage Class A Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Montage Class A Common Stock. No distributions with respect to Contingent Value Rights issuable as CVR Consideration hereunder with a payment date after the Effective Time shall be paid to the holder of any unsurrendered Marigold Common Stock, and all such distributions instead shall be paid by Montage to the Exchange Agent and shall be included in the Marigold Exchange Fund, in each case, until the surrender of such Marigold Certificate (or affidavit of loss in lieu thereof) or Marigold Book-Entry Security in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Marigold Certificate or Marigold Book-Entry Security (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, the amount of such distributions theretofore paid with respect to such Contingent Value Rights issuable as CVR Consideration to which such holder is entitled pursuant to this Agreement and the CVR Agreement.

(h)     None of Montage, Merger Sub, or Marigold shall be liable to any Person in respect of any shares of Montage Class A Common Stock or Contingent Value Rights (or dividends or distributions with respect thereto) for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

(i)     If any Marigold Certificate shall have been lost, stolen or destroyed, upon such Person’s (i) making of an affidavit of that fact claiming such certificate to be lost, stolen or destroyed, (ii) delivery for the benefit of Montage of a bond of indemnity in an amount and upon terms reasonably satisfactory to the Exchange Agent, and (iii) execution and delivery of a Marigold Letter of Transmittal, Montage will pay, in exchange for such lost, stolen or destroyed certificate, the amount and type of consideration to be paid in respect of each share of Marigold Common Stock represented by such certificate in accordance with the terms of this Agreement.

(j)     Any portion of the Marigold Exchange Fund that remains unclaimed by the holders of Marigold Common Stock twelve (12) months after the Closing Date shall be returned to Montage, upon demand, and any such holder who has not exchanged Marigold Common Stock for the Marigold Merger Consideration in accordance with this Section 2.6 prior to that time shall thereafter look only to Montage for payment of the Marigold Merger Consideration, and any dividends and distributions with respect thereto pursuant to Section 2.6(g) and any cash in lieu of fractional shares pursuant to Section 2.6(e), in respect of such shares without any interest thereon.

Section 2.7 Withholding Rights. Each of Montage and the Surviving Corporation and any of their respective Subsidiaries (and any agent acting on behalf of any of them, including the Exchange Agent) shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under any provision of federal, state, local or non-U.S. Tax Law. Any such withheld amounts (i) shall be remitted by Montage, the Surviving Corporation or any Subsidiary of any of them (or any agent acting on behalf of any of them, including the Exchange Agent), as the case may be, to the appropriate Governmental Entity and (ii) provided that such amounts are remitted to the appropriate Governmental Entity, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.8 Adjustments. In the event that, at any time during the period from the date hereof to the Effective Time, Marigold or Montage, as applicable, changes (or establishes a record date for changing) the number of shares of Marigold Common Stock issued and outstanding, or the number of shares of Montage Common Stock issued and outstanding, as a result of a stock-split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or any similar transaction, or Montage issues (or establishes a record date for issuing) any Equity Interests or rights in connection with a shareholder rights’ plan (or any payments are made to the holders of such rights or in lieu of issuing such rights), in each case other than pursuant to transactions contemplated by this Agreement, then the Marigold Merger Consideration shall be appropriately and proportionally adjusted to reflect fully the effect of such change, issuance or payment.

Section 2.9 Appraisal Rights. In the event that a Pre-Closing CVR Distribution has occurred, by virtue of Section 13.1-730(B) of the VSCA, no appraisal rights shall be available to the holders of Marigold Voting Common Stock in connection with the Merger. There are currently no outstanding shares of Marigold Non-Voting Common Stock, and Marigold will issue no shares of Marigold Non-Voting Common Stock following the execution and delivery hereof except pursuant to the exercise of conversion rights for Marigold Voting Common Stock specified in the Marigold articles of incorporation. In the event (i) any such conversion of Marigold Voting Common Stock into Marigold Non-Voting Common Stock shall occur prior to the Effective Time, shares of Marigold Non-Voting Common Stock that are outstanding immediately prior to the Effective Time and (ii) a Pre-Closing CVR Distribution has not occurred, shares of Marigold Voting Common Stock that are outstanding immediately prior to the Effective Time, in each case, which are held by shareholders who shall have properly demanded appraisal for such shares in accordance with the VSCA to the extent entitled thereto (collectively, the “Dissenters’ Shares”), shall not be converted into or represent the right to receive the Marigold Merger Consideration, and the holders of such shares instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of the VSCA; provided that all Dissenters’ Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under the VSCA shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Marigold Merger Consideration upon surrender  of the Marigold Certificates in the manner provided in Section 2.6 hereof that, immediately prior to the Effective Time, evidenced such shares.

Article III

REPRESENTATIONS AND WARRANTIES OF MARIGOLD

Except (a) as specifically disclosed in a correspondingly numbered section of the disclosure letter (the “Marigold Disclosure Letter”) delivered by Marigold to Montage prior to the execution of this Agreement (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Marigold Disclosure Letter shall be deemed disclosed with respect to any section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face), or (b) as disclosed in the Marigold SEC Documents as publicly filed by Marigold with the SEC after December 31, 2013 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), Marigold hereby represents and warrants to Montage as follows:

Section 3.1 Company Organization.

(a)     Marigold is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia. Marigold has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, except where the failure to have such power or authority or to be so licensed or qualified would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Marigold.

(b)     Complete copies of the articles of incorporation and bylaws of Marigold (the “Marigold Organizational Documents”), as in effect as of the date of this Agreement, have previously been made available to Montage.

(c)     Each of the Marigold Subsidiaries (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate or comparable power and authority to own or lease its properties and assets and to carry on its business as now conducted, in each case, except where the failure to be so duly organized, validly existing, duly licensed or qualified or to have such power or authority would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Marigold. Section 3.1(c) of the Marigold Disclosure Letter sets forth as of the date of this Agreement the name of each Marigold Subsidiary, the percentage ownership represented by such capital stock or other equity ownership interest and the jurisdiction of incorporation or formation of such Marigold Subsidiary.

(d)     As of the date of this Agreement, Marigold does not hold any interests, either directly or indirectly, in any entities (other than the shares or other Equity Interests in the Subsidiaries of Marigold as set forth on Section 3.1(c) of the Marigold Disclosure Letter).

Section 3.2 Capitalization.

(a)     As of the date hereof, the authorized shares of capital stock of Marigold consists solely of (i) 400,000,000 shares of Marigold Voting Common Stock, (ii) 400,000,000 shares of Marigold Non-Voting Common Stock, and (iii) 50,000,000 shares of Preferred Stock, with no par value (“Marigold Preferred Stock”). As of the close of business on January 22, 2016 (the “Marigold Capitalization Date”), 128,367,294 shares of Marigold Voting Common Stock were issued and outstanding, no shares of Marigold Non-Voting Common Stock were issued and outstanding and no shares of Marigold Preferred Stock were issued and outstanding. There are no fractional shares of Marigold Voting Common Stock, Marigold Non-Voting Common Stock or Marigold Preferred Stock outstanding. From the close of business on the Marigold Capitalization Date through the date hereof, there have been no issuances of shares of capital stock of Marigold other than (i) issuances of shares of Marigold Voting Common Stock upon the conversion of shares of Marigold Non-Voting Common Stock or issuances of shares of Marigold Non-Voting Common Stock upon the conversion of shares of Marigold Voting Common Stock, or (ii) issuances of shares of Marigold Voting Common Stock pursuant to the exercise of Marigold Stock Options or the settlement of Marigold Equity Grants outstanding as of the Marigold Capitalization Date and in each case in accordance with their terms in effect at such time. As of the Marigold Capitalization Date, no shares of Marigold Voting Common Stock or Marigold Non-Voting Common Stock were owned, directly or indirectly, by Marigold or any of the Marigold Subsidiaries. All of the issued and outstanding shares of Marigold Voting Common Stock and, if applicable, Marigold Non-Voting Common Stock have been duly authorized and validly issued, are fully paid, nonassessable, and free of preemptive rights, and have been issued in compliance with all applicable securities Laws. Except as set forth in Section 3.2(b) of the Marigold Disclosure Letter and except for the conversion rights of holders of shares of Marigold Common Stock set forth in the Marigold Organizational Documents, as of the date of this Agreement, none of Marigold or any of the Marigold Subsidiaries has been or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the sale or issuance of any shares of capital stock or any other equity securities of Marigold or any rights to purchase or otherwise receive any shares of capital stock or any other equity securities of Marigold, or any securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such shares, interests or securities. Except as set forth in the second sentence of this Section 3.2(a) or Section 3.2(b) of the Marigold Disclosure Letter, as of the date of this Agreement, (i) there are no options, restricted stock or other equity-based awards issued by Marigold or any Marigold Subsidiary currently outstanding under the Marigold Benefit Plans or otherwise and (ii) Marigold does not have any Marigold Common Stock or other Equity Interests issued or outstanding. There are no outstanding bonds, debentures, notes or other Indebtedness of Marigold or any Marigold Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of capital stock of Marigold may vote. Except as set forth in Section 3.2(b) of the Marigold Disclosure Letter, there are no outstanding agreements or other obligations of Marigold or any of the Marigold Subsidiaries requiring the registration for sale of any shares of Marigold Voting Common Stock, Marigold Non-Voting Common Stock, Marigold Preferred Stock or other Equity Interests in Marigold or any of the Marigold Subsidiaries.

(b)     Section 3.2(b) of the Marigold Disclosure Letter sets forth, as of the Marigold Capitalization Date, the number of outstanding options to purchase shares of Marigold Voting Common Stock issued under the Marigold Incentive Plans (“Marigold Stock Options”), the number of outstanding restricted stock units with respect to shares of Marigold Voting Common Stock issued under the Marigold Incentive Plans (“Marigold RSUs”), the number of shares of restricted Marigold Voting Common Stock outstanding under the Marigold Incentive Plans (“Marigold Restricted Stock”), and the number of deferred stock units outstanding under the Marigold Deferred Compensation Plans (“Marigold DSUs”, and together with the Marigold Stock Options, Marigold RSUs and Marigold Restricted Stock, the “Marigold Equity Grants”). As of the close of business on the Marigold Capitalization Date, the weighted average exercise price of the Marigold Stock Options outstanding as of that date was $5.86 per share. Section 3.2(b) of the Marigold Disclosure Letter sets forth (x) with respect to each grant of Marigold Restricted Stock, the date of grant, the number of shares of Marigold Restricted Stock issued and any applicable vesting schedule, (y) with respect to each Marigold Stock Option, the date of grant, the number of shares of Marigold Voting Common Stock that are reserved with respect to such Marigold Stock Option and the exercise price thereof, the portion of each such Marigold Stock Option that is vested, any applicable vesting schedule and the expiration date, and (z) with respect to each grant of Marigold RSUs or Marigold DSUs, the grant date and the number of Marigold RSUs or Marigold DSUs outstanding and the number of shares of Marigold Voting Common Stock subject to issuance upon the vesting of such Marigold RSUs or Marigold DSUs. Since the close of business on the Marigold Capitalization Date, no Marigold Equity Grants have been issued, made or granted.

(c)     All of the issued and outstanding shares of capital stock or other equity ownership interests of each Marigold Subsidiary, other than the Marigold Sharing Companies, are owned by Marigold, either directly or through ownership of another wholly owned Marigold Subsidiary, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (“Liens”) (other than Permitted Liens), and all of such shares or equity ownership interests are duly authorized and validly issued, are fully paid, nonassessable, and free of preemptive rights and have been issued in compliance with all applicable securities Laws. None of Marigold or any of the Marigold Subsidiaries have been or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the sale or issuance of any shares of capital stock or any other equity security of any Marigold Subsidiary or any rights to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary, or any securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such securities. Marigold directly or indirectly owns that number and percentage of issued and outstanding shares of capital stock or other equity ownership interest of the Marigold Sharing Companies, free and clear of all Liens, as set forth on Section 3.2(c) of the Marigold Disclosure Letter.

Section 3.3 Authority; No Violation.

(a)     Marigold has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Marigold of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate actions on the part of Marigold. Except for the Required Marigold Vote, the calling of the Marigold Shareholder Meeting and the filing of the Virginia Plan of Merger with the VSCC, no corporate proceedings on the part of Marigold or vote, consent or approval of the Marigold Shareholders is necessary to approve this Agreement, the Virginia Plan of Merger or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Marigold and (assuming due authorization, execution and delivery by Montage and Merger Sub) constitutes the valid and binding obligation of Marigold, enforceable against Marigold in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies). On or prior to the date hereof, the Marigold Board adopted resolutions (i) determining that this Agreement, the Virginia Plan of Merger and the transactions contemplated hereby and thereby, including the Merger, are advisable, fair to, and in the best interests of, Marigold and the Marigold Shareholders, (ii) adopting the Virginia Plan of Merger, (iii) approving and declaring the advisability of this Agreement, the Virginia Plan of Merger and the transactions contemplated hereby and thereby, including the Merger, and (iv) subject to the terms and conditions of Section 6.10, recommending that the Marigold Shareholders vote to approve this Agreement and the Virginia Plan of Merger.

(b)     None of the execution and delivery of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Marigold with any of the terms or provisions hereof or thereof will (i) violate any provision of the Marigold Organizational Documents or (ii) assuming that the consents, approvals and filings referred to in clauses (i) through (iv) of Section 3.5 are duly obtained and/or made, (A) violate any Law or Order applicable to Marigold, any of the Marigold Subsidiaries or any of their respective properties or assets, (B) violate, conflict with, require any consent under, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or change adversely any right or obligation under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other binding instrument or obligation, whether written or unwritten (collectively, “Contracts”), to which Marigold or any of the Marigold Subsidiaries is a party, (C) result in the creation of any Lien (other than a Permitted Lien) upon any of the respective properties or assets of Marigold or any of the Marigold Subsidiaries or (D) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, the terms of the Mercury Merger Agreement, except, with respect to clauses (ii)(A), (ii)(B) and (ii)(C), as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Marigold.

Section 3.4 SEC Filings; Financial Statements.

(a)     Since January 1, 2013, Marigold has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by Marigold with the SEC (the “Marigold SEC Documents”). As of their respective dates, the Marigold SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Marigold SEC Documents and, except to the extent that information contained in such Marigold SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Marigold SEC Document, none of Marigold SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)     The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in Marigold SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the consolidated financial position of Marigold and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Marigold and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material). Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of Marigold and its Subsidiaries. No financial statements of any Person are required by GAAP to be included in the consolidated financial statements of Marigold.

(c)     Marigold maintains, and at all times since January 1, 2014 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Marigold and its consolidated Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Marigold; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets that could have a material effect on the financial statements. Marigold’s management has completed an assessment of the effectiveness of Marigold’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2014, and, except as set forth in Marigold SEC Documents filed prior to the date of this Agreement, such assessment concluded that such controls were effective and Marigold’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that Marigold maintained effective internal control over financial reporting as of December 31, 2014. To the knowledge of Marigold, except as set forth in the Marigold SEC Documents filed prior to the date of this Agreement, since January 1, 2014, Marigold’s independent registered accountant has not identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Marigold; (2) any illegal act or fraud, whether or not material, that involves the management or other employees of Marigold; or (3) any claim or allegation regarding any of the foregoing.

(d)     Marigold maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in Marigold’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to Marigold’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of Marigold and the principal financial officer of Marigold to make the certifications required under the Exchange Act with respect to such reports. Marigold is in compliance in all material respects with all current listing and corporate governance requirements of NYSE.

(e)     None of Marigold or its consolidated Subsidiaries is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Marigold in any of Marigold’s published financial statements or other Marigold SEC Documents.

(f)     As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to Marigold SEC Documents. To the knowledge of Marigold, none of the Marigold SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of Marigold.

(g)     Each document required to be filed by Marigold with the SEC in connection with the transactions contemplated by this Agreement (the “Marigold Disclosure Documents”), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. Marigold Disclosure Documents, at the time of the filing of such Marigold Disclosure Documents or any supplement or amendment thereto and at the time of any distribution or dissemination thereof and at the time of the consummation of the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(i)     The information with respect to Marigold that Marigold provides to Montage in writing specifically for use in the proxy statement relating to the Montage Shareholder Meeting and the Marigold Shareholder Meeting jointly prepared by Montage and Marigold (including any amendment or supplement thereto or document incorporated by reference therein, the “Joint Proxy Statement/Prospectus”) that will be sent to the shareholders of Marigold in connection with the Marigold Shareholders’ meeting shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to shareholders of Marigold or at the time of Marigold Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(ii)     Notwithstanding the foregoing clauses (a) through (g) in Section 3.4, Marigold makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Montage or Merger Sub for inclusion or incorporation by reference in Marigold Disclosure Documents or the Joint Proxy Statement/Prospectus.

Section 3.5 Consents and Approvals. None of the execution and delivery of this Agreement, the Virginia Plan of Merger or the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by any of the parties to such agreements with any of the terms or provisions hereof or thereof will require Marigold or any of its Affiliates to make, deliver or obtain any notice or Permit with, to or from any court, administrative agency or commission or other governmental authority or instrumentality or applicable self-regulatory organization (each a “Governmental Entity”) prior to or as of the Effective Time in connection with the execution and delivery of this Agreement and any of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Virginia Plan of Merger and Articles of Merger and other appropriate merger documents required by the VSCC with, and acceptance of the Articles of Merger by, the VSCC pursuant to the VSCA, (ii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) the filing of the FCC Applications and obtaining the FCC Consent, together with any reports or informational filings required in connection therewith under the Communications Act and the FCC Rules, (iv) any filings under the Securities Act or the Exchange Act, including the Joint Proxy Statement/Prospectus, or pursuant to the rules of the NYSE or NASDAQ, and (v) any such notice or Permit the failure of which to make, deliver or obtain would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Marigold and would not be reasonably likely to prevent or materially delay the consummation by Marigold of the Merger.

Section 3.6 Broker’s Fees. Neither Marigold nor any Marigold Subsidiary has employed any broker, investment banker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees or other similar fees or commissions in connection with the Merger or other transactions contemplated by this Agreement or the other Transaction Documents, other than Goldman, Sachs & Co. and RBC Capital Markets, LLC, and the agreements with respect to such engagements have previously been made available to Montage.

Section 3.7 Absence of Certain Changes or Events. Between September 30, 2015 and the date hereof, (i) Marigold and the Marigold Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practices, and (ii) neither Marigold nor any of the Marigold Subsidiaries has taken any action that would require the consent of Montage pursuant to Section 5.2 had such action occurred after the date of this Agreement and prior to the Closing. Between September 30, 2015 and the date hereof, there has not been any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Marigold.

Section 3.8 Legal Proceedings. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Marigold, there are no (i) actions, claims, suits, arbitrations, investigations or proceedings (each, an “Action”) pending (or, to the Knowledge of Marigold, threatened) against Marigold or any of the Marigold Subsidiaries, or any of their respective properties, at law or in equity, or (ii) orders, judgments, injunctions, awards, stipulations, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity (collectively, “Orders”), against Marigold or any of the Marigold Subsidiaries or any of their respective properties.

Section 3.9 Taxes.

(a)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Marigold: (i) Marigold and each of the Marigold Subsidiaries have timely filed all Tax Returns that were required to be filed, and all such Tax Returns were correct and complete in all respects and prepared in compliance with applicable Laws; (ii) Marigold and each of the Marigold Subsidiaries have paid in full on a timely basis all Taxes due and payable, whether or not shown on any Tax Return, and have made adequate provision in accordance with GAAP on the Marigold SEC Documents for any Taxes not yet payable as of the respective dates of the Marigold SEC Documents; (iii) Marigold and each of its Subsidiaries have complied in all respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements), including with respect to payments made to any employee, independent contractor, creditor, stockholder or other third party, and have timely collected, deducted or withheld and paid over to the appropriate Governmental Entity all amounts required to be so collected, deducted or withheld and paid over in accordance with applicable Laws; (iv) there is no outstanding assessment or deficiency of Tax asserted in writing against Marigold or any of the Marigold Subsidiaries; (v) neither Marigold nor any of the Marigold Subsidiaries has been informed in writing by any jurisdiction where Marigold or a Marigold Subsidiary does not file Tax Returns that the jurisdiction believes that Marigold or the Marigold Subsidiary, as applicable, is or may be subject to taxation by that jurisdiction; (vi) there are no Liens with respect to Taxes upon any of the assets or properties of Marigold or any of the Marigold Subsidiaries, other than Permitted Liens; (vii) neither Marigold nor any of the Marigold Subsidiaries is a party to, is bound by or has an obligation under any Tax indemnity, Tax sharing, Tax allocation or similar agreement; and (viii) neither Marigold nor any of the Marigold Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period (or portion thereof) ending after the Closing Date as a result of any (A) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or non-U.S. Law) for a taxable period ending on or before the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (C) installment sale, intercompany transaction or open transaction disposition made or entered into on or prior to the Closing Date, (D) prepaid amount received on or prior to the Closing Date or (E) election by Marigold or any of the Marigold Subsidiaries under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law).

(b)     Neither Marigold nor any of the Marigold Subsidiaries: (i) has waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect; (ii) has requested any extension of time within which to file any Tax Return (other than routine extensions of not more than 6 months beyond the otherwise applicable due date), which Tax Return has not yet been filed; (iii) has executed or filed any power of attorney with any taxing authority, which is still in effect; (iv) has any liability for any Taxes of any Person (other than Marigold or the Marigold Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), as a transferee or successor, by contract or otherwise; or (v) is subject to a private letter ruling of the IRS or comparable rulings of any other taxing authority. No examination or audit of any Tax Return of Marigold or any of the Marigold Subsidiaries, or with respect to any Taxes due from Marigold or any of the Marigold Subsidiaries, by any taxing authority is in progress or threatened.

(c)     Marigold and each of the Marigold Subsidiaries have made available to Montage complete and accurate copies of all U.S. federal and applicable state and local income Tax Returns filed for taxable years ending on or after December 31, 2012.

(d)     Neither Marigold nor any of the Marigold Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Marigold).

(e)     Marigold has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(f)     Neither Marigold nor any of the Marigold Subsidiaries has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of Marigold or any of the Marigold Subsidiaries been distributed in a transaction to which Section 355 of the Code applies.

(g)     Neither Marigold nor any of the Marigold Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4, or any other “reportable transaction” within the meaning of such Treasury Regulation.

(h)     As of December 31, 2014, the Marigold consolidated group had net operating loss carryforwards of approximately $635 million for U.S. federal income Tax purposes (the “Marigold NOL Carryforwards”). None of the Marigold NOL Carryforwards is subject to any limitation under Treasury Regulation Sections 1.1502-15 or 1.1502-21. As of the date of this Agreement (x) the Marigold NOL Carryforwards are subject to limitation under Section 382 of the Code and (y) the limitations are such that substantially all of the Marigold NOL Carryforwards are expected to be available for use prior to their expiration.

Section 3.10 Employee Benefits.

(a)     Section 3.10(a) of the Marigold Disclosure Letter includes a complete list of all material Marigold Benefit Plans and all Material Marigold Employment Agreements.

(b)     With respect to each Marigold Benefit Plan, Marigold has delivered or made available to Montage a true, correct and complete copy of: (i) each writing constituting a part of such Marigold Benefit Plan; (ii) the current summary plan description, if any (in each case, whether or not required to be furnished under ERISA); (iii) the most recent annual financial report, if any; (iv) the most recent actuarial report, if any; (v) the most recent determination letter from the IRS, if any; (vi) each trust agreement, group annuity contract, group insurance contract, administrative service agreement, fidelity bond, and fiduciary liability insurance policy relating to any such Marigold Benefit Plan, if any; (vii) the most recent nondiscrimination test reports for each applicable Marigold Benefit Plan; and (viii) all material communications received in writing from or sent to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor, or any other Governmental Entity. Marigold has delivered or made available to Montage a correct and complete copy of each Material Marigold Employment Agreement.

(c)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Marigold, all contributions required to be made to any Marigold Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable prior to the Closing with respect to insurance policies funding any Marigold Benefit Plan have been, or by the Closing will have been, timely made or paid in full.

(d)     Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Marigold, (i) with respect to each Marigold Benefit Plan and Marigold Employment Agreement, Marigold and the Marigold Subsidiaries have complied, and are now in compliance, in all respects, with all provisions of ERISA, the Code and all Laws and regulations applicable to such Marigold Benefit Plans, (ii) each Marigold Benefit Plan and Marigold Employment Agreement has been administered in all respects in accordance with its terms, (iii) none of Marigold, the Marigold Subsidiaries, their respective ERISA Affiliates or any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the Marigold Benefit Plans or their related trusts, Marigold, any of the Marigold Subsidiaries, any of their respective ERISA Affiliates or any person that Marigold or any of the Marigold Subsidiaries or ERISA Affiliates has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA, and (iv) Marigold does not have any liability for any excise tax imposed by any Section of Chapter 43 of the Code.

(e)     Section 3.10(e) of the Marigold Disclosure Letter identifies each Marigold Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Marigold Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Marigold Qualified Plan and the related trust that has not been revoked or Marigold is entitled to rely on a favorable opinion issued by the IRS, and, to the Knowledge of Marigold, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Marigold Qualified Plan or the related trust that cannot be corrected without material liability to Marigold.

(f)     Section 3.10(f) of the Marigold Disclosure Letter lists each Marigold Benefit Plan that is subject to Title IV of ERISA or Section 412 or Section 430 of the Code (each, a “Marigold Pension Plan”). With respect to each Marigold Pension Plan, (i) such plan is not in “at risk status” as defined in Section 430(i) of the Code; and (ii) each such plan satisfies the minimum funding standards under Sections 412 and 302 of the Code and ERISA, respectively, and no waiver of such funding has been sought or obtained. No liability under Title IV of ERISA, Section 302 of ERISA or Section 412 or Section 430 of the Code has been or is reasonably expected to be incurred by Marigold or any of its ERISA Affiliates (other than for the payment of premiums), and there are no premium payments which have become due that are unpaid.

(g)     No Marigold Benefit Plan is a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”) and none of Marigold, the Marigold Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, (i) contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan or (ii) incurred, or reasonably expects to incur, any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan.

(h)     Marigold and the Marigold Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA and at no expense to Marigold and the Marigold Subsidiaries. No Marigold Benefit Plan is a “funded welfare plan” within the meaning of Section 419 of the Code. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Marigold, any Marigold Benefit Plan or Marigold Employment Agreement that provides deferred compensation that is subject to Section 409A of the Code has been operated and maintained in substantial compliance with, and the document(s) evidencing such plan substantially comply with, Section 409A of the Code, including all guidance and regulations issued thereunder.

(i)     Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of Marigold or any of the Marigold Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, or (iv) result in any payment or benefit that will or may be made by Marigold or the Marigold Subsidiaries that may be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from Marigold or any of the Marigold Subsidiaries as a result of the imposition of the excise taxes required by section 4999 of the Code or any taxes required by section 409A of the Code.

(j)     Section 3.10(j) of the Marigold Disclosure Letter contains a true and complete list of all collective bargaining agreements, memoranda of understanding or other tariff, trade, union, collective or similar agreements or arrangements to which Marigold or any of the Marigold Subsidiaries is a party or to which any of their current or former employees is subject (collectively, the “Marigold Labor Agreements”). Marigold has provided or made available to Montage true and complete copies of each Marigold Labor Agreement. No material labor strike or organized work stoppage against Marigold or any of the Marigold Subsidiaries has occurred during the past two (2) years, is currently occurring, or, to the Knowledge of Marigold, is threatened. There are no material disputes pending or, to the Knowledge of Marigold, threatened, between Marigold or any of the Marigold Subsidiaries and any of their employees, directors, consultants or independent contractors. No labor organization or group of employees of Marigold or any of the Marigold Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Marigold, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of Marigold, there are no current union organization activities or representation questions involving employees, of Marigold or any of the Marigold Subsidiaries.

(k)     Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Marigold, each of Marigold and the Marigold Subsidiaries is in compliance with all Marigold Labor Agreements and applicable Laws respecting employment and employment practices, immigration, terms and conditions of employment, discrimination, workers’ compensation, wages and hours, the collection and payment of withholding or social security taxes, and occupational safety and health.

(l)     Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Marigold, none of Marigold or any of the Marigold Subsidiaries has any liability with respect to any misclassification of any person as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages (as an employee) paid by Marigold or any of the Marigold Subsidiaries (each, a “Marigold Contingent Worker”) and no Marigold Contingent Worker has been improperly excluded from any Marigold Benefit Plan.

(m)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Marigold, there are no pending or, to the Knowledge of Marigold, threatened, actions, suits or claims with respect to any Marigold Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Marigold Benefit Plan), other than ordinary course claims for benefits brought by participants or beneficiaries. There are no audits, inquiries or proceedings pending or, to the Knowledge of Marigold, threatened, by the IRS, Department of Labor, or other Governmental Entity with respect to any Marigold Benefit Plan.

Section 3.11 Compliance with Law; Permits.

(a)     Marigold and each of the Marigold Subsidiaries is in compliance with and since January 1, 2013, has been in compliance with and is not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, award or agency requirement of or undertaking to or agreement with any Governmental Entity (collectively, “Laws” and each, a “Law”) applicable to any of them or any of their applicable businesses or operations (other than Tax Laws, which are the subject of Section 3.9), except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Marigold.

(b)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Marigold, (i) Marigold and the Marigold Subsidiaries have all Permits that are reasonably necessary to enable Marigold and the Marigold Subsidiaries to carry on their businesses as they are now being conducted, (ii) all such Permits are in full force and effect, and (iii) Marigold and the Marigold Subsidiaries are not in violation or breach of, or default under, any of the terms and conditions of its Permits.

(c)     Marigold or the Marigold Subsidiaries identified on Section 3.11(c) of the Marigold Disclosure Letter, as the case may be, are the holders of the Marigold Station Licenses, which constitute all of the Marigold FCC Licenses material to the business and operation of the Marigold Stations. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Marigold, the Marigold Station Licenses are in effect in accordance with their terms and have not been revoked, suspended, canceled, rescinded, terminated or expired. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Marigold, Marigold and the Marigold Subsidiaries (i) operate each Marigold Station and have operated each Marigold Station in compliance with the Communications Act and the FCC Rules and the applicable Marigold Station Licenses, (ii) have timely filed all material registrations and reports required to have been filed with the FCC relating to the Marigold Station Licenses (which registrations and reports were accurate in all material respects as of the time such registrations and reports were filed), (iii) have paid or caused to be paid all FCC regulatory fees due in respect of each Marigold Station, and (iv) have completed or caused to be completed the construction of all facilities or changes contemplated by any of the Marigold Station Licenses or construction Permits issued to modify the Marigold Station Licenses to the extent required to be completed as of the date hereof. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Marigold, to the Knowledge of Marigold, there are no material applications, petitions, proceedings, or other material actions, complaints or investigations, pending or threatened before the FCC relating to the Marigold Stations, other than proceedings affecting broadcast stations generally. Except as may be permitted by Section 6.3(e)(iii) or as listed in Section 3.11(c) of the Marigold Disclosure Letter, neither Marigold nor any of the Marigold Subsidiaries, nor any of the Marigold Stations, has entered into a tolling agreement or otherwise waived any statute of limitations relating to the Marigold Stations during which the FCC may assess any fine or forfeiture or take any other action or agreed to any extension of time with respect to any FCC investigation or proceeding as to which the statute of limitations time period so waived or tolled or the time period so extended remains open as of the date of this Agreement. There is not (i) pending, or, to the Knowledge of Marigold, threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any such Marigold FCC License (other than proceedings to amend the FCC Rules of general applicability) or (ii) issued or outstanding, by or before the FCC, any (A) order to show cause, (B) notice of violation, (C) notice of apparent liability or (D) order of forfeiture, in each case, against the Marigold Stations, Marigold or any Marigold Subsidiary with respect to the Marigold Stations that would reasonably be expected to result in any action described in the foregoing clause (i) with respect to such Marigold Station Licenses. The Marigold Station Licenses have been issued for the terms expiring as indicated on Section 3.11(c) of the Marigold Disclosure Letter and the Marigold Station Licenses are not subject to any material condition except for those conditions appearing on the face of the Marigold Station Licenses and conditions applicable to broadcast licenses generally or otherwise disclosed in Section 3.11(c) of the Marigold Disclosure Letter. Except as set forth in Section 3.11(c) of the Marigold Disclosure Letter, neither Marigold’s entry into this Agreement nor the consummation of the transactions contemplated hereby will require any grant or renewal of any waiver granted by the FCC applicable to Marigold or for any of the Marigold Stations.

Section 3.12 Certain Contracts.

(a)     Except for this Agreement and the Transaction Documents and any agreements contemplated hereby or thereby, as of the date hereof, neither Marigold nor any of the Marigold Subsidiaries is a party to or bound by:

(i)     any Contract relating to material Indebtedness of Marigold or any of the Marigold Subsidiaries (other than such Contracts between Marigold and its wholly owned Subsidiaries);

(ii)     any Contract under which Marigold or any of the Marigold Subsidiaries has directly, or indirectly, made any loan, capital contribution or other investment in, any Person (other than (w) any such Contract pursuant to which there are no outstanding obligations, (x) extensions of credit in the ordinary course of business, (y) investments in marketable securities in the ordinary course of business, and (z) investments by Marigold or its wholly owned Subsidiaries in wholly owned Subsidiaries of Marigold);

(iii)     any Contract that limits or purports to limit or restrict in any material respect the ability of Marigold or any of the Marigold Subsidiaries or Affiliates (including Montage and its Subsidiaries after the Merger) to compete in any business or geographic area;

(iv)     any material partnership, joint venture, limited liability company or similar Contract;

(v)     any Contract that is a local marketing agreement, joint sales agreement, shared services agreement or similar agreement;

(vi)     any Contract relating to Program Rights under which it would reasonably be expected that Marigold and the Marigold Subsidiaries would make annual payments of $500,000 or more during any twelve (12) month period or the remaining term of such Contract;

(vii)     any network affiliation Contract or similar Contract;

(viii)     any Contract relating to cable or satellite transmission or retransmission with MVPDs with more than 50,000 paid subscribers with respect to each Marigold Station;

(ix)     any material Barter Agreement;

(x)     any material Contract with a Governmental Entity;

(xi)     any Contract for the acquisition, sale, lease or license of any material business or properties or assets of or by Marigold or any of the Marigold Subsidiaries outside of the ordinary course of business (by merger, purchase or sale of assets or stock) entered into since July 1, 2012 or any Contract for any acquisition of any material business or properties or assets by Marigold or any of the Marigold Subsidiaries pursuant to which Marigold or any of the Marigold Subsidiaries has any outstanding “earn-out” or other obligation to pay consideration;

(xii)     any Contract governing a Marigold Related Party Transaction;

(xiii)     any Contract that would be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) of Marigold;

(xiv)     any registration rights agreements with respect to securities of Marigold;

(xv)     any channel sharing agreement with a third party or parties with respect to the sharing of Spectrum for the operation of two or more separately owned television stations after the conclusion of the FCC Broadcast Incentive Auction; or

(xvi)     any other Contract or series of related Contracts under which it would reasonably be expected that Marigold and the Marigold Subsidiaries would receive or make annual payments of $1,000,000 or more during any twelve (12) month period or the remaining term of such Contract;

(the Contracts of the type described in clauses (i) through (xv) above being referred to herein as the “Marigold Material Contracts”). Each Marigold Material Contract (including all amendments and supplements thereto) as in effect as of the date hereof is listed on Section 3.12(a) of the Marigold Disclosure Letter and has heretofore been made available to Montage.

(b)     With respect to each of the Marigold Material Contracts, (i) except to the extent it has expired in accordance with its terms, such Marigold Material Contract is valid and binding on Marigold or the Marigold Subsidiaries, as applicable (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies), (ii) none of Marigold or any of the Marigold Subsidiaries or, to the Knowledge of Marigold, any other party to such Marigold Material Contract, is in material breach or material violation of, or in material default under, such Marigold Material Contract, and (iii) to the Knowledge of Marigold, no event has occurred which would result in such a material breach or material violation of, or a material default under, such Marigold Material Contract.

Section 3.13 Undisclosed Liabilities. Neither Marigold nor any of the Marigold Subsidiaries has any Liabilities, except for (i) those Liabilities that are reflected, accrued or reserved against in the consolidated balance sheet (or fairly summarized in the notes thereto) of Marigold included in Marigold’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015 publicly filed with the SEC prior to the date hereof, (ii) Liabilities incurred in connection with (x) this Agreement and the transactions contemplated hereby and (y), subject to Section 3.26, the Mercury Merger Agreement and the transactions contemplated thereby, (iii) Liabilities incurred in the ordinary course since September 30, 2015, (iv) Liabilities under the terms of any Contracts (excluding any Liabilities arising from breaches of any such Contracts), Permits or applicable Law binding on Marigold or any of the Marigold Subsidiaries, and (v) Liabilities which, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Marigold.

Section 3.14 Property.

(a)     Section 3.14(a) of the Marigold Disclosure Letter identifies, as of the date hereof:

(i)     All material real properties (by name and location) owned by Marigold or any Marigold Subsidiary (the “Marigold Owned Property”);

(ii)     all material leases, subleases and occupancy agreements for real properties and interests in real properties leased, subleased, occupied or operated by Marigold or any Marigold Subsidiary as lessee, sublessee or occupant (such properties, the “Marigold Leased Property” and such leases, subleases and occupancy agreements, the “Marigold Lessee Agreements”). The Marigold Owned Property and the Marigold Leased Property are referred to herein collectively as the “Marigold Real Property”; and

(iii)     all material leases, subleases and occupancy agreements for Marigold Real Property to which Marigold or any Marigold Subsidiary is a party as lessor, sublessor or other party granting an occupancy right (the “Marigold Lessor Agreements”). Each Marigold Lessee Agreement and Marigold Lessor Agreement (including all amendments and supplements thereto) as in effect on the date hereof has heretofore been made available to Montage.

(b)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Marigold, (i) (x) Marigold or the Marigold Subsidiaries have good and marketable title to the Marigold Owned Property, and a valid leasehold interest in, subleasehold interest in, or other occupancy right with respect to, the Marigold Leased Property, sufficient to allow each of Marigold and the Marigold Subsidiaries to conduct their business as currently conducted, and (y) there are no existing, pending, or to the Knowledge of Marigold, threatened condemnation, eminent domain or similar proceedings affecting any of the Marigold Real Property, and (ii) with respect to each of the Marigold Lessee Agreements and Marigold Lessor Agreements, (x) such Marigold Lessee Agreement or Marigold Lessor Agreement is valid and binding on Marigold or the Marigold Subsidiaries, as applicable, (y) none of Marigold or any of the Marigold Subsidiaries or, to the Knowledge of Marigold, any other party to such Marigold Lessee Agreement or Marigold Lessor Agreement, is in breach or violation of, or in default under, such Marigold Lessee Agreement or Marigold Lessor Agreement and (z) to the Knowledge of Marigold, no event has occurred which would result in such a breach or violation of, or a default under, such Marigold Lessee Agreement or Marigold Lessor Agreement.

(c)     Each of Marigold and the Marigold Subsidiaries, in respect of all of its properties, assets and other rights that do not constitute the Marigold Real Property (other than Intellectual Property), (i) has valid title to all such properties, assets and other rights reflected in its books and records as owned by it free and clear of all Liens (other than Permitted Liens) and (ii) owns, has valid leasehold interests in or valid contractual rights to use, in all material respects, all of such properties, assets and other rights, tangible and intangible (other than Intellectual Property) used by its business, in each case, except for Permitted Liens.

Section 3.15 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Marigold, (i) Marigold and each of the Marigold Subsidiaries (1) is in compliance in all respects with all applicable Environmental Laws and (2) has obtained all Environmental Permits necessary for their operations as currently conducted, each of which is valid and in good standing, and has timely made all appropriate filings for issuance of such Environmental Permits; (ii) there have been no Releases of any Hazardous Materials at any real property currently owned, leased, operated or controlled by Marigold or any of the Marigold Subsidiaries or, to the Knowledge of Marigold, at any real property formerly owned, leased, operated or controlled by Marigold or any of the Marigold Subsidiaries, in each case, that are reasonably likely to impose liability or other obligations on Marigold or any of the Marigold Subsidiaries under any Environmental Laws for any investigation, corrective action, remediation or monitoring with respect to such Releases; (iii) there are no Environmental Claims pending or, to the Knowledge of Marigold, threatened against Marigold or any of the Marigold Subsidiaries; (iv) neither Marigold nor any of the Marigold Subsidiaries is party to any agreement, order, judgment, or decree by or with any Governmental Entity or third party imposing any liability or obligation on Marigold or any Marigold Subsidiary under any Environmental Law; and (v) neither Marigold nor any of the Marigold Subsidiaries has retained or assumed, either contractually or by operation of law, any liability or obligation that could reasonably be expected to form the basis of any Environmental Claim, or any liability under any Environmental Law, against Marigold or any of the Marigold Subsidiaries.

Section 3.16 State Takeover Laws. Assuming the accuracy of the representation and warranty set forth in Section 4.24, the Marigold Board has taken all action required to be taken by the Marigold Board to exempt this Agreement and the transactions contemplated hereby, including the Merger, from any applicable takeover or anti-takeover statute (“Takeover Statutes”) under the VSCA, including the provisions of Articles 14 and 14.1 of the VSCA, and, to Marigold’s knowledge, there are no other Takeover Statutes applicable to this Agreement or the Merger.

Section 3.17 Insurance. Marigold has made available to Montage copies of all material insurance policies covering the assets, businesses, equipment, properties, operations, employees, officers and directors of Marigold and the Marigold Subsidiaries as of the date of this Agreement, a list of which is set forth on Section 3.17 of the Marigold Disclosure Letter. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Marigold, each such policy is in full force and effect and enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies). All premiums payable under all such policies have been paid or accrued, when due or within applicable grace periods, and Marigold and the Marigold Subsidiaries are otherwise in compliance in all material respects with the terms and conditions of all such policies.

Section 3.18 Intellectual Property.

(a)     Section 3.18(a) of the Marigold Disclosure Letter sets forth a true, correct and complete list of patents, trademarks (including service marks and domain names), and copyrights that are owned by and material to Marigold or the Marigold Subsidiaries and that are registered or subject to pending applications for registration. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Marigold, Marigold or the Marigold Subsidiaries own all right, title and interest in and to, free of all Liens other than Permitted Liens, or have a right to use, all Intellectual Property necessary for the conduct of the businesses of Marigold and the Marigold Subsidiaries taken as a whole as conducted as of the date of this Agreement (the “Marigold IP”). To the Knowledge of Marigold, (i) each material registration included in Marigold IP and set forth in Section 3.18(a) of the Marigold Disclosure Letter is valid and enforceable and (ii) each material registration and material pending application for registration included in Marigold IP and set forth in Section 3.18(a) of the Marigold Disclosure Letter is subsisting.

(b)     To the Knowledge of Marigold, (i) no Marigold IP owned by Marigold or a Marigold Subsidiary is being infringed, misappropriated or otherwise violated by any third party, and (ii) neither Marigold nor any Marigold Subsidiary is infringing, misappropriating or otherwise violating any Intellectual Property owned by any third party, in each case with respect to clauses (i) and (ii), except as would not, individually or in the aggregate, reasonably be expected to result in material liability for Marigold or any Marigold Subsidiary. Marigold and the Marigold Subsidiaries have complied in all material respects with all applicable requirements in Section 512 of Title 17 of the United States Code to qualify for a limitation on liability for copyright infringement. To the Knowledge of Marigold, (A) neither Marigold nor any Marigold Subsidiary has received notice of any claim alleging that Marigold or any Marigold Subsidiary is infringing, misappropriating or otherwise violating any Intellectual Property owned by any third party during the past year, and (B) there are no claims against Marigold or any Marigold Subsidiary presently pending, or threatened, alleging infringement, misappropriation or other violation of any third-party Intellectual Property. Neither Marigold nor any Marigold Subsidiary is a party to any outstanding Order that restricts, in a way material to the business of Marigold and the Marigold Subsidiaries, the use or ownership of any Marigold IP owned or purported to be owned by Marigold or any Marigold Subsidiary, and, to the Knowledge of Marigold, neither Marigold nor any Marigold Subsidiary is otherwise subject to any such outstanding Order.

(c)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Marigold, to the Knowledge of Marigold, there is no pending, or threatened in writing, claim or dispute regarding or disputing the ownership, registrability or enforceability, or use by Marigold or any Marigold Subsidiary, of any Marigold IP owned or purported to be owned by Marigold or a Marigold Subsidiary, excluding any office actions issued by a relevant Governmental Entity in the ordinary course of prosecution of any applications for registration of any Intellectual Property.

(d)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Marigold, with respect to each work of authorship published or otherwise distributed by Marigold or a Marigold Subsidiary, Marigold or a Marigold Subsidiary is party to a written agreement pursuant to which Marigold or a Marigold Subsidiary is the owner of the copyright in such work of authorship or is otherwise granted sufficient rights under the copyright in such work of authorship to permit all past, current and contemplated use thereof by Marigold and the Marigold Subsidiaries.

Section 3.19 Related Party Transactions. Except for Contracts, transactions and other arrangements that are solely among Marigold and its wholly owned Subsidiaries, or that relate solely to director or employee compensation and/or benefits in the ordinary course of business, no (x) officer or director of Marigold or any of the Marigold Subsidiaries, or (y) to the Knowledge of Marigold, Affiliate of Marigold or any of such Affiliate’s Subsidiaries, or officer or director of such Affiliate, (i) is a party to any Contract, transaction or other arrangement with Marigold or any of the Marigold Subsidiaries or has any interest in any property or asset of Marigold or any of the Marigold Subsidiaries, or (ii) to the Knowledge of Marigold, beneficially owns a controlling Equity Interest in a party of the type described in clause (i) above, in the case of clause (i) and (ii), that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Marigold SEC Documents (any Contract, transaction or other arrangement of the type described in the preceding sentence, a “Marigold Related Party Transaction”).

Section 3.20 Certain Business Practices. Since December 31, 2014, none of Marigold, any of the Marigold Subsidiaries, and, to the Knowledge of Marigold, any director, officer, employee or agent of Marigold or any of the Marigold Subsidiaries with respect to any matter relating to Marigold or any of the Marigold Subsidiaries, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Marigold.

Section 3.21 Vote Required. The affirmative vote of the holders of a majority of all votes cast, by holders of shares of Marigold Voting Common Stock, at a meeting at which a quorum of the Marigold Voting Common Stock exists, is the only vote of the holders of any class or series of shares of capital stock of Marigold necessary to approve this Agreement and the Virginia Plan of Merger (the “Required Marigold Vote”).

Section 3.22 MVPD Matters. Section 3.22 of the Marigold Disclosure Letter contains, as of the date hereof, a list of all retransmission consent agreements with MVPDs with more than 50,000 paid subscribers with respect to each Marigold Station. To the Knowledge of Marigold, Marigold or the applicable Marigold Subsidiaries have entered into retransmission consent agreements with respect to each MVPD with more than 25,000 paid subscribers in any of the Marigold Stations’ Markets. Since December 31, 2014 and until the date hereof, (x) no such MVPD has provided written notice to Marigold or any Marigold Subsidiary of any material signal quality issue or has failed to respond to a request for carriage or, to the Knowledge of Marigold, sought any form of relief from carriage of a Marigold Station from the FCC, (y) neither Marigold nor any Marigold Subsidiary has received any written notice from any such MVPD of such MVPD’s intention to delete a Marigold Station from carriage or to change such Marigold Station’s channel position and (z) neither Marigold nor any Marigold Subsidiary has received written notice of a petition seeking FCC modification of any Market in which a Marigold Station is located.

Section 3.23 Opinion of Financial Advisor. The Marigold Board has received the separate oral opinions of Goldman, Sachs & Co. and RBC Capital Markets LLC (each to be confirmed by delivery of a written opinion) to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and matters set forth in the applicable written opinion, the Marigold Merger Consideration to be received by holders of Marigold Voting Common Stock in the Merger is fair from a financial point of view to such holders. Marigold will, following the execution of this Agreement, make available to Montage, solely for informational purposes, a signed copy of each such opinion.

Section 3.24 Marigold Ownership of Montage Capital Stock. As of the date hereof, neither Marigold nor any Marigold Subsidiary nor any “affiliate” or “associate” of Marigold is an “interested stockholder” (as such terms are defined in Section 203 of the DGCL) of Montage. During the three (3) year period prior to the date of this Agreement, neither Marigold nor any Marigold Subsidiary nor any “affiliate” or “associate” of Marigold has been an “interested stockholder” (as such terms are defined in Section 203 of the DGCL) of Montage.

Section 3.25 Marigold Sharing Companies. Montage acknowledges that Marigold neither controls, nor necessarily has knowledge concerning the operations of, the Marigold Sharing Companies. Accordingly, the information provided in the Marigold Disclosure Letter respecting the Marigold Sharing Companies may be incomplete or inaccurate, but solely as a matter of contract risk allocation, and taking into account the materiality qualifiers set forth therein, Marigold has nevertheless agreed to make the representations and warranties respecting the Marigold Sharing Companies on the condition that Montage acknowledge the limited amount of information available to Marigold respecting the Marigold Sharing Companies.

Section 3.26 Mercury Merger Agreement. The Mercury Merger Agreement has been validly terminated. Marigold has complied in all material respects with the Mercury Merger Agreement, and, except as set forth in Section 8.2 of the Mercury Merger Agreement, has no continuing obligations under the Mercury Merger Agreement. Marigold has provided Montage with a true and complete copy of the Mercury Merger Agreement and the “Montage Disclosure Letter” (as defined in the Mercury Merger Agreement) delivered to Mercury at the time of the signing of the Mercury Merger Agreement, including all schedules, annexes and exhibits thereto. Neither Marigold nor any of the Marigold Subsidiaries is a party to any agreement providing for the selling, divesting, holding separate or otherwise conveying of any assets of Marigold or any of the Marigold Subsidiaries (or any other transaction ancillary to the Mercury Merger Agreement) that was entered into in connection with the Mercury Merger Agreement.

Section 3.27 No Other Marigold Representations and Warranties. Except for the representations and warranties made by Marigold in this Article III (as qualified by the applicable items disclosed in the Marigold Disclosure Letter) or in any other Transaction Documents, neither Marigold nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Marigold or the Marigold Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Marigold or the Marigold Subsidiaries or any other matter furnished or provided to Montage or made available to Montage in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby. Marigold and the Marigold Subsidiaries disclaim any other representations or warranties, whether made by the Marigold Shareholders, Marigold, any Marigold Subsidiary or any of their respective Affiliates, officers, directors, employees, agents or Representatives. Except for the representations and warranties contained in this Article III (as qualified by the applicable items disclosed in the Marigold Disclosure Letter), Marigold and its Affiliates hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Montage or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Montage by any director, officer, employee, agent, consultant, or representative of the Marigold Shareholders, Marigold, any Marigold Subsidiary or any of their respective Affiliates). Montage acknowledges and agrees that, except for the representations and warranties made by Marigold in this Article III (as qualified by the applicable items disclosed in the Marigold Disclosure Letter) or in any other Transaction Document, neither Marigold nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Marigold or the Marigold Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Marigold or the Marigold Subsidiaries or any other matter furnished or provided to Montage or made available to Montage in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby. Montage specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Marigold and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

Article IV

REPRESENTATIONS AND WARRANTIES OF MONTAGE

Except (a) as specifically disclosed in a correspondingly numbered section of the disclosure letter (the “Montage Disclosure Letter”) delivered by Montage to Marigold prior to the execution of this Agreement (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Montage Disclosure Letter shall be deemed disclosed with respect to any section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face), or (b) as disclosed in the Montage SEC Documents publicly filed with the SEC after December 31, 2013 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), Montage hereby represents and warrants to Marigold as follows:

Section 4.1 Corporate Organization.

(a)     Montage is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia. Montage has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, except where the failure to have such power or authority or to be so licensed or qualified would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Montage.

(b)     Complete copies of the articles of incorporation and bylaws of Montage (the “Montage Organizational Documents”), as in effect as of the date of this Agreement, have previously been made available to Marigold.

(c)     Each of the Montage Subsidiaries (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate or comparable power and authority to own or lease its properties and assets and to carry on its business as now conducted, in each case, except where the failure to be so duly organized, validly existing, duly licensed or qualified or to have such power or authority would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Montage. Section 4.1(c) of the Montage Disclosure Letter sets forth as of the date of this Agreement the name of each Montage Subsidiary, the percentage ownership represented by such capital stock or other equity ownership interest and the jurisdiction of incorporation or formation of such Montage Subsidiary.

(d)     Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement (including the Transaction Financing), Merger Sub has not, and will not have prior to the Effective Time, incurred, directly or indirectly through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

(e)     As of the date of this Agreement, Montage does not hold any interests, either directly or indirectly, in any other entities (other than the shares or other Equity Interests in Subsidiaries of Montage as set forth on Section 4.1(c) of the Montage Disclosure Letter).

Section 4.2 Capitalization.

(a)     As of the date of this Agreement, the authorized capital stock of Montage consists solely of 200,000 shares of Montage Preferred Stock, 100,000,000 shares of Montage Class A Common Stock, 20,000,000 shares of Montage Class B Common Stock and 5,000,000 shares of Montage Class C Common Stock. As of the close of business on January 22, 2016 (the “Montage Capitalization Date”), 31,621,369 shares of Montage Class A Common Stock were issued (30,652,804 outstanding and 968,565 held in treasury) and no shares of (i) Montage Class B Common Stock, (ii) Montage Class C Common Stock or (iii) Montage Preferred Stock were issued and outstanding. There are no fractional shares of Montage Class A Common Stock, Montage Class B Common Stock, Montage Class C Common Stock or Montage Preferred Stock outstanding. From the close of business on the Montage Capitalization Date through the date hereof, there have been no issuances of shares of capital stock of Montage other than (i) issuances of shares of Montage Class A Common Stock upon the conversion of shares of Montage Class C Common Stock or issuances of shares of Montage Class C Common Stock upon the conversion of shares of Montage Class A Common Stock, or (ii) issuances of shares of Montage Class A Common Stock pursuant to the exercise of Montage Stock Options or the settlement of Montage Equity Grants outstanding as of the Montage Capitalization Date and in accordance with their terms in effect at such time. As of the Montage Capitalization Date, no shares of Montage Class A Common Stock, Montage Class B Common Stock, Montage Class C Common Stock or Montage Preferred Stock were owned, directly or indirectly, by Montage or any of the Montage Subsidiaries. All of the issued and outstanding shares of Montage Class A Common Stock have been duly authorized and validly issued, are fully paid, nonassessable, and free of preemptive rights, and have been issued in compliance with all applicable securities Laws. The shares of Montage Class A Common Stock to be issued pursuant to the Merger, when issued to the Marigold Shareholders pursuant to this Agreement, shall be validly issued, fully paid, non-assessable and free and clear of any Liens and shall not have been issued in violation of any preemptive rights. Except pursuant to this Agreement, except as set forth in Section 4.2(b) of the Montage Disclosure Letter and except for the conversion rights of holders of shares of Montage Common Stock set forth in the Montage Organizational Documents, as of the date of this Agreement, none of Montage or any of the Montage Subsidiaries has been or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the sale or issuance of any shares of capital stock or any other equity securities of Montage or any rights to purchase or otherwise receive any shares of capital stock or any other equity securities of Montage, or any securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such securities. Except as set forth in the second sentence of this Section 4.2(a) or Section 4.2(b) of the Montage Disclosure Letter, as of the date of this Agreement, (i) there are no options, restricted stock or other equity-based awards issued by Montage or any Montage Subsidiary currently outstanding under the Montage Benefit Plans or otherwise and (ii) Montage does not have any Montage Common Stock or other Equity Interests issued or outstanding. There are no outstanding bonds, debentures, notes or other Indebtedness of Montage or any Montage Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of capital stock of Montage may vote. Except as set forth in Section 4.2(b) of the Montage Disclosure Letter, there are no outstanding agreements or other obligations of Montage or any of the Montage Subsidiaries requiring the registration for sale of any shares of Montage Class A Common Stock, Montage Class B Common Stock, Montage Class C Common Stock, Montage Preferred Stock or other Equity Interests in Montage or any of the Montage Subsidiaries.

(b)     Section 4.2(b) of the Montage Disclosure Letter sets forth, as of the Montage Capitalization Date, the number of outstanding options to purchase shares of Montage Class A Common Stock issued under the Montage Incentive Plans (“Montage Stock Options”), the number of outstanding restricted stock units with respect to shares of Montage Class A Common Stock issued under the Montage Incentive Plans (“Montage RSUs” and together with the Montage Stock Options the “Montage Equity Grants”). As of the close of business on the Montage Capitalization Date, the weighted average exercise price of the Montage Stock Options outstanding as of that date was $21.54 per share. Section 4.2(b) of the Montage Disclosure Letter sets forth (x) with respect to each Montage Stock Option, the date of grant, the number of shares of Montage Class A Common Stock that are reserved with respect to such Montage Stock Option and the exercise price thereof, the portion of each such Montage Stock Option that is vested, any applicable vesting schedule and the expiration date, and (y) with respect to each grant of Montage RSUs, the grant date and the number of Montage RSUs outstanding. Since the close of business on the Montage Capitalization Date, no Montage Equity Grants have been issued, made or granted, except as expressly permitted by Section 5.3(b).

(c)     All of the issued and outstanding shares of capital stock or other equity ownership interests of each Montage Subsidiary, other than the Montage Sharing Companies, are owned by Montage, either directly or through ownership of another wholly owned Montage Subsidiary, free and clear of any Liens (other than Permitted Liens), and all of such shares or equity ownership interests are duly authorized and validly issued, are fully paid, nonassessable, and free of preemptive rights and have been issued in compliance with all applicable securities Laws. None of Montage or any Montage Subsidiary has been or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the sale or issuance of any shares of capital stock or any other equity security of any Montage Subsidiary or any rights to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary, or any securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such securities.

Section 4.3 Authority; No Violation.

(a)     Each of Montage and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Montage Board and the Board of Directors of Merger Sub. Except for the Required Montage Vote, the calling of the Montage Shareholder Meeting, the Merger Sub Shareholder Approval, and the filing of the Virginia Plan of Merger and the Articles of Merger and other appropriate merger documents required by the VSCA with the VSCC, no corporate proceedings on the part of Montage or Merger Sub or vote, consent or approval of the shareholders of Montage or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Montage, and Merger Sub and (assuming due authorization, execution and delivery by Marigold) constitutes the valid and binding obligation of each of Montage and Merger Sub, enforceable against each of Montage and Merger Sub in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies). On or prior to the date hereof, the Montage Board adopted resolutions (a) determining that this Agreement and the transactions contemplated hereby, including the Merger and the Montage Share Issuance are advisable, fair to, and in the best interests of, Montage and the Montage Shareholders, (b) approving the Montage Share Issuance, and (c) subject to the terms and conditions of Section 6.11 of this Agreement, recommending that the holders of shares of Montage Class A Common Stock vote to approve the Montage Share Issuance.

(b)     None of the execution and delivery of this Agreement or any of the Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Montage or Merger Sub with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Montage Organizational Documents or any provision of Merger Sub’s articles of incorporation or bylaws, or (ii) assuming that the consents, approvals and filings referred to in clauses (i) through (iv) of Section 4.5 are duly obtained and/or made, (A) violate any Law or Order applicable to Montage or Merger Sub or any of Montage’s other Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, require any consent under, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or change adversely any right or obligation under any of the terms, conditions or provisions of any Contracts to which Montage or any of the Montage Subsidiaries is a party, or (C) result in the creation of any Lien (other than a Permitted Lien) upon any of the respective properties or assets of Montage or any of the Montage Subsidiaries, except with respect to clause (ii) as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Montage.

Section 4.4 SEC Filings; Financial Statements.

(a)     Since January 1, 2013, Montage has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by Montage with the SEC (the “Montage SEC Documents”). As of their respective dates, the Montage SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Montage SEC Documents and, except to the extent that information contained in such Montage SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Montage SEC Document, none of the Montage SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)     The consolidated financial statements (including any related notes and schedules) of Montage contained or incorporated by reference in Montage SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the consolidated financial position of Montage and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Montage and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material). Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of Montage and its Subsidiaries. No financial statements of any Person are required by GAAP to be included in the consolidated financial statements of Montage.

(c)     Montage maintains, and at all times since January 1, 2014 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Montage and its consolidated Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Montage; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets that could have a material effect on the financial statements. Montage’s management has completed an assessment of the effectiveness of Montage’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2014, and, except as set forth in Montage SEC Documents filed prior to the date of this Agreement, such assessment concluded that such controls were effective and Montage’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that Montage maintained effective internal control over financial reporting as of December 31, 2014. To the knowledge of Montage, except as set forth in the Montage SEC Documents filed prior to the date of this Agreement, since January 1, 2014, Montage’s independent registered accountant has not identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Montage; (2) any illegal act or fraud, whether or not material, that involves the management or other employees of Montage; or (3) any claim or allegation regarding any of the foregoing.

(d)     Montage maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in Montage’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to Montage’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of Montage and the principal financial officer of Montage to make the certifications required under the Exchange Act with respect to such reports. Montage is in compliance in all material respects with all the applicable rules and regulations of NASDAQ.

(e)     None of Montage or its consolidated Subsidiaries is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Montage in any of Montage’s published financial statements or other Montage SEC Documents.

(f)     As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to Montage SEC Documents. To the knowledge of Montage, none of the Montage SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of Montage.

(g)     Each document required to be filed by Montage with the SEC in connection with the transactions contemplated by this Agreement (the “Montage Disclosure Documents”), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. Montage Disclosure Documents, at the time of the filing of such Montage Disclosure Documents or any supplement or amendment thereto and at the time of any distribution or dissemination thereof and at the time of the consummation of the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(i)     The information with respect to Montage that Montage provides specifically for use in the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to shareholders of Montage or at the time of the Montage Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(ii)     Notwithstanding the foregoing clauses (a) through (g) in Section 4.4, Montage makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Marigold for inclusion or incorporation by reference in Montage Disclosure Documents or the Joint Proxy Statement/Prospectus.

Section 4.5 Consents and Approvals. None of the execution and delivery of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by any of the parties to such agreements with any of the terms or provisions hereof or thereof will require Montage or any of its Affiliates to make, deliver or obtain any notice or Permit with, to or from any Governmental Entity prior to or as of the Effective Time in connection with the execution and delivery of this Agreement and any of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Virginia Plan of Merger and Articles of Merger and other appropriate merger documents required by the VSCA with and the acceptance of the Articles of Merger by the VSCC, (ii) any notices or filings under the HSR Act, (iii) the filing of the FCC Applications and obtaining the FCC Consent, together with any reports, or informational filings required in connection therewith under the Communications Act and the FCC Rules, (iv) any filings under the Securities Act and the Exchange Act, including the Joint Proxy Statement/Prospectus and Form S-4, or pursuant to the rules of the NYSE or NASDAQ, and (v) any such notice or Permit the failure of which to make, deliver or obtain would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Montage and would not be reasonably likely to prevent or materially delay the consummation by Montage of the Merger.

Section 4.6 Broker’s Fees. Neither Montage nor any Montage Subsidiary has employed any broker, investment banker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees or other similar fees or commissions in connection with the Merger or other transactions contemplated by this Agreement or any other Transaction Documents, other than Montage’s Financial Advisor, and the agreement with respect to such engagement has previously been made available to Marigold.

Section 4.7 Absence of Certain Changes or Events. Between September 30, 2015 and the date hereof, (i) Montage and the Montage Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practices, and (ii) none of Montage or the Montage Subsidiaries has taken any action that would require the consent of Marigold pursuant to Section 5.3 had such action occurred after the date of this Agreement and prior to the Closing. Between September 30, 2015 and the date hereof, there has not been any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Montage.

Section 4.8 Legal Proceedings. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Montage, there are no (i) Actions pending (or, to the Knowledge of Montage, threatened) against Montage or any of the Montage Subsidiaries, or any of their respective properties, at law or in equity, or (ii) Orders against Montage or any of the Montage Subsidiaries or any of their respective properties.

Section 4.9 Taxes.

(a)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage: (i) Montage and each of the Montage Subsidiaries have timely filed all Tax Returns that were required to be filed, and all such Tax Returns were correct and complete in all respects and prepared in compliance with applicable Laws; (ii) Montage and each of the Montage Subsidiaries have paid in full on a timely basis all Taxes due and payable, whether or not shown on any Tax Return, and have made adequate provision in accordance with GAAP on the Montage SEC Documents for any Taxes not yet payable as of the respective dates of the Montage SEC Documents; (iii) Montage and each of its Subsidiaries have complied in all respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements), including with respect to payments made to any employee, independent contractor, creditor, stockholder or other third party, and have timely collected, deducted or withheld and paid over to the appropriate Governmental Entity all amounts required to be so collected, deducted or withheld and paid over in accordance with applicable Laws; (iv) there is no outstanding assessment or deficiency of Tax asserted in writing against Montage or any of the Montage Subsidiaries; (v) neither Montage nor any of the Montage Subsidiaries has been informed in writing by any jurisdiction where Montage or a Montage Subsidiary does not file Tax Returns that the jurisdiction believes that Montage or the Subsidiary, as applicable, is or may be subject to taxation by that jurisdiction; (vi) there are no Liens with respect to Taxes upon any of the assets or properties of Montage or any of the Montage Subsidiaries, other than Permitted Liens; (vii) neither Montage nor any of the Montage Subsidiaries is a party to, is bound by or has an obligation under any Tax indemnity, Tax sharing, Tax allocation or similar agreement; and (viii) neither Montage nor any of the Montage Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period (or portion thereof) ending after the Closing Date of as a result of any (A) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or non-U.S. Law) for a taxable period ending on or before the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (C) installment sale, intercompany transaction or open transaction disposition made or entered into on or prior to the Closing Date, (D) prepaid amount received on or prior to the Closing Date, or (E) election by Montage or any of the Montage Subsidiaries under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law).

(b)     Neither Montage nor any of the Montage Subsidiaries: (i) has waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect; (ii) has requested any extension of time within which to file any Tax Return (other than routine extensions of not more than 6 months beyond the otherwise applicable due date), which Tax Return has not yet been filed; (iii) has executed or filed any power of attorney with any taxing authority, which is still in effect; (iv) has any liability for any Taxes of any Person (other than Montage or the Montage Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), as a transferee or successor, by contract or otherwise; or (v) is subject to a private letter ruling of the IRS or comparable rulings of any other taxing authority. No examination or audit of any Tax Return of Montage or any of the Montage Subsidiaries, or with respect to any Taxes due from Montage or any of the Montage Subsidiaries, by any taxing authority is in progress or threatened.

(c)     Montage and each of the Montage Subsidiaries have made available to Marigold complete and accurate copies of all U.S. federal and applicable state and local income Tax Returns filed for taxable years ending on or after December 31, 2012.

(d)     Neither Montage nor any of the Montage Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is Montage).

(e)     Montage has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(f)     Neither Montage nor any of the Montage Subsidiaries has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of Montage or any of the Montage Subsidiaries been distributed in a transaction to which Section 355 of the Code applies.

(g)     Neither Montage nor any of the Montage Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4, or any other “reportable transaction” within the meaning of such Treasury Regulation.

(h)     As of December 31, 2014, the Montage consolidated group (including certain entities in which Montage is considered to have a controlling financial interest as VIEs for GAAP purposes). had net operating loss carryforwards of approximately $333 million for U.S. federal income Tax purposes (the “Montage Group NOL Carryforwards”). None of the Montage Group NOL Carryforwards is subject to limitation under Treasury Regulations Sections 1.1502-15 or 1.1502-21. As of the date of this Agreement (x) the Montage Group NOL Carryforwards are subject to limitation under Section 382 of the Code and (y) the limitations are such that substantially all of the Montage Group NOL Carryforwards are expected to be available for use prior to their expiration.

Section 4.10 Employee Benefits.

(a)     Reserved.

(b)     Reserved.

(c)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage, all contributions required to be made to any Montage Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable prior to the Closing with respect to insurance policies funding any Montage Benefit Plan have been, or by the Closing will have been, timely made or paid in full.

(d)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage, (i) with respect to each Montage Benefit Plan and Montage Employment Agreement, Montage and the Montage Subsidiaries have complied, and are now in compliance, in all respects, with all provisions of ERISA, the Code and all Laws and regulations applicable to such Montage Benefit Plans, (ii) each Montage Benefit Plan and Montage Employment Agreement has been administered in all respects in accordance with its terms, (iii) none of Montage, the Montage Subsidiaries, any of their respective ERISA Affiliates or any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the Montage Benefit Plans or their related trusts, Montage, any of the Montage Subsidiaries, any of their respective ERISA Affiliates or any person that Montage or any of the Montage Subsidiaries or ERISA Affiliates has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA, and (iv) Montage does not have any liability for any excise tax imposed by any Section of Chapter 43 of the Code.

(e)     The IRS has issued a favorable determination letter with respect to each Montage Qualified Plan and the related trust that has not been revoked or Montage is entitled to rely on a favorable opinion issued by the IRS, and, to the Knowledge of Montage, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Montage Qualified Plan or the related trust that cannot be corrected without material liability to Montage.

(f)     With respect to each Montage Pension Plan, (i) such plan is not in “at risk status” as defined in Section 430(i) of the Code; and (ii) each such plan satisfies the minimum funding standards under Sections 412 and 302 of the Code and ERISA, respectively, and no waiver of such funding has been sought or obtained. No liability under Title IV of ERISA, Section 302 of ERISA or Section 412 or Section 430 of the Code has been or is reasonably expected to be incurred by Montage or any of its ERISA Affiliates (other than for the payment of premiums, and there are no premium payments which have become due that are unpaid).

(g)     No Montage Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan and none of Montage, the Montage Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, (i) contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan or (ii) incurred, or reasonably expects to incur, any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan.

(h)     Montage and the Montage Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA and at no expense to Montage and the Montage Subsidiaries. No Montage Benefit Plan is a “funded welfare plan” within the meaning of Section 419 of the Code. Except as would not individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage, any Montage Benefit Plan or Montage Employment Agreement that provides deferred compensation that is subject to Section 409A of the Code has been operated and maintained in substantial compliance with, and the document(s) evidencing such plan substantially comply with, Section 409A of the Code, including all guidance and regulations issued thereunder.

(i)     Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of Montage or any of the Montage Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, or (iv) result in any payment or benefit that will or may be made by Montage or the Montage Subsidiaries that may be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from Montage or any of the Montage Subsidiaries as a result of the imposition of the excise taxes required by section 4999 of the Code or any taxes required by section 409A of the Code.

(j)     Montage has provided or made available to Marigold true and complete copies of each Montage Labor Agreement. No material labor strike or organized work stoppage against Montage or any of the Montage Subsidiaries has occurred during the past two (2) years, is currently occurring, or, to the Knowledge of Montage, is threatened. There are no material disputes pending or, to the Knowledge of Montage, threatened, between Montage or any of the Montage Subsidiaries and any of their employees, directors, consultants or independent contractors. No labor organization or group of employees of Montage or any of the Montage Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Montage, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of Montage, there are no current union organization activities or representation questions involving employees, of Montage or any of the Montage Subsidiaries.

(k)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage, each of Montage and the Montage Subsidiaries is in compliance with all Montage Labor Agreements and applicable Laws respecting employment and employment practices, immigration, terms and conditions of employment, discrimination, workers’ compensation, wages and hours, the collection and payment of withholding or social security taxes, and occupational safety and health.

(l)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage, none of Montage or any of the Montage Subsidiaries has any liability with respect to any misclassification of any person as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages (as an employee) paid by Montage or any of the Montage Subsidiaries (each, a “Montage Contingent Worker”) and no Montage Contingent Worker has been improperly excluded from any Montage Benefit Plan.

(m)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage, there are no pending or, to the Knowledge of Montage, threatened, actions, suits or claims with respect to any Montage Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Montage Benefit Plan), other than ordinary course claims for benefits brought by participants or beneficiaries. There are no audits, inquiries or proceedings pending or, to the Knowledge of Montage, threatened, by the IRS, Department of Labor, or other Governmental Entity with respect to any Montage Benefit Plan.

Section 4.11 Compliance with Law; Permits.

(a)     Montage and each of the Montage Subsidiaries is in compliance with and since January 1, 2013, has been in compliance with and is not in default under or in violation of any applicable Law applicable to any of them or any of their respective businesses or operations (other than Tax Laws, which are the subject of Section 4.9), except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage.

(b)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage, (i) Montage and the Montage Subsidiaries have all Permits that are reasonably necessary to enable Montage and the Montage Subsidiaries to carry on their businesses as they are now being conducted, (ii) all such Permits are in full force and effect, and (iii) Montage and the Montage Subsidiaries are not in violation or breach of, or default under, any of the terms and conditions of its Permits.

(c)     Montage or the Montage Subsidiaries identified on Section 4.11(c) of the Montage Disclosure Letter are the holders of the Montage Station Licenses, which constitute all of the Montage FCC Licenses material to the business and operation of the Montage Stations. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage, the Montage Station Licenses are in effect in accordance with their terms and have not been revoked, suspended, canceled, rescinded, terminated or expired. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage, Montage or the Montage Subsidiaries (i) operate each Montage Station and have operated each Montage Station in compliance with the Communications Act and the FCC Rules and the applicable Montage Station Licenses, (ii) have timely filed all material registrations and reports required to have been filed with the FCC relating to the Montage Station Licenses (which registrations and reports were accurate in all material respects as of the time such registrations and reports were filed), (iii) have paid or caused to be paid all FCC regulatory fees due in respect of each Montage Station, and (iv) have completed or caused to be completed the construction of all facilities or changes contemplated by any of the Montage Station Licenses or construction Permits issued to modify the Montage Station Licenses to the extent required to be completed as of the date hereof. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage, to the Knowledge of Montage, there are no material applications, petitions, proceedings, or other material actions, complaints or investigations, pending or threatened before the FCC relating to the Montage Stations, other than proceedings affecting broadcast stations generally. Except as may be permitted by Section 6.3(e)(iii) or as listed in Section 4.11(c) of the Montage Disclosure Letter, neither Montage, nor the Montage Subsidiaries, nor any of the Montage Stations, has entered into a tolling agreement or otherwise waived any statute of limitations relating to the Montage Stations during which the FCC may assess any fine or forfeiture or take any other action or agreed to any extension of time with respect to any FCC investigation or proceeding as to which the statute of limitations time period so waived or tolled or the time period so extended remains open as of the date of this Agreement. There is not (i) pending or, to the Knowledge of Montage, threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any such Montage FCC License (other than proceedings to amend the FCC Rules of general applicability) or (ii) issued or outstanding, by or before the FCC, any (A) order to show cause, (B) notice of violation, (C) notice of apparent liability, or (D) order of forfeiture, in each case, against the Montage Stations, Montage or any Montage Subsidiary with respect to the Montage Stations that would reasonably be expected to result in any action described in the foregoing clause (i) with respect to such Montage Station Licenses. The Montage Station Licenses have been issued for the terms expiring as indicated on Section 4.11(c) of the Montage Disclosure Letter and the Montage Station Licenses are not subject to any material condition except for those conditions appearing on the face of the Montage Station Licenses and conditions applicable to broadcast licenses generally or otherwise disclosed in Section 4.11(c) of the Montage Disclosure Letter. Except as set forth in Section 4.11(c) of the Montage Disclosure Letter, neither Montage’s entry into this Agreement nor the consummation of the transactions contemplated hereby will require any grant or renewal of any waiver granted by the FCC applicable to Montage or for any of the Montage Stations.

Section 4.12 Certain Contracts.

(a)     Except for this Agreement and the Transaction Documents and any agreements contemplated hereby or thereby, as of the date hereof, neither Montage nor any of the Montage Subsidiaries is a party to or bound by:

(i)     any Contract relating to material Indebtedness of Montage or any of the Montage Subsidiaries (other than such Contracts between Montage and its wholly owned Subsidiaries);

(ii)     any Contract under which Montage or any of the Montage Subsidiaries has directly, or indirectly, made any loan, capital contribution or other investment in, any Person (other than (w) any such Contract pursuant to which there are no outstanding obligations, (x) extensions of credit in the ordinary course of business, (y) investments in marketable securities in the ordinary course of business, and (z) investments by Montage or its wholly owned Subsidiaries in wholly owned Subsidiaries of Montage);

(iii)     any Contract that limits or purports to limit or restrict in any material respect the ability of Montage or any of the Montage Subsidiaries or Affiliates (including Marigold and the Marigold Subsidiaries after the Merger) to compete in any business or geographic area;

(iv)     any material partnership, joint venture, limited liability company or similar Contract;

(v)     any Contract that is a local marketing agreement, joint sales agreement, shared services agreement or similar agreement;

(vi)     any Contract relating to Program Rights under which it would reasonably be expected that Montage and the Montage Subsidiaries would make annual payments of $500,000 or more during any twelve (12) month period or the remaining term of such Contract;

(vii)     any network affiliation Contract or similar Contract;

(viii)     any Contract relating to cable or satellite transmission or retransmission with MVPDs with more than 50,000 paid subscribers with respect to each Montage Station;

(ix)     any material Barter Agreement;

(x)     any material Contract with a Governmental Entity;

(xi)     any Contract for the acquisition, sale, lease or license of any material business or properties or assets of or by Montage or any of the Montage Subsidiaries outside of the ordinary course of business (by merger, purchase or sale of assets or stock) entered into since July 1, 2012 or any Contract for any acquisition of any material business or properties or assets by Montage or any of the Montage Subsidiaries pursuant to which Montage or any of the Montage Subsidiaries has any outstanding “earn-out” or other obligation to pay consideration;

(xii)     any Contract governing a Montage Related Party Transaction;

(xiii)     any Contract that would be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) of Montage;

(xiv)     any registration rights agreements with respect to securities; of Montage;

(xv)     any channel sharing agreement with a third party or parties with respect to the sharing of Spectrum for the operation of two or more separately owned television stations after the conclusion of the FCC Broadcast Incentive Auction; or

(xvi)     any other Contract or series of related Contracts under which it would reasonably be expected that Montage and the Montage Subsidiaries would receive or make annual payments of $1,000,000 or more during any twelve (12) month period or the remaining term of such Contract;

(the Contracts of the type described in clauses (i) through (xv) above being referred to herein as the “Montage Material Contracts”). Each Montage Material Contract (including all amendments and supplements thereto) as in effect as of the date hereof is listed on Section 4.12(a) of the Montage Disclosure Letter and has heretofore been made available to Marigold.

(b)     With respect to each of the Montage Material Contracts, (i) except to the extent it has expired in accordance with its terms, such Montage Material Contract is valid and binding on Montage or the Montage Subsidiaries, as applicable (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies), (ii) none of Montage or any of the Montage Subsidiaries or, to the Knowledge of Montage, any other party to such Montage Material Contract, is in material breach or material violation of, or in material default under, such Montage Material Contract, and (iii) to the Knowledge of Montage, no event has occurred which would result in such a material breach or material violation of, or a material default under, such Montage Material Contract.

Section 4.13 Undisclosed Liabilities. Neither Montage nor any of the Montage Subsidiaries has any Liabilities, except for (i) those Liabilities that are reflected, accrued or reserved against in the consolidated balance sheet (or fairly summarized in the notes thereto) of Montage included in Montage’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015 publicly filed with the SEC prior to the date hereof, (ii) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby, (iii) Liabilities incurred in the ordinary course since September 30, 2015, (iv) Liabilities under the terms of any Contracts (excluding any Liabilities arising from breaches of any such Contracts), Permits or applicable Law binding on Montage or any of the Montage Subsidiaries, and (v) Liabilities which, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Montage.

Section 4.14 Property.

(a)     Reserved.

(b)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage, (i) (x) Montage or the Montage Subsidiaries have good and marketable title to the Montage Owned Property, and a valid leasehold interest in, subleasehold interest in, or other occupancy right with respect to, the Montage Leased Property, sufficient to allow each of Montage and the Montage Subsidiaries to conduct their business as currently conducted, and (y) there are no existing, pending, or to the Knowledge of Montage, threatened condemnation, eminent domain or similar proceedings affecting any of the Montage Real Property and (ii) with respect to each of the Montage Lessee Agreements and Montage Lessor Agreements, (x) such Montage Lessee Agreement or Montage Lessor Agreement is valid and binding on Montage or the Montage Subsidiaries, as applicable, (y) none of Montage or any of the Montage Subsidiaries or, to the Knowledge of Montage, any other party to such Montage Lessee Agreement or Montage Lessor Agreement, is in breach or violation of, or in default under, such Montage Lessee Agreement or Montage Lessor Agreement, and (z) to the Knowledge of Montage, no event has occurred which would result in such a breach or violation of, or a default under, such Montage Lessee Agreement or Montage Lessor Agreement.

(c)     Each of Montage and the Montage Subsidiaries, in respect of all of its properties, assets and other rights that do not constitute the Montage Real Property (other than Intellectual Property), (i) has valid title to all such properties, assets and other rights reflected in its books and records as owned by it free and clear of all Liens (other than Permitted Liens), and (ii) owns, has valid leasehold interests in or valid contractual rights to use, in all material respects, all of such properties, assets and other rights, tangible and intangible (other than Intellectual Property) used by its business, in each case, except for Permitted Liens.

Section 4.15 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage, (i) Montage and each of the Montage Subsidiaries (1) is in compliance in all respects with all applicable Environmental Laws and (2) has obtained all Environmental Permits necessary for their operations as currently conducted, each of which is valid and in good standing, and has timely made all appropriate filings for issuance of such Environmental Permits; (ii) there have been no Releases of any Hazardous Materials at any real property currently owned, leased, operated or controlled by Montage or any of the Montage Subsidiaries or, to the Knowledge of Montage, at any real property formerly owned, leased, operated or controlled by Montage or any of the Montage Subsidiaries, in each case, that are reasonably likely to impose liability or other obligations on Montage or any of the Montage Subsidiaries under any Environmental Laws for any investigation, corrective action, remediation or monitoring with respect to such Releases; (iii) there are no Environmental Claims pending or, to the Knowledge of Montage, threatened against Montage or any of the Montage Subsidiaries; (iv) neither Montage nor any of the Montage Subsidiaries is party to any agreement, order, judgment, or decree by or with any Governmental Entity or third party imposing any liability or obligation on Montage or any Subsidiary under any Environmental Law; and (v) neither Montage nor any of the Montage Subsidiaries has retained or assumed, either contractually or by operation of law, any liability or obligation that could reasonably be expected to form the basis of any Environmental Claim, or any liability under any Environmental Law, against Montage or any of the Montage Subsidiaries.

Section 4.16 State Takeover Laws. Montage has not within the past three years been an “interested shareholder” of Marigold as such term is defined in Section 13.1-725 of the VSCA. If consummated, the Merger and the other transactions contemplated by this Agreement would constitute an “excepted acquisition” as such term is defined in Section 13.1-728.1 of the VSCA. Accordingly, the restrictions in Article 14 and Article 14.1 of the VSCA are inapplicable to this Agreement and the Merger. To Montage’s Knowledge, there are no other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulations applicable to the Merger or the other Transactions.

Section 4.17 Insurance. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage, each such policy is in full force and effect and enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies). All premiums payable under all such policies have been paid or accrued, when due or within applicable grace periods, and Montage and the Montage Subsidiaries are otherwise in compliance in all material respects with the terms and conditions of all such policies.

Section 4.18 Intellectual Property.

(a)     Section 4.18(a) of the Montage Disclosure Letter sets forth a true, correct and complete list of patents, trademarks (including service marks and domain names), and copyrights that are owned by and material to Montage or the Montage Subsidiaries and that are registered or subject to pending applications for registration. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage, Montage or the Montage Subsidiaries own all right, title and interest in and to, free of all Liens other than Permitted Liens, or have a right to use, all Intellectual Property necessary for the conduct of the businesses of Montage and the Montage Subsidiaries taken as a whole as conducted as of the date of this Agreement (the “Montage IP”). To the Knowledge of Montage, (i) each material registration included in Montage IP and set forth in Section 4.18(a) of the Montage Disclosure Letter is valid and enforceable and (ii) each material registration and material pending application for registration included in Montage IP and set forth in Section 4.18(a) of the Montage Disclosure Letter is subsisting.

(b)     To the Knowledge of Montage, (i) no Montage IP owned by Montage or a Montage Subsidiary is being infringed, misappropriated or otherwise violated by any third party, and (ii) neither Montage nor any Montage Subsidiary is infringing, misappropriating or otherwise violating any Intellectual Property owned by any third party, in each case with respect to clauses (i) and (ii), except as would not, individually or in the aggregate, reasonably be expected to result in material liability for Montage or any Montage Subsidiary. Montage and the Montage Subsidiaries have complied in all material respects with all applicable requirements in Section 512 of Title 17 of the United States Code to qualify for a limitation on liability for copyright infringement. To the Knowledge of Montage, (A) neither Montage nor any Montage Subsidiary has received notice of any claim alleging that Montage or any Montage Subsidiary is infringing, misappropriating or otherwise violating any Intellectual Property owned by any third party during the past year, and (B) there are no claims against Montage or any Montage Subsidiary presently pending, or threatened, alleging infringement, misappropriation or other violation of any third-party Intellectual Property. Neither Montage nor any Montage Subsidiary is a party to any outstanding Order that restricts, in a way material to the business of Montage and the Montage Subsidiaries, the use or ownership of any Montage IP owned or purported to be owned by Montage or any Montage Subsidiary, and, to the Knowledge of Montage, neither Montage nor any Montage Subsidiary is otherwise subject to any such outstanding Order.

(c)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage, to the Knowledge of Montage, there is no pending, or threatened in writing, claim or dispute regarding or disputing the ownership, registrability or enforceability, or use by Montage or any Montage Subsidiary, of any Montage IP owned or purported to be owned by Montage or a Montage Subsidiary, excluding any office actions issued by a relevant Governmental Entity in the ordinary course of prosecution of any applications for registration of any Intellectual Property.

(d)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage, with respect to each work of authorship published or otherwise distributed by Montage or a Montage Subsidiary, Montage or a Montage Subsidiary is party to a written agreement pursuant to which Montage or a Montage Subsidiary is the owner of the copyright in such work of authorship or is otherwise granted sufficient rights under the copyright in such work of authorship to permit all past, current and contemplated use thereof by Montage and the Montage Subsidiaries.

Section 4.19 Related Party Transactions. Except for Contracts, transactions and other arrangements that are solely among Montage and its wholly owned Subsidiaries, or that relate solely to director or employee compensation and/or benefits in the ordinary course of business, no (x) officer or director of Montage or any of the Montage Subsidiaries, or (y) to the Knowledge of Montage, Affiliate of Montage or any of such Affiliate’s Subsidiaries, or officer or director of such Affiliate, (i) is a party to any Contract, transaction or other arrangement with Montage or any of the Montage Subsidiaries or has any interest in any property or asset of Montage or any of the Montage Subsidiaries, or (ii) to the Knowledge of Montage, beneficially owns a controlling Equity Interest in a party of the type described in clause (i) above, in the case of clause (i) and (ii), that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Montage SEC Documents (any Contract, transaction or other arrangement of the type described in the preceding sentence, a “Montage Related Party Transaction”).

Section 4.20 Certain Business Practices. Since December 31, 2014, none of Montage, any of the Montage Subsidiaries, and, to the Knowledge of Montage, any director, officer, employee or agent of any of Montage or the Montage Subsidiaries with respect to any matter relating to any of Montage or the Montage Subsidiaries, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage.

Section 4.21 Vote Required. The affirmative vote of a majority of the total votes cast by holders of Montage Common Stock outstanding and entitled to vote thereon is the only vote of the holders of any class or series of Montage’s capital stock necessary to approve the Montage Share Issuance (the “Required Montage Vote”).

Section 4.22 MVPD Matters. Section 4.22 of the Montage Disclosure Letter contains, as of the date hereof, a list of all retransmission consent agreements with MVPDs with more than 50,000 paid subscribers with respect to each Montage Station. To the Knowledge of Montage, Montage or the applicable Montage Subsidiaries have entered into retransmission consent agreements with respect to each MVPD with more than 25,000 paid subscribers in any of the Montage Stations’ Markets. Since December 31, 2014 and until the date hereof, (x) no such MVPD has provided written notice to Montage or any Montage Subsidiary of any material signal quality issue or has failed to respond to a request for carriage or, to the Knowledge of Montage, sought any form of relief from carriage of a Montage Station from the FCC, (y) neither Montage nor any Montage Subsidiary has received any written notice from any such MVPD of such MVPD’s intention to delete a Montage Station from carriage or to change such Montage Station’s channel position and (z) neither Montage nor any Montage Subsidiary has received written notice of a petition seeking FCC modification of any Market in which a Montage Station is located.

Section 4.23 Opinion of Financial Advisor. The Montage Board has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Montage Financial Advisor”), financial advisor to Montage, dated January 26, 2016, to the effect that subject to the assumptions and limitations set forth in such opinion, the Marigold Merger Consideration provided for in the Merger pursuant to this Agreement is fair, from a financial point of view, to Montage. Montage will, following the execution of this Agreement, make available to Marigold, solely for informational purposes, a signed copy of such opinion.

Section 4.24 Montage Ownership of Marigold Capital Stock. As of the date hereof, neither Montage nor any Montage Subsidiary nor any “affiliate” or “associate” of Montage “beneficially owns” (as such terms are defined in Articles 14 and 14.1 of the VSCA) any shares of capital stock of Marigold or any rights to purchase or otherwise acquire any shares of capital stock or any other equity securities of Marigold, or any securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such securities. During the three (3) year period prior to the date of this Agreement, neither Montage nor any Montage Subsidiary nor any “affiliate” or “associate” of Montage “beneficially owned” (as such terms are defined in Articles 14 and 14.1 of the VSCA) 10% or more of the outstanding shares of any class of Marigold Common Stock.

Section 4.25 Montage Sharing Companies. Marigold acknowledges that Montage neither controls, nor necessarily has knowledge concerning the operations of, the Montage Sharing Companies. Accordingly, the information provided in the Montage Disclosure Letter respecting the Montage Sharing Companies may be incomplete or inaccurate, but solely as a matter of contract risk allocation, and taking into account the materiality qualifiers set forth therein, Montage has nevertheless agreed to make the representations and warranties respecting the Montage Sharing Companies on the condition that Marigold acknowledge the limited amount of information available to Montage respecting the Montage Sharing Companies.

Section 4.26 Financial Ability.

(a)     Assuming the satisfaction of the conditions precedent to Montage’s obligations hereunder and the completion of the Marketing Period, Montage has no reason to believe that it will not be able to satisfy any term or condition of the Transaction Financing (defined below) that is required to be satisfied by Montage as a condition to such Transaction Financing, or that the Transaction Financing will not be made available to Montage on the Closing Date. Assuming the Transaction Financing is funded in accordance with the Commitment Letter and the accuracy of the representation set forth in Section 3.2 in all material respects, the aggregate net proceeds contemplated by the Commitment Letter, together with the cash of Montage and its Subsidiaries, will be an amount sufficient for the satisfaction of Montage’s cash payment obligations under this Agreement on the Closing Date (including payment of the Cash Consideration, all indebtedness of Marigold and the Marigold Sharing Companies and Montage and the Montage Sharing Companies expected to be required or contemplated to be repaid as a condition of the Transaction Financing (the “Retired Debt”) and any fees and expenses of, or payable by, each of Marigold and Montage in connection with the Merger or the Transaction Financing).

(b)     Montage has delivered to Marigold a true, complete and correct copy of an executed commitment letter and fee letter (with only the fee amount, the “Securities Demand”, economic flex and certain other economic terms redacted in a customary matter) (collectively, the “Commitment Letter”) from the financial institutions identified therein (together with their respective Affiliates and their respective officers, employees, directors, equityholders, partners, controlling parties, advisors, agents and representatives and their successors and assigns, the “Financing Sources”), pursuant to which, upon the terms and subject to the conditions set forth therein, the Financing Sources have committed to lend the amounts set forth therein on the terms and subject to the conditions set forth therein (the “Transaction Financing”).

(c)     Other than as expressly set forth in the Commitment Letter, there are no other agreements, side letters, arrangements or understandings (except for customary fee credit letters and engagement letters, in each case associated with the Transaction Financing, each of which does not (i) impair the enforceability of the Commitment Letter, (ii) reduce the aggregate amount of the Transaction Financing or (iii) impose new or additional (or adversely expands, modifies or amends any of the existing) conditions precedent to the Transaction Financing relating to the financing of the cash amounts needed to be paid in connection with the Merger (including all fees and expenses required to be paid in connection with the Transaction Financing). There are no conditions precedent or other contingencies related to the funding of the full amount of the Transaction Financing, except as set forth in the Commitment Letter in the form so delivered to Marigold as of the date hereof.

(d)     As of the date hereof, the Commitment Letter in the form so delivered to Marigold is in full force and effect and represents the legally valid and binding obligation of Montage and the Montage Subsidiaries, as applicable, and, to the Knowledge of Montage, each of the other parties thereto, enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles). As of the date hereof, the Commitment Letter has not been withdrawn, rescinded or terminated or otherwise amended, restated, modified or waived in any respect. Montage and the Montage Subsidiaries are not in breach of any of the terms or conditions set forth in the Commitment Letter. All fees required to be paid under the Commitment Letter have been paid in full or, if not yet due, will be duly paid in full when due.

(e)     Montage acknowledges and agrees that the obtaining of financing is not a condition to Closing. For the avoidance of doubt, if any financing contemplated to be obtained by Montage in connection with the Merger has not been obtained prior to Closing, Montage and Merger Sub shall continue to be obligated, subject to the fulfillment or waiver of the conditions set forth in Section 7.1 and Section 7.2, to consummate the Merger and the other transactions contemplated by this Agreement at the Closing in accordance with this Agreement.

Section 4.27 Solvency. Assuming (a) satisfaction of the conditions to Montage’s obligation to consummate the Merger, and after giving effect to the transactions contemplated hereby, including the Transaction Financing, (b) any repayment or refinancing of debt in connection with the Merger, (c) the accuracy of the representations and warranties of Marigold set forth in Article III hereof and Marigold’s compliance with this Agreement, (d) payments of all amounts required to be paid by Montage and Merger Sub and the Surviving Corporation in connection with the consummation of the Merger, the Transaction Financing and the other transactions contemplated hereby and thereby, (e) payment of all related fees and expenses, and (f) that any estimates, projections or forecasts prepared by or on behalf of Marigold that have been provided to Montage have been prepared in good faith based upon assumptions that were reasonable when made, each of Montage, Marigold and their Subsidiaries (taken as a whole) will be Solvent immediately after the Effective Time. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person and its Subsidiaries, means that, as of any date of determination (x) the sum of the assets, at a fair valuation, of such Person and its Subsidiaries (taken as a whole) will exceed their debts, (y) such Person and its Subsidiaries (taken as a whole) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (z) such Person and its Subsidiaries (taken as a whole) will have, sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.27, "debt" means any liability on a claim, and "claim" means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 4.28 No Other Representations and Warranties. Except for the representations and warranties made by Montage or Merger Sub in this Article IV (as qualified by the applicable items disclosed in the Montage Disclosure Letter) or any other Transaction Document, none of Montage, Merger Sub or any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity with respect to or on behalf of Montage or the Montage Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Montage or the Montage Subsidiaries or any other matter furnished or provided to Marigold or made available to Marigold in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby. Montage and the Montage Subsidiaries disclaim any other representations or warranties, whether made by the Montage Shareholders, Montage, any Montage Subsidiary or any of their respective Affiliates, officers, directors, employees, agents or Representatives. Except for the representations and warranties contained in this Article IV (as qualified by the applicable items disclosed in the Montage Disclosure Letter) or in any other Transaction Document, Montage and its Affiliates hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Marigold or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Marigold by any director, officer, employee, agent, consultant, or representative of the Montage Shareholders, Montage, any Montage Subsidiary or any of their respective Affiliates). Marigold acknowledges and agrees that, except for the representations and warranties made by Montage in this Article IV (as qualified by the applicable items disclosed in the Montage Disclosure Letter) or in any other Transaction Document, neither Montage nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Montage or the Montage Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Montage or the Montage Subsidiaries or any other matter furnished or provided to Marigold or made available to Marigold in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby. Marigold specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Montage and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, except (x) as set forth in Section 5.2 of the Marigold Disclosure Letter or Section 5.3 of the Montage Disclosure Letter, (y) with the written consent of Marigold or Montage, as applicable (in each case, which shall not be unreasonably withheld, conditioned or delayed), or (z) as expressly contemplated by this Agreement, each of Marigold and Montage shall, and shall cause each of its respective Subsidiaries to, (i) conduct its business in all material respects in the ordinary course of business consistent with past practices, (ii) use its reasonable best efforts to maintain the Marigold Station Licenses or the Montage Station Licenses, as applicable, and the rights of it and its Subsidiaries thereunder, and (iii) use its reasonable best efforts to preserve intact in all material respects its current business organization, ongoing businesses and significant relationships with third parties; provided, however, that no action by Marigold or Montage or any of their respective Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2 or 5.3, as applicable, shall be deemed a breach of the foregoing clauses (i), (ii) or (iii) unless such action would constitute a breach of such specific provision.

Section 5.2 Marigold Forbearances. During the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, except as set forth in Section 5.2 of the Marigold Disclosure Letter or as expressly contemplated by this Agreement, including Section 6.19, or required by Law, Marigold shall not, and shall not permit any of the Marigold Subsidiaries to, without the prior written consent of Montage, which shall not be unreasonably withheld, conditioned or delayed:

(a)     (i) other than dividends and other distributions by a direct or indirect Subsidiary of Marigold to Marigold or any direct or indirect wholly owned Subsidiary of Marigold, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity securities, (ii) split, recapitalize, subdivide, combine or reclassify any of its capital stock or other Equity Interests or issue or authorize the issuance of any other securities in respect of, or in substitution for, outstanding shares of capital stock of Marigold or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Marigold, except, in the case of this clause (iii), for (A) such purchases, redemptions and other acquisitions solely between Marigold and a wholly owned Subsidiary thereof, or between a wholly owned Subsidiary of Marigold and another wholly owned Subsidiary of Marigold, (B) acquisitions, or deemed acquisitions, of Marigold Common Stock in connection with (I) the payment of the exercise price of Marigold Stock Options with Marigold Common Stock (including in connection with “net exercises”) and (II) required Tax withholding in connection with the exercise of Marigold Stock Options and the vesting or settlement of Marigold Stock-Based Awards, and (C) acquisitions of shares of Marigold Voting Common Stock as a result of the conversion of shares of Marigold Voting Common Stock into shares of Marigold Non-Voting Common Stock or shares of Marigold Non-Voting Common Stock as a result of the conversion of shares of Marigold Non-Voting Common Stock into shares of Marigold Voting Common Stock;

(b)     issue, deliver, sell, pledge or otherwise encumber or subject to any Lien (other than a Permitted Lien), any shares of capital stock or other Equity Interests of Marigold, or any rights, warrants, options or securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such shares of capital stock or other Equity Interests of Marigold, except for (i) issuances pursuant to the conversion of shares of Marigold Voting Common Stock into shares of Marigold Non-Voting Common Stock or shares of Marigold Non-Voting Common Stock into shares of Marigold Voting Common Stock, (ii) issuances of shares of Marigold Voting Common Stock upon the exercise of Marigold Stock Options outstanding as of the Marigold Capitalization Date and in accordance with their terms in effect at such time (or as modified to the extent permitted under Section 5.2(n)), or (iii) the settlement of outstanding Marigold Stock-Based Awards in accordance with their terms in effect as of the Marigold Capitalization Date (or as modified in accordance with Section 5.2(n)) (provided that Marigold shall not make any grants, awards or issuances to the extent that such grants, awards or issuances would cause Marigold or any of the Marigold Subsidiaries to be in violation of the Communications Act or the FCC Rules);

(c)     amend the Marigold Organizational Documents, or any other comparable organizational documents of any Marigold Subsidiary (other than the Marigold Sharing Companies);

(d)     (i) acquire or agree to acquire by merging or consolidating with, by purchasing any assets or any equity securities of, or by any other manner, any business or any Person, or (ii) outside the ordinary course of business (for the avoidance of doubt, “ordinary course of business” shall not include acquisitions of broadcast television stations), otherwise acquire or agree to acquire any assets or properties, for an aggregate amount of consideration (including all potentially payable “earn-out” consideration or any other obligation to potentially pay consideration in the future) (measuring clauses (i) and (ii) collectively) in excess of $10 million, during the period commencing on the date hereof and ending at the Effective Time; provided, that any Marigold Related Party Transaction shall require the consent of Montage;

(e)     sell, lease, exclusively license, subject to any Lien (other than any Permitted Lien), or otherwise dispose of any of its properties or assets (including Marigold IP) other than such sales, leases, licenses, Liens or other dispositions that (i) are in the ordinary course of business and are not material to the business of Marigold and the Marigold Subsidiaries or (ii) are made for the purposes of complying with Section 6.3;

(f)     incur any Indebtedness except for borrowings in the ordinary course of business under Marigold’s existing revolving credit facility or to fund acquisitions permitted under Section 5.2(d);

(g)     make any loans, advances or capital contributions to, or investments in, any Person, other than Marigold or its wholly owned Subsidiaries and ordinary course advances and reimbursements to employees;

(h)     change an annual accounting period or change in any material respect its accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, in each case, in effect on the date hereof, except as required by changes in GAAP or applicable Law;

(i)     make, change or revoke any material Tax election, settle, compromise (other than any settlement or compromise not greater than $100,000) or consent to any extension or waiver of the limitation period applicable to any audit, assessment or claim for material Taxes, amend any material Tax Return, enter into any closing agreement with any Governmental Entity regarding material Taxes or surrender any claim for a refund of material Taxes;

(j)     except as permitted pursuant to Sections 5.2(d) or 5.2(e), other than in the ordinary course of business, (w) terminate (except for the termination of any Marigold Material Contract pursuant to the terms thereof), amend in any material respect, renew, assign, modify in any material respect, or consent to the termination (except for the termination of any Marigold Material Contract pursuant to the terms thereof) of any Marigold Material Contract or (x) enter into any contract or agreement that would constitute a Marigold Material Contract if in effect on the date hereof or (y) waive, release or assign any material rights or claims under a Marigold Material Contract or (z) consent to the termination of Marigold’s (or of the applicable Marigold Subsidiary’s) rights thereunder, except for the termination of any Marigold Material Contract pursuant to the terms thereof;

(k)     modify or accede to the modification of any of the Marigold Station Licenses if doing so is reasonably likely to be materially adverse to the interests of Montage and its Subsidiaries after giving effect to the Merger in the operation of television broadcast stations or fail to provide Montage with a copy of (and a reasonable opportunity to review and comment on) any application for the modification of any of the Marigold Station Licenses reasonably in advance of filing with the FCC;

(l)     apply to the FCC for any construction permit that would restrict in any material respect the Marigold Stations’ operations or make any material change in the assets of the Marigold Stations that is not in the ordinary course of business, except as may be necessary or advisable to maintain or continue effective transmission of the Marigold Stations’ signals within their respective service areas as of the date hereof;

(m)     make or authorize any new capital expenditures other than (x) capital expenditures pursuant to the budget set forth in Section 5.2(m) of the Marigold Disclosure Letter, and (y) any other capital expenditures to address exigent circumstances that (I) do not exceed $250,000 individually or $1 million, in the aggregate, or (II) are made or authorized by Marigold after consultation with Montage;

(n)     except to the extent required by the terms of any Marigold Benefit Plan, Marigold Labor Agreement or Marigold Employment Agreement as in effect on the date hereof, or in accordance with this Agreement, (i) grant or pay to any current or former director, officer or employee of Marigold or any of the Marigold Subsidiaries, any (A) increase in severance or termination pay or (B) increase in compensation or benefits (other than increases in compensation in the ordinary course of business consistent with past practice of employees of Marigold or any of the Marigold Subsidiaries who are not officers or directors of Marigold and whose annual compensation would not exceed $250,000 after giving effect to any such increase and it being agreed that the granting of annual cash incentive bonus awards in the ordinary course shall not constitute an increase in compensation or benefits for purposes hereof), (ii) grant or award any stock options, restricted stock or other equity-based compensation to any director, officer or employee, other than such grants and awards permitted under Section 5.2(b), (iii) accelerate the payment, funding or vesting of any payment or benefit provided or to be provided to any current or former director, officer or employee of Marigold, (iv) (A) enter into, adopt, amend in any material respect or modify in any material respect any Marigold Benefit Plan or Marigold Labor Agreement (or a plan or agreement which would be one of the foregoing if it were in effect on the date hereof) or (B) enter into, adopt, amend in any material respect or modify in any material respect any Marigold Employment Agreement (or an agreement which would be a Marigold Employment Agreement if it were in effect on the date hereof) with any current or former director or officer of Marigold or any of the Marigold Subsidiaries or with any employee of Marigold or any of the Marigold Subsidiaries whose annual compensation would exceed $250,000 after giving effect to such action;

(o)     purchase or otherwise acquire any shares of capital stock of Montage or any rights to purchase or otherwise acquire any shares of capital stock or any other equity securities of Montage, or any securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such securities;

(p)     adopt or enter into a plan of complete or partial liquidation, dissolution, reclassification, recapitalization or other reorganization;

(q)     subject to and without limitation of Section 6.14, pay, discharge, settle or satisfy any litigation, arbitration, proceeding or claim which payment, discharge, settlement or satisfaction would reasonably be expected to limit or restrict the operation of the business of Marigold or any Marigold Subsidiary (including after the Closing, Montage or any of its Subsidiaries) in any material respect, or would require the payment by Marigold or any of the Marigold Subsidiaries of an amount in excess of $500,000 in the aggregate, after taking into account any insurance proceeds available therefor;

(r)     enter into any channel sharing arrangement with a third party in connection with the FCC Broadcast Incentive Auction; or

(s)     agree to take, make any commitment to take, or cause its board of directors to adopt any resolutions approving, any of the actions prohibited by this Section 5.2.

Section 5.3 Montage Forbearances. During the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, except as set forth in Section 5.3 of the Montage Disclosure Letter or as expressly contemplated by this Agreement, including Section 6.19, or required by Law, Montage shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Marigold, which shall not be unreasonably withheld, conditioned or delayed:

(a)     (i) other (x) than dividends and other distributions by a direct or indirect Subsidiary of Montage to Montage or any direct or indirect wholly owned Subsidiary of Montage or (y) dividends as set forth on Section 5.3(a) of the Montage Disclosure Letter, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity securities, (ii) split, recapitalize, subdivide, combine or reclassify any of its capital stock or other Equity Interests or issue or authorize the issuance of any other securities in respect of, or in substitution for, outstanding shares of capital stock of Montage or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Montage, except, in the case of this clause (iii), for (A) such purchases, redemptions and other acquisitions solely between Montage and a wholly owned Subsidiary thereof, or between a wholly owned Subsidiary of Montage and another wholly owned Subsidiary of Montage and (B) acquisitions, or deemed acquisitions, of Montage Class A Common Stock in connection with (I) the payment of the exercise price of Montage Stock Options with Montage Class A Common Stock (including in connection with “net exercises”) and (II) required Tax withholding in connection with the exercise of Montage Stock Options;

(b)     issue, deliver, sell, pledge or otherwise encumber or subject to any Lien (other than a Permitted Lien), any shares of capital stock or other Equity Interests of Montage, or any rights, warrants, options or securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such shares of capital stock or other Equity Interests of Montage, except for (i) issuances pursuant to the conversion of shares of Montage Class A Common Stock to shares of Montage Class C Common Stock or shares of Montage Class C Common Stock to shares of Montage Class A Common Stock, (ii) grants and awards of Montage RSUs and Montage Stock Options in the ordinary course of business, (iii) issuances of shares of Montage Class A Common Stock upon the exercise of Montage Stock Options outstanding as of the Montage Capitalization Date and in accordance with their terms in effect at such time (or Montage Stock Options issued in accordance with clause (ii) of this Section 5.3(b)), (iv) the settlement of outstanding Montage RSUs in accordance with their terms in effect as of the Montage Capitalization Date (or Montage RSUs issued in accordance with clause (ii) of this Section 5.3(b)) and (v) issuances in connection with a shareholder rights’ plan (provided that Montage shall not make any grants, awards or issuances to the extent that such grants, awards or issuances would cause Montage or any of the Montage Subsidiaries to be in violation of the Communications Act or the FCC Rules);

(c)     amend the Montage Organizational Documents or any other comparable organizational documents of any material subsidiary of Montage, in any manner materially adverse to Marigold;

(d)     acquire or agree to acquire any assets or properties other than (i) acquisitions in the ordinary course of business (which, for the avoidance of doubt, shall not include acquisitions of broadcast television stations), or (ii) acquisitions made in connection with Regulatory Divestitures;

(e)     sell, lease, exclusively license, subject to any Lien (other than any Permitted Lien), or otherwise dispose of any of its properties or assets (including Montage IP) other than such sales, leases, licenses, Liens or other dispositions that (i) are in the ordinary course of business and are not material to the business of Montage and its Subsidiaries (including sales of non-operational real estate assets), (ii) are for consideration with a fair market value of less than $500,000, individually, or $2,500,000 in the aggregate, or (iii) are made for the purposes of complying with Section 6.3;

(f)     incur any Indebtedness, except for borrowings incurred in the ordinary course of business under Montage’s existing revolving credit facility and except for the Transaction Financing;

(g)     make, change or revoke any material Tax election, settle, compromise (other than any settlement or compromise not greater than $100,000) or consent to any extension or waiver of the limitation period applicable to any audit, assessment or claim for material Taxes, amend any material Tax Return, enter into any closing agreement with any Governmental Entity regarding material Taxes or surrender any claim for a refund of material Taxes;

(h)     adopt or enter into a plan of complete or partial liquidation, dissolution, reclassification, recapitalization or other reorganization of Montage, Merger Sub or any material Montage Subsidiary;

(i)     purchase or otherwise acquire any shares of capital stock of Marigold or any rights to purchase or otherwise acquire any shares of capital stock or any other equity securities of Marigold, or any securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such securities; or

(j)     enter into any channel sharing arrangement with a third party in connection with the FCC Broadcast Incentive Auction; or

(k)     agree to take, make any commitment to take, or cause its board of directors to adopt any resolutions approving, any of the actions prohibited by this Section 5.3.

Section 5.4 Reserved.

Section 5.5 No Control of the other Party’s Business. Nothing contained in this Agreement shall give (i) Montage, directly or indirectly, the right to control or direct the operations of Marigold or any of the Marigold Subsidiaries, or (ii) Marigold, directly or indirectly, the right to control or direct the operations of Montage or any of its Subsidiaries, prior to the Effective Time. Prior to the Effective Time, each of Montage and Marigold, respectively, shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Article VI

ADDITIONAL AGREEMENTS

Section 6.1 Form S-4; Joint Proxy Statement/Prospectus; NASDAQ Listing.

(a)     As promptly as practicable following the date of this Agreement, (i) Montage and Marigold shall jointly prepare the Joint Proxy Statement/Prospectus in preliminary form and (ii) Montage shall prepare and file with the SEC a Registration Statement on Form S-4 which shall include the Joint Proxy Statement/Prospectus (together with all amendments thereto, the “Form S-4”) (in which the Joint Proxy Statement/Prospectus will be included as a prospectus) relating to the registration of the shares of Montage Class A Common Stock issued to Marigold Shareholders pursuant to the Merger. The Joint Proxy Statement/Prospectus and Form S-4 shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder and other applicable Law.

(b)     Each of Marigold and Montage shall use its reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the Merger. Each of Montage and Marigold shall promptly furnish all information concerning it or its shareholders to the other, and provide such other assistance, in each case, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement/Prospectus. Each of Montage and Marigold shall, as promptly as practicable after the receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus and the Form S-4 received by such party from the SEC, including any request from the SEC for amendments or supplements to the Joint Proxy Statement/Prospectus and the Form S-4, and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Notwithstanding the foregoing, prior to filing the Form S-4 (including any amendments and supplements thereto) or mailing the Joint Proxy Statement/Prospectus or responding to any comments of the SEC with respect thereto, each of Montage and Marigold (i) shall provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall give due consideration to including in such document or response any comments reasonably proposed by the other. Each of Montage and Marigold shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of shares of Montage Class A Common Stock for offering or sale in any jurisdiction, and each of Montage and Marigold shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Montage and Marigold shall use reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, the DGCL, the VSCA and the rules of the NYSE or NASDAQ, in connection with the filing and distribution of the Joint Proxy Statement/Prospectus and the Form S-4, and the solicitation of proxies from Montage Shareholders or Marigold Shareholders, as the case may be, thereunder.

(c)     Montage shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable under applicable Laws and rules and policies of the NASDAQ and the SEC to enable the listing of shares of Montage Class A Common Stock on the NASDAQ no later than the Effective Time, subject to official notice of issuance. Montage shall also use its reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement (provided that in no event shall Montage be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process).

(d)     Each of Montage and Marigold shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Montage, Marigold or any of their respective Subsidiaries to the NASDAQ, NYSE or any Governmental Entity (including the Form S-4 and the Joint Proxy Statement/Prospectus) in connection with the Merger and the other transactions contemplated by this Agreement. In addition, Marigold will use its reasonable best efforts to (i) provide financial statements of Marigold and the Marigold Subsidiaries (including footnotes) that are required by the Securities Act to be included in the Form S-4 that have been reviewed by Marigold’s independent registered public accounting firm, (ii) provide management’s discussion and analysis of interim and annual consolidated financial statements, (iii) cause Marigold’s independent registered public accounting firm to consent to the inclusion or incorporation by reference of the audit reports on the annual audited consolidated financial statements of Marigold included in the Form S-4, and (iv) provide information concerning Marigold necessary to enable Montage and Marigold to prepare required pro forma financial statements and related footnotes, in each case, to the extent reasonably necessary to permit Montage to prepare the Form S-4. Notwithstanding the foregoing and except as required by applicable Law, neither party shall furnish any information that is the subject of any confidentiality agreement with any third party (provided that the withholding party shall use reasonable best efforts to obtain the required consent of such third party with respect to furnishing such information) or subject to any attorney client privilege (provided that the withholding party shall use reasonable best efforts to permit the furnishing of such information in a manner that does not result in loss or waiver of privilege).

(e)     If at any time prior to the time that the Required Montage Vote is obtained (the “Montage Approval Time”) and the time that the Required Marigold Vote is obtained (the “Marigold Approval Time”), any information relating to Marigold or Montage, or any of their respective Affiliates, officers or directors, should be discovered by Marigold or Montage that should be set forth in an amendment or supplement to either of the Form S-4 or the Joint Proxy Statement/Prospectus, so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under applicable Law, disseminated to the shareholders of Marigold and Montage.

Section 6.2 Shareholder Meetings.

(a)     As promptly as practicable following the effectiveness of the Form S-4, Montage shall, in consultation with Marigold, in accordance with applicable Law and the Montage Organizational Documents, (i) establish a record date for, duly call and give notice of a meeting of the holders of shares of Montage Class A Common Stock (the “Montage Shareholder Meeting”) at which meeting Montage shall seek the Required Montage Vote, which record date shall be no later than ten (10) days after the date on which the Form S-4 is declared effective under the Securities Act (or such later time as may be required by applicable Law), and (ii) except as otherwise permitted by this Section 6.2(a), within forty (40) days of such record date, convene and hold the Montage Shareholder Meeting. Subject to Section 6.11(b), Montage shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Required Montage Vote to be received at the Montage Shareholder Meeting or any adjournment or postponement thereof. Unless this Agreement has been terminated pursuant to Section 8.1, Montage’s obligation to call, give notice of, convene and hold the Montage Shareholder Meeting in accordance with the foregoing sentence of this Section 6.2(a) shall apply notwithstanding the commencement, disclosure, announcement or submission of any Acquisition Proposal or Acquisition Inquiry to Montage, the Montage Board, its Representatives or the Montage Shareholders, or by any Montage Adverse Recommendation Change pursuant to Section 6.11(c), and Montage shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger. Unless the Montage Board shall have made a Montage Adverse Recommendation Change in accordance with Section 6.11(c), the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Montage Board recommends that the holders of shares of Montage Class A Common Stock vote to approve the Montage Share Issuance (such recommendations collectively referred to as the “Montage Board Recommendation”). Montage shall not, without the prior written consent of Marigold, adjourn or postpone the Montage Shareholder Meeting; provided that Montage may, without the prior written consent of Marigold, adjourn or postpone the Montage Shareholder Meeting, after consultation with Marigold, (i) if the failure to adjourn or postpone the Montage Shareholder Meeting would reasonably be expected to be a violation of applicable Law or for the distribution of any required supplement or amendment to the Joint Proxy Statement/Prospectus, or (ii) if as of the time for which the Montage Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Montage Class A Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Montage Shareholder Meeting.

(b)     As promptly as practicable following the effectiveness of the Form S-4, Marigold shall, in consultation with Montage, in accordance with applicable Law and Marigold’s Organizational Documents, (i) establish a record date for, duly call and give notice of a meeting of the holders of Marigold Voting Stock Common Shares (the “Marigold Shareholder Meeting”) at which meeting Marigold shall seek the Required Marigold Vote, which record date shall be no later than ten (10) days after the date on which the Form S-4 is declared effective under the Securities Act, and (ii) except as otherwise permitted by this Section 6.2(b), within forty (40) days of such record date, convene and hold the Marigold Shareholder Meeting. Subject to Section 6.10(c), Marigold shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Required Marigold Vote to be received at the Marigold Shareholder Meeting or any adjournment or postponement thereof. Unless this Agreement has been terminated pursuant to Section 8.1, Marigold’s obligation to call, give notice of, convene and hold the Marigold Shareholder Meeting in accordance with the foregoing sentence of this Section 6.2(b) shall apply notwithstanding the commencement, disclosure, announcement or submission of any Acquisition Proposal or Acquisition Inquiry to Marigold, the Marigold Board, its Representatives or the Marigold Shareholders, or by any Marigold Adverse Recommendation Change, and Marigold shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger. Unless the Marigold Board shall have made a Marigold Adverse Recommendation Change in accordance with Section 6.10(c), the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Marigold Board recommends that the holders of shares of Marigold Voting Common Stock vote to approve this Agreement (such recommendation is referred to as the “Marigold Board Recommendation”). Marigold shall not, without the prior written consent of Montage, adjourn or postpone the Marigold Shareholder Meeting; provided that Marigold may, without the prior written consent of Montage, adjourn or postpone the Marigold Shareholder Meeting, after consultation with Montage, (i) if the failure to adjourn or postpone the Marigold Shareholder Meeting would reasonably be expected to be a violation of applicable Law or for the distribution of any required supplement or amendment to the Joint Proxy Statement/Prospectus, or (ii) if as of the time for which the Marigold Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Marigold Voting Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Marigold Shareholder Meeting.

(c)     Marigold and Montage shall use their reasonable best efforts to schedule the Marigold Shareholder Meeting and the Montage Shareholder Meeting to occur on the same date.

Section 6.3 Appropriate Action; Consents; Filings.

(a)     Subject to the terms and conditions herein, the parties shall (i) use reasonable best efforts, in consultation with each other, to obtain any required consents, approvals, waivers and authorizations of, actions or nonactions by, and make all required filings and submissions with, any Governmental Entity or any third party required in connection with the transactions contemplated by this Agreement; (ii) use reasonable best efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Closing with, and which consents, approvals, Permits, notices or authorizations are required to be obtained prior to Closing from, Governmental Entities or third parties in connection with the execution and delivery of this Agreement and related agreements, and consummation of the transactions contemplated hereby and thereby and (B) timely making all necessary filings and timely seeking all consents, approvals, Permits, notices or authorizations, (iii) use reasonable best efforts to cause the conditions to the Merger set forth in Article VII to be satisfied, and (iv) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, and cooperate with each other in order to do, all other things necessary or appropriate to consummate the transactions contemplated hereby as soon as practicable.

(b)     Montage and Marigold shall jointly coordinate (i) the scheduling of, and strategic planning for, any meeting with any Governmental Entity in connection with the HSR Act, Communications Act and the FCC Rules or with any other third party relating to the obtaining of any consent, approval, waiver or authorization required from such Governmental Entity or third party prior to Closing in connection with the transactions contemplated by this Agreement, (ii) the making of any filings, including the initial filings under the HSR Act and the FCC Applications, (iii) the process for the receipt of any necessary approvals, consents, approval, waivers or authorizations required from any Governmental Entity or any other third party in connection with the transactions contemplated by this Agreement, and (iv) the resolution of any investigation or other inquiry of any Governmental Entity. Without limiting the foregoing sentence, except as prohibited by applicable Law, each of Montage and Marigold shall, (A) to the extent reasonably practicable, consult with each other prior to taking any material substantive position with respect to the filings under the HSR Act, Communications Act and the FCC Rules in discussions with or filings to be submitted to any Governmental Entity or any other third party relating to the obtaining of any consent, approval, waiver or authorization required from such Governmental Entity or other third party in connection with the transactions contemplated by this Agreement, (B) to the extent reasonably practicable, permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Entity with respect to the HSR Act, Communications Act and the FCC Rules or any other third party relating to the obtaining of any consent, approval, waiver or authorization required from such Governmental Entity or any other third party in connection with the transactions contemplated by this Agreement, and (C) to the extent reasonably practicable, coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any material oral presentations) made by such party with any Governmental Entity or any other third party relating to this Agreement or the transactions contemplated hereby under the HSR Act, Communications Act and the FCC Rules or relating to the obtaining of any other third party consent, approval, waiver or authorization required in connection with the transactions contemplated by this Agreement; provided that in respect of third parties other than Governmental Entities this Section 6.3(b) shall apply only to the extent that the relevant consent, approval, waiver or authorization is related to a Contract set forth on Section 7.2(d) of the Marigold Disclosure Letter or Section 7.3(d) of the Montage Disclosure Letter. Neither Montage nor Marigold nor any of their respective Subsidiaries shall, in connection with the transactions contemplated hereby, and the FCC Applications shall not, seek a waiver or other formal or informal ruling from the FCC or the staff of the FCC with respect to the thirty-nine percent (39%) “national television ownership cap” as such term is currently defined by the FCC or attempt to rely on the application of any “UHF discount” as such term is currently defined by the FCC (or attempt to apply any “VHF” or other discount) in connection with calculating compliance with such thirty-nine percent (39%) national television ownership cap. Notwithstanding anything to the contrary set forth in this Section 6.3, each of Montage and Marigold may, as they deem advisable and necessary, designate any privileged or competitively sensitive materials provided to the other under this Section 6.3 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the party and will not be disclosed by such outside counsel to employees, officers, or directors of such party without the advance written consent of the party providing such materials.

(c)     Unless prohibited by applicable Law or by the applicable Governmental Entity, each of Montage and Marigold shall (i) not without the other participate in or attend any meeting, or engage in any substantive conversation with any Governmental Entity or any other third party in respect of the Merger relating to the obtaining of any consent, approval, waiver or authorization required from such Governmental Entity or other third party in connection with the transactions contemplated by this Agreement, (ii) to the extent practicable, give the other reasonable prior notice of any such meeting or conversation and (iii) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity or third party from participating or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto; provided that in respect of third parties other than Governmental Entities this Section 6.3(c) shall apply only to the extent that the relevant consent, approval, waiver or authorization is related to a Contract set forth on Section 7.2(d) of the Marigold Disclosure Letter or Section 7.3(d) of the Montage Disclosure Letter.

(d)     Without limiting the generality of the foregoing, each of Montage and Marigold shall be required to (i) take all actions necessary to effect the the Regulatory Divestitures as contemplated by Schedule 6.3, (ii) vigorously contest (including by means of litigation) (x) any actions, arbitrations, litigations, suits or other civil or criminal proceedings brought, or threatened to be brought, by any Governmental Authority or any other Person seeking to enjoin, restrain, prevent, prohibit or make illegal the consummation of any of the transactions contemplated hereby or seeking damages or to impose any terms or conditions in connection with the transactions contemplated hereby, and (y) any Order that enjoins, restrains, prevents, prohibits or makes illegal the consummation of any of the transactions contemplated hereby or imposes any damages, terms or conditions in connection with the transactions contemplated hereby and (iii) resolve any objections any Governmental Entity may assert under any applicable Law with respect to the Transactions and to obtain any clearance required under the HSR Act, Communications Act and the FCC Rules or any objection that any other third party relating to the obtaining of any consent, approval, waiver or authorization required from such third party in connection with the transactions contemplated by this Agreement other approval, consent or authorization necessary under applicable Law for the consummation of the transactions contemplated hereby (including agreeing to and making divestitures, entering into hold separate arrangements, terminating, assigning or modifying Contracts (or portions thereof) or other business relationships, accepting restrictions on business operations and entering into of commitments and obligations).

(e)     Notwithstanding anything herein to the contrary, nothing set forth in this Section 6.3 or Schedule 6.3 shall (i) require, or be construed to require, Montage or Marigold or any of their respective Subsidiaries to take, or agree to take, any Regulatory Action or make any Regulatory Divestiture unless the Regulatory Action or the Regulatory Divestiture shall be conditioned upon the consummation of the Merger and the transactions contemplated hereby, or (ii) require, or be construed to require, Montage or Marigold or any of their respective Subsidiaries to take, or agree to take, any Regulatory Action unless all Regulatory Actions would not result in a Regulatory Material Adverse Effect (as defined in Section 6.3(f)). Senior executives of Montage shall consult in good faith with senior executives of Marigold (with reasonable prior notice and giving due consideration to each other’s recommendations) with respect to any Regulatory Action that is not a Regulatory Divestiture specifically listed in Schedule 6.3. Neither Montage nor Marigold shall be permitted to, and each shall cause its Subsidiaries and its Sharing Companies not to, take any action as part of Regulatory Actions or otherwise that would reasonably be expected to materially delay or impede receipt of the FCC Consent or the consummation of the Regulatory Actions or the Merger.

(f)     For purposes of Section 6.3(e), (i) “Regulatory Action” means any obligation, condition or other requirement imposed by a Governmental Entity in connection with this Agreement or the transactions contemplated hereby and (ii) “Regulatory Material Adverse Effect” means any Regulatory Action imposed on Montage or Marigold or any of their respective Subsidiaries that, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of Montage and its Subsidiaries, taken as a whole, after giving effect to the Merger; provided, however, that the results or effects of the Regulatory Divestitures specifically listed in Schedule 6.3 shall not be taken into account for purposes of the definition of a “Regulatory Material Adverse Effect”.

(g)     Without limiting the generality of Section 6.3(a), but subject to Section 6.3(e):

(i)     Within ten (10) Business Days after the date of this Agreement, Montage and Marigold shall, and as necessary or advisable shall cause their respective Subsidiaries to, file the FCC Applications relating to those FCC Licenses issued under Part 73 of Title 47 of the Code of Federal Regulations , which shall include all statements or information required in FCC Public Notice DA 15-1129 (released October 6, 2015) and Public Notice DA 15-1435 (released December 17, 2015) pertaining to the consummation of transactions during the pendency of the FCC Broadcast Incentive Auction. As promptly as practicable after the date of this Agreement, Montage and Marigold shall, and as necessary or advisable shall cause their respective Subsidiaries to, file the remainder of the FCC Applications. Montage and Marigold shall use reasonable best efforts to obtain the FCC Consent as promptly as practicable. Montage and Marigold shall each pay 50% of the FCC filing fees relating to the transactions contemplated hereby required by the Communications Act and the FCC Rules to be paid by Montage, Marigold or any of their respective Subsidiaries, irrespective of whether the transactions contemplated by this Agreement are consummated.

(ii)     As promptly as practicable following the date of this Agreement, Montage and Marigold shall, and/or shall cause their respective ultimate parent entities to file Notification and Report Forms with the Federal Trade Commission and the United States Department of Justice pursuant to the HSR Act, with respect to the transactions contemplated hereby, and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation. Montage and Marigold shall each pay 50% of the filing fees payable under the HSR Act by Montage, Marigold or their Subsidiaries relating to the transactions contemplated hereby, irrespective of whether the transactions contemplated by this Agreement are consummated.

(iii)     Montage and Marigold acknowledge that, to the extent reasonably necessary to expedite the grant by the FCC of any Renewal Application with respect to any Station and thereby to facilitate the grant of the FCC Consent with respect to such Station, each of Montage, Marigold and their applicable Subsidiaries shall be permitted to enter into tolling agreements with the FCC to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against such Station in connection with (i) any pending complaints that such Station aired programming that contained obscene, indecent or profane material or (ii) any other enforcement matters against such Station with respect to which the FCC may permit Montage or Marigold (or any of their respective Subsidiaries) to enter into a tolling agreement.

(iv)     If the Closing shall not have occurred for any reason within the original effective periods of the FCC Consent, and neither party shall have terminated this Agreement pursuant to the terms hereof, Montage and Marigold shall use their reasonable best efforts to obtain one or more extensions of the effective period of the FCC Consent to permit consummation of the transactions hereunder. Upon receipt of the FCC Consent, Marigold and Montage shall use their respective reasonable best efforts to maintain in effect the FCC Consent to permit consummation of the transactions hereunder. No extension of the FCC Consent shall limit the right of Montage and Marigold to terminate this Agreement pursuant to the terms hereof.

Section 6.4 Access to Information.

(a)     Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of Marigold and Montage shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other Representatives of the other, reasonable access, during normal business hours during the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, to all its properties, books, contracts and records, and, during such period, each of such parties shall, and shall cause its Subsidiaries to, make available to the other all other information concerning its business, properties and personnel as the other may reasonably request. Neither Marigold and Montage nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Law, rule, regulation, order, judgment, decree or fiduciary duty or binding agreement entered into prior to the date of this Agreement. Each of Marigold and Montage shall use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)     All information and materials provided pursuant to this Agreement shall be subject to the provisions of that certain confidentiality agreement, dated as of October 19, 2015, by and between Montage and Marigold (the “Confidentiality Agreement”).

(c)     No investigation by either of the parties or their respective Representatives shall affect the representations and warranties of the other set forth in this Agreement.

(d)     Notwithstanding any other provision of this Agreement, after the date such communications are prohibited by the FCC, neither Montage nor Marigold shall be required to provide or communicate to the other or permit the other to have access to any information that would communicate, directly or indirectly, its bids or bidding strategies in the FCC Broadcast Incentive Auction in violation of the anti-collusion provisions of the FCC Broadcast Incentive Auction Rules, as they may be interpreted from time to time by the FCC.

(e)     Marigold and Montage acknowledge that (1) the FCC has announced its intention to conduct the FCC Broadcast Incentive Auction no earlier than March 29, 2016; (2) the FCC Broadcast Incentive Auction will require television station participants to file applications reflecting their intention to participate (the “Auction Applications”); (3) following the date that such Auction Applications are required to be filed, certain direct and indirect communications between Marigold and Montage regarding the FCC Broadcast Incentive Auction, including whether either Marigold or Montage intends to participate in the FCC Broadcast Incentive Auction, as well as their bids or bidding strategies, will be prohibited by 47 C.F.R. § 1.2205(b) (the “Prohibited Communications”); and (4) such Prohibited Communications will remain prohibited until the FCC publicly announces the results of the FCC Broadcast Incentive Auction (the period between the date Auction Applications are required to be filed and the FCC’s public announcement of the Auction results hereinafter referred to as the “Anti-Collusion Rule Period”). During the Anti-Collusion Rule Period, neither Marigold nor Montage shall make any statement, either oral or written, or take any action that is prohibited under 47 C.F.R. § 1.2205(b). Notwithstanding any other provision of this Agreement, neither Montage nor Marigold shall be required to provide or communicate to the other or permit the other to access to any information that would communicate, directly or indirectly, its bids or bidding strategies in the FCC Broadcast Incentive Auction in violation of the anti-collusion provisions of the FCC Broadcast Incentive Auction Rules, as they may be interpreted from time to time by the FCC.

Section 6.5 Employee Matters.

(a)     For a period of one (1) year following the Closing Date, Montage shall, or shall cause the Surviving Corporation to, provide the employees of Marigold and the Marigold Subsidiaries who are employed by Montage and its Subsidiaries as of the Effective Time and who remain employed by Montage or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) thereafter (the “Continuing Employees”) with (i) benefits and compensation that are substantially similar in the aggregate to those provided to such individuals as of the date hereof and (ii) severance benefits in accordance with the terms of the Montage severance policy (“Montage Severance Policy”) or, if greater, the Marigold severance policy in effect as of the date hereof, applied in a manner consistent with the manner in which Montage or Marigold, as applicable, has applied such policy under similar circumstances, and not amend such program in any way with respect to the Continuing Employees except as required by applicable Law or to increase benefits payable to the Continuing Employees under the program; provided, that nothing herein shall limit Montage’s or its Subsidiaries’ ability to terminate any Continuing Employee at any time after the Closing.

(b)     Montage shall cause, to the extent applicable, (i) each Montage Benefit Plan in which Marigold Continuing Employees become eligible to participate and (ii) each employee benefit plan adopted or implemented by Montage or its Subsidiaries at or following the Closing (each, a “New Benefit Plan” and, together with the Montage Benefit Plans and the Marigold Benefit Plans following the Closing, the “Merger Benefit Plans”) in which Continuing Employees become eligible to participate, to take into account for purposes of eligibility, vesting and benefit accruals (solely, in the case of benefit accruals, with respect to Merger Benefit Plans that are not defined benefit plans or provide post-retirement health or welfare benefits, except as required by applicable Law or under any Merger Benefit Plan that replaces a comparable Montage Benefit Plan or Marigold Benefit Plan, as applicable), the service of such Continuing Employees with Marigold and Marigold Subsidiaries (and any predecessor entities), as applicable, to the same extent as such service was credited for such purpose, by Marigold and the Marigold Subsidiaries; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service or with respect to New Benefit Plans for which prior service is not taken into account or with respect to plans for which participation and/or service is frozen.

(c)     At and following the Effective Time, Montage shall, and shall cause the applicable Subsidiary to, as applicable, honor the accrued and vested obligations of Marigold and their respective Subsidiaries as of the Effective Time under the provisions of the Marigold Benefit Plans, Marigold Employment Agreements, and New Benefit Plans, as applicable; provided that this provision shall not prevent Montage or any of its Subsidiaries from terminating any such plans or agreements to the extent permitted by the respective terms of such plans or agreements, provided that Montage honors all accrued and vested obligations under such plans and agreements upon such termination.

(d)     If Marigold Continuing Employees become eligible to participate in a Montage Benefit Plan or a New Benefit Plan, in each case that provides medical, dental or other health care insurance, Montage shall use commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the medical, health, or dental plans of Marigold, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by such employees and their beneficiaries during the portion of the calendar year prior to such participation, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time for the year in which the Effective Time or participation in such medical, dental or other health care insurance plan of Marigold occurs, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous medical, dental or other health care insurance plan of Marigold, prior to the Effective Time for the year in which the Effective Time or participation in such medical, dental or health care insurance plan occurs.

(e)     Without limiting the generality of Section 9.9, this Section 6.5 shall be binding upon and inure solely to the benefit of each party to this Agreement, and nothing in this Section 6.5, express or implied, is intended to confer upon any other Person, including any current or former director, officer or employee of Marigold or any of its Subsidiaries or of Montage or any of its Subsidiaries, any rights or remedies of any nature whatsoever under or by reason of this Section 6.5. Nothing in this Agreement shall prevent Montage, Merger Sub, or the Surviving Corporation from amending, suspending or terminating any Marigold Benefit Plans or Montage Benefit Plans or Marigold Employment Agreements or Montage Employment Agreements to the extent permitted by the respective terms of such plans or agreements. Nothing contained in this Agreement shall constitute or be deemed to be an amendment to any Marigold Benefit Plan or Montage Benefits Plan or Marigold Employment Agreement or Montage Employment Agreement or any other compensation or benefit plan, program or arrangement of Marigold or any of its Subsidiaries or Montage or any of its Subsidiaries.

(f)     If the Closing occurs in 2016, cash incentive bonuses in respect of 2016 shall be paid to employees of Marigold and its Subsidiaries at or prior to the Closing in amounts calculated on the basis that the target performance level was attained and pro-rated to reflect the portion of the 2016 performance period lapsed as of the Closing Date. If the Closing occurs in 2017 (i) but prior to the date on which cash incentive bonus payments in respect of 2016 would normally be paid, cash incentive bonus payments in respect of 2016 shall be paid to employees of Marigold and its Subsidiaries at the Closing in amounts calculated on the basis that the target performance level was attained and (ii) cash incentive bonus payments in respect of 2017 shall be paid to employees of Marigold and its Subsidiaries at or prior to the Closing in amounts calculated on the basis that the target performance level was attained and pro-rated to reflect the portion of the 2017 performance period lapsed as of the Closing Date. In all cases covered by this Section 6.5(f), Marigold shall accrue such bonuses on its financial statements for each relevant period and shall make customary adjustments in the amount of such accruals in accordance with GAAP.

Section 6.6 Directors’ and Officers’ Indemnification and Insurance.

(a)     Without limiting any additional rights that any director or officer may have under any indemnification agreement or under the articles of incorporation and bylaws of Marigold, from and after the Effective Time, Montage shall cause the Surviving Corporation or any applicable Subsidiary (collectively, the “D&O Indemnifying Parties”) thereto to: (i) indemnify and hold harmless each person who is at the date hereof, was previously, or during the period from the date hereof through the date of the Effective Time serving as a director or officer of Marigold or such Subsidiary (collectively, the “D&O Indemnified Parties”) to the fullest extent the Surviving Corporation or any such Subsidiary is so authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any D&O Claim and any losses, claims, damages, liabilities, costs, Claim Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such D&O Claim; and (ii) promptly pay on behalf of or, within ten (10) Business Days after any request for advancement, advance to each of the D&O Indemnified Parties, in each case to the fullest extent the Surviving Corporation or the applicable Subsidiary is so authorized or permitted by applicable Law, as now or hereafter in effect, any Claim Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any D&O Claim in advance of the final disposition of such D&O Claim, including payment on behalf of or advancement to the D&O Indemnified Party of any Claim Expenses incurred by such D&O Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to the Surviving Corporation’s receipt of a written undertaking by or on behalf of such D&O Indemnified Party to repay such Claim Expenses if it is ultimately determined under applicable Law that such D&O Indemnified Party is not entitled to be indemnified. Without limiting any additional rights that any director or officer may have under any indemnification agreement set forth in Section 6.6 of the Marigold Disclosure Letter or under the articles of incorporation and bylaws of Marigold, the D&O Indemnified Parties as a group may retain only one law firm to represent them with respect to each such D&O Claim unless there is, under applicable standards of professional conduct, a conflict between the positions of any two or more D&O Indemnified Parties. To the extent authorized or permitted by applicable Law, the indemnification and advancement obligations of the Surviving Corporation pursuant to this Section 6.6(a) shall extend to acts or omissions occurring at or before the Effective Time and any D&O Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement, the Merger and the consummation of the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any D&O Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director or officer of Marigold or any of the Marigold Subsidiaries after the date hereof and shall inure to the benefit of such Person’s heirs, successors, executors, and personal and legal Representatives. As used in this Section 6.6(a): (x) the term “D&O Claim” means any threatened, asserted, pending or completed action, suit or proceeding or inquiry or investigation, whether instituted by any party hereto, any Governmental Entity or any other Person, that any D&O Indemnified Party in good faith believes might lead to the institution of any action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to (A) such D&O Indemnified Party’s duties or service as a director or officer of Marigold or the applicable Subsidiary thereto or (B) to the extent such person is or was serving at the request or for the benefit of Marigold or any of the Marigold Subsidiaries, any other entity or any benefit plan maintained by any of the foregoing at or prior to the Effective Time; and (y) the term “Claim Expenses” means reasonable attorneys’ fees and all other reasonable out-of-pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any D&O Claim for which indemnification is authorized pursuant to this Section 6.6(a), including any action relating to a claim for indemnification or advancement brought by a D&O Indemnified Party. No D&O Indemnifying Party shall settle, compromise or consent to the entry of any judgment in any actual or threatened D&O Claim in respect of which indemnification has been sought by such D&O Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such D&O Indemnified Party from all liability arising out of such D&O Claim, or such D&O Indemnified Party otherwise consents thereto.

(b)     Without limiting the foregoing, Montage and Marigold agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Marigold or any of the Marigold Subsidiaries as provided in the Marigold Organizational Documents as in effect on the Closing Date and indemnification agreements of Marigold and the Marigold Subsidiaries shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years from the Effective Time, the articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification and limitations on liability of directors and officers than are set forth in the Marigold Organizational Documents as in effect on the Closing Date, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of Marigold or any of the Marigold Subsidiaries, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law. At Marigold’s option and expense, prior to the Effective Time, Marigold may purchase (and pay in full the aggregate premium for) a six-year prepaid “tail” insurance policy (which policy by its express terms shall survive the Merger) of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the directors, officers, agents or fiduciaries of Marigold or any of the Marigold Subsidiaries as Marigold’s and the Marigold Subsidiaries’ existing directors’ and officers’ insurance policy or policies, covering without limitation the transactions contemplated by this Agreement, with a claims period of six (6) years from the Effective Time for D&O Claims arising from facts or events that occurred on or prior to the Effective Time; provided, however, that the premium for such tail policy shall not exceed three hundred percent (300%) of the aggregate annual amounts currently paid by Marigold and the Marigold Subsidiaries for such insurance (such amount being the “Marigold Maximum Premium”). If Marigold shall obtain such tail policy prior to the Effective Time, Montage or the Surviving Corporation shall cause such policy to be maintained in full force and effect, for its full term, and shall cause the Surviving Corporation to honor all its obligations thereunder. If Marigold fails to obtain such tail policy prior to the Effective Time, Montage or the Surviving Corporation shall obtain such a tail policy, provided, however, that the premium for such tail policy shall not exceed the Marigold Maximum Premium; provided, further, that if such tail policy cannot be obtained or can be obtained only by paying aggregate annual premiums in excess of the Marigold Maximum Premium, Montage or the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Marigold Maximum Premium.

(c)     If any of Montage or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving company, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Montage or the Surviving Corporation, as applicable, assume the obligations set forth in this Section 6.6.

(d)     Montage and the Surviving Corporation shall be jointly and severally obligated to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.6; provided, however, that such D&O Indemnified Party provides an undertaking to repay such expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Person is not legally entitled to indemnification under Law.

(e)     The provisions of this Section 6.6 are intended to be for the express benefit of, and shall be enforceable by, each D&O Indemnified Party (who are intended to be third party beneficiaries of this Section 6.6), his or her heirs and his or her personal Representatives, shall be binding on all successors and assigns of Montage and the Surviving Corporation and shall not be amended after the Effective Time in a manner that is adverse to any D&O Indemnified Party (including their successors, assigns and heirs) without the prior written consent of such D&O Indemnified Party (including the successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 6.6 shall not be deemed to be exclusive of any other rights to which a D&O Indemnified Party is entitled, whether pursuant to applicable Law, contract or otherwise.

Section 6.7 Advice of Changes. Each of Montage, on the one hand, and Marigold, on the other hand, shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on Marigold, in the case of Marigold, or a Material Adverse Effect on Montage, in the case of Montage, or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 6.7 shall not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

Section 6.8 Reserved.

Section 6.9 Approval Actions. Immediately after the execution and delivery of this Agreement, Montage shall execute and deliver to Merger Sub (with a copy to Marigold) an irrevocable written consent approving and adopting this Agreement and the transactions contemplated hereby, including the Merger.

Section 6.10 No Solicitation by Marigold.

(a)     From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, (i) Marigold shall not, and shall cause the Marigold Subsidiaries not to, and (ii) Marigold shall and shall cause the Marigold Subsidiaries to use its and their respective reasonable best efforts (including by notifying them of the existence and terms of this Section 6.10(a)) to cause the Representatives of Marigold and of the Marigold Subsidiaries not to, directly or indirectly:

(i)     solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to Marigold or Acquisition Inquiry with respect to Marigold;

(ii)     furnish any non-public information regarding Marigold or any of the Marigold Subsidiaries to any Person who has made or in response to an Acquisition Proposal with respect to Marigold or an Acquisition Inquiry with respect to Marigold;

(iii)     engage in discussions or negotiations with any Person who has made any Acquisition Proposal with respect to Marigold or Acquisition Inquiry with respect to Marigold (other than discussions in the ordinary course of business that are unrelated to an Acquisition Proposal or Acquisition Inquiry, which shall be permitted);

(iv)     approve, endorse or recommend any Acquisition Proposal with respect to Marigold or Acquisition Inquiry with respect to Marigold or, subject to Section 6.10(c), withdraw or propose to withdraw its approval and recommendation in favor of this Agreement and the transactions contemplated hereby, including the Merger; or

(v)     enter into any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or other similar agreement (other than a Marigold Confidentiality Agreement, subject to Section 6.10(b)) for any Acquisition Transaction with respect to Marigold.

(b)     Notwithstanding Section 6.10(a), if after the date hereof but prior to the Marigold Approval Time, the Marigold Board receives a bona fide written Acquisition Proposal made after the date hereof but prior to the Marigold Approval Time and which has not resulted from a violation of this Section 6.10, Marigold and its Representatives may contact such Person to clarify the terms and conditions thereof and if the Marigold Board determines in its good faith business judgment, after consulting with outside counsel and a nationally recognized third party financial advisor, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Marigold Superior Offer, and, after consultation with outside counsel, that the failure to take the actions described in clauses (A) and (B) below would be reasonably likely to be inconsistent with the Marigold Board’s fiduciary duties to Marigold Shareholders under applicable Law, then Marigold may, at any time prior to the Marigold Approval Time (A) furnish information with respect to Marigold and the Marigold Subsidiaries to the Person or Persons (and its or their Representatives and potential financing sources) making such Acquisition Proposal, but only after such Person or Persons enter into a Marigold Confidentiality Agreement and (B) participate in discussions or negotiations with such Person or Persons (and its or their Representatives and potential financing sources) regarding any such Acquisition Proposal made by such Person or Persons; provided, that Marigold shall give written notice to Montage after any such determination by the Marigold Board and before taking any of the actions described in the foregoing clauses (A) and (B). Marigold shall promptly (and in any event, within twenty-four (24) hours) provide Montage with all non-public information regarding Marigold and the Marigold Subsidiaries that is provided by Marigold to a Person or Persons (or its or their Representatives or potential financing sources) making such Acquisition Proposal that shall not have been previously provided to Montage or its Representatives. Notwithstanding anything to the contrary contained in this Section 6.10, in no event may Marigold or any of the Marigold Subsidiaries or any of its Representatives directly or indirectly reimburse or pay, or agree to reimburse or pay, the fees, costs or expenses of, or provide or agree to provide compensation to, any Person or Persons (or any of its or their Representatives or potential financing sources) who makes an Acquisition Proposal or Acquisition Inquiry with respect to Marigold.

(c)     Except as expressly permitted by this Section 6.10(c), the Marigold Board shall not (i) (A) fail to make or withdraw or qualify, amend or modify in any manner adverse to Montage, or propose publicly to withdraw, or to qualify, amend or modify, in any manner adverse to Montage, the Marigold Board Recommendation or (B) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Marigold Adverse Recommendation Change”) (it being understood that the following shall not constitute a Marigold Adverse Recommendation Change prohibited hereunder: (1) any “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the Exchange Act, and (2) any communication by Marigold that expressly continues to recommend the transactions contemplated hereby), (ii) take any action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction contemplated by an Acquisition Proposal, or (iii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize Marigold or any of the Marigold Subsidiaries to enter into, any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or Contract or other instrument in respect of or relating to an Acquisition Proposal with respect to Marigold (other than a Marigold Confidentiality Agreement). Notwithstanding the foregoing, at any time before the Marigold Approval Time, the Marigold Board may effect a Marigold Adverse Recommendation Change (other than in connection with an Acquisition Proposal with respect to Marigold) in response to a Marigold Intervening Event, if and only if: (A) if the Marigold Board determines in its good faith business judgment, after consulting with outside counsel, that the failure to effect a Marigold Adverse Recommendation Change would be reasonably likely to be inconsistent with the Marigold Board’s fiduciary duties to the Marigold Shareholders under applicable Law; (B) Marigold has provided Montage four (4) Business Days’ prior written notice specifying the Marigold Intervening Event in reasonable detail and advising Montage that it intends to take such action and specifying, in reasonable detail, the reasons for such action, it being understood that the delivery of such notice shall not itself constitute a Marigold Adverse Recommendation Change; and (C) (1) during such four (4) Business Days’ notice period, to the extent requested in writing by Montage, Marigold and its Representatives shall negotiate in good faith with Montage and Montage’s Representatives with respect to any revisions to the terms of this Agreement so that such Marigold Intervening Event would no longer necessitate a Marigold Adverse Recommendation Change, and (2) if after taking into consideration any revisions to the terms of this Agreement proposed in writing by Montage by 5 p.m. Eastern Time on the last day of such notice period, the Marigold Board continues to believe in its good faith business judgment, after consulting with outside counsel, that the failure to make a Marigold Adverse Recommendation Change in response to such Marigold Intervening Event would be reasonably likely to be inconsistent with the Marigold Board’s fiduciary duties to the Marigold Shareholders under applicable Law. For the avoidance of doubt, the provisions of this Section 6.10(c) shall also apply to any material change to the facts and circumstances relating to such Marigold Intervening Event and require a new notice, except that the references to four (4) Business Days shall be deemed to be three (3) Business Days. Notwithstanding anything to the contrary in this Section 6.10(c) or elsewhere in this Agreement, if the Marigold Board receives after the date hereof but before the Marigold Approval Time a bona fide unsolicited written Acquisition Proposal with respect to Marigold (which did not result from a violation of this Section 6.10) that the Marigold Board determines in its good faith business judgment, after consulting with outside counsel and a nationally recognized third party financial advisor, constitutes a Marigold Superior Offer, (i) Marigold may (but in no event from and after the Marigold Approval Time) terminate this Agreement pursuant to Section 8.1(h) to enter into a definitive agreement to accept such Marigold Superior Offer (and take an action described in clause (ii) of the first sentence of this Section 6.10(c) contemporaneously therewith), if Marigold pays the Marigold Termination Fee required to be paid by it pursuant to Section 8.3 in connection with such termination, or (ii) the Marigold Board may make a Marigold Adverse Recommendation Change in connection with such Marigold Superior Offer, but in each case described in this sentence only (1) after the fourth (4th) Business Day (such four (4) Business Day period, the “Marigold Notice Period”) following Marigold’s delivery to Montage of written notice (a “Notice of Marigold Superior Offer”), advising Montage that the Marigold Board is prepared to accept such Marigold Superior Offer and enter into a definitive agreement with respect hereto (which notice shall include the form of definitive agreement Marigold and the Person that made such offer are prepared to enter into in connection with the termination of this Agreement, any other information and material required to be delivered under Section 6.10(b) or this Section 6.10(c), as applicable, that has not yet been provided to Montage, and the identity of the Person or Persons making such Acquisition Proposal) and terminate this Agreement or make a Marigold Adverse Recommendation Change in connection with such Marigold Superior Offer (it being understood that any such Notice of Marigold Superior Offer regarding a Marigold Adverse Recommendation Change shall not itself constitute a Marigold Adverse Recommendation Change for purposes of this Agreement) and during such Marigold Notice Period, to the extent requested in writing by Montage, Marigold and its Representatives shall negotiate in good faith with Montage and Montage’s Representatives with respect to any revisions to the terms of this Agreement proposed by Montage so that such Acquisition Proposal ceases to constitute a Marigold Superior Offer, and (2) if after taking into consideration any revisions to the terms of this Agreement proposed in writing by Montage by 5 p.m. Eastern Time on the last day of such Marigold Notice Period, the Marigold Board continues to believe in its good faith business judgment, after consulting with outside counsel and a nationally recognized third party financial advisor, that such Acquisition Proposal continues to constitute a Marigold Superior Offer, and that, after consultation with outside counsel, the failure to (i) terminate this Agreement pursuant to Section 8.1(h) or (ii) make a Marigold Adverse Recommendation Change in connection with such Marigold Superior Offer would be reasonably likely to be inconsistent with the Marigold Board’s fiduciary duties to the Marigold Shareholders under applicable Law. Any (i) amendment to the financial or other material terms of such Marigold Superior Offer or (ii) amendment to an Acquisition Proposal that the Marigold Board had determined no longer constitutes a Marigold Superior Offer, shall constitute a new Acquisition Proposal and shall require Marigold to deliver to Montage a new Notice of Marigold Superior Offer and a new Marigold Notice Period (which shall be three (3), instead of four (4), Business Days in length) shall commence thereafter. Except in accordance with the procedures set forth in this Section 6.10(c), Marigold shall have no right to terminate this Agreement pursuant to Section 8.1(h).

(d)     Nothing in this Section 6.10 shall prohibit the Marigold Board from (i) taking and disclosing to Marigold’s shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to its shareholders required pursuant to applicable Law if the Marigold Board determines, in its good faith business judgment, after consultation with outside counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties or applicable Law; provided that (x) a disclosure pursuant to clause (i) of this Section 6.10(d) shall be a Marigold Adverse Recommendation Change unless the Marigold Board reaffirms the Marigold Board Recommendation in such disclosure, and (y) clause (ii) of this Section 6.10(d) shall not permit the Marigold Board to make a Marigold Adverse Recommendation Change or to take any other actions contemplated by this Section 6.10, except, in each case, to the extent expressly permitted by, and subject to the terms and conditions of, this Section 6.10.

(e)     Marigold shall promptly, within thirty-six (36) hours, advise Montage orally and in writing of any Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof and all material modifications thereto) that is made or submitted by any Person during the period beginning on the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms. If Marigold receives an Acquisition Proposal or an Acquisition Inquiry, it shall (i) promptly notify Montage (within no more than thirty-six (36) hours after any director, officer or financial advisor of Marigold is notified or becomes aware of the receipt of such Acquisition Proposal or Acquisition Inquiry) of the communication or receipt of any Acquisition Proposal or Acquisition Inquiry, indicating, in connection with such notice, the identity of the person making such Acquisition Proposal or Acquisition Inquiry and the material terms and conditions thereof, and (ii) keep Montage reasonably informed on a current basis of any material developments in the status and terms of any such Acquisition Proposal or Acquisition Inquiry (including whether such Acquisition Proposal or Acquisition Inquiry has been withdrawn or rejected and any material change to the terms thereof).

(f)     Marigold shall immediately cease and cause to be terminated any discussions existing as of the date of this Agreement with any Person that relate to any Acquisition Proposal or Acquisition Inquiry in respect of Marigold proposed on or prior to the date hereof. Marigold acknowledges and agrees that any actions taken by or at the direction of a Representative of Marigold or any of the Marigold Subsidiaries that, if taken by Marigold, would constitute a breach or violation of this Section 6.10 will be deemed to constitute a breach and violation of this Section 6.10 by Marigold.

Section 6.11 No Solicitation by Montage.

(a)     From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, (i) Montage shall not, and shall cause the Montage Subsidiaries not to, and (ii) Montage shall and shall cause the Montage Subsidiaries to use its and their respective reasonable best efforts (including by notifying them of the existence and terms of this Section 6.11(a)) to cause the Representatives of Montage and of the Montage Subsidiaries not to, directly or indirectly:

(i)     solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to Montage or Acquisition Inquiry with respect to Montage;

(ii)     furnish any non-public information regarding Montage or any of the Montage Subsidiaries to any Person who has made or in response to an Acquisition Proposal with respect to Montage or an Acquisition Inquiry with respect to Montage;

(iii)     engage in discussions or negotiations with any Person who has made any Acquisition Proposal with respect to Montage or an Acquisition Inquiry with respect to Montage (other than discussions in the ordinary course of business that are unrelated to an Acquisition Proposal or Acquisition Inquiry, which shall be permitted);

(iv)     approve, endorse or recommend any Acquisition Proposal with respect to Montage or Acquisition Inquiry with respect to Montage or, subject to Section 6.11(c), withdraw or propose to withdraw its approval and recommendation in favor of this Agreement and the transactions contemplated hereby, including the Merger; or

(v)     enter into any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or other similar agreement (other than a confidentiality agreement on the terms described below, subject to Section 6.11(b)) for any Acquisition Transaction with respect to Montage.

(b)     Notwithstanding Section 6.11(a), if after the date hereof but prior to the Montage Approval Time, the Montage Board receives a bona fide written Acquisition Proposal made after the date hereof but prior to the Montage Approval Time and which has not resulted from a violation of this Section 6.11, Montage and its Representatives may contact such Person to clarify the terms and conditions thereof and if the Montage Board determines in its good faith judgment, after consulting with outside counsel and a nationally recognized third party financial advisor, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Montage Superior Offer, and, after consultation with outside counsel, that the failure to take the actions described in clauses (A) and (B) below would be reasonably likely to be inconsistent with the Montage Board’s fiduciary duties to Montage Shareholders under applicable Law, then Montage may, at any time prior to the Montage Approval Time (A) furnish information with respect to Montage and the Montage Subsidiaries to the Person or Persons (and its or their Representatives and potential financing sources) making such Acquisition Proposal, but only after such Person or Persons enter into a customary confidentiality agreement with Montage (which confidentiality agreement must be no less restrictive with respect to the confidential treatment of information by such Person than the Confidentiality Agreement) (a “Montage Confidentiality Agreement”) and (B) participate in discussions or negotiations with such Person or Persons (and its or their Representatives and potential financing sources) regarding any such Acquisition Proposal made by such Person or Persons; provided, that Montage shall give written notice to Marigold after any such determination by the Montage Board and before taking any of the actions described in the foregoing clauses (A) and (B). Montage shall promptly (and in any event, within twenty-four (24) hours) provide Marigold with all non-public information regarding Montage and the Montage Subsidiaries that is provided by Montage to a Person or Persons (or its or their Representatives or potential financing sources) making such Acquisition Proposal that shall not have been previously provided to Marigold or its Representatives. Notwithstanding anything to the contrary contained in this Section 6.11, in no event may Montage or any of the Montage Subsidiaries or any of its Representatives directly or indirectly reimburse or pay, or agree to reimburse or pay, the fees, costs or expenses of, or provide or agree to provide compensation to, any Person or Persons (or any of its or their Representatives or potential financing sources) who makes an Acquisition Proposal or Acquisition Inquiry with respect to Montage.

(c)     Except as expressly permitted by this Section 6.11(c), the Montage Board shall not (i) (A) fail to make or withdraw or qualify, amend or modify in any manner adverse to Marigold, or propose publicly to withdraw, or to qualify, amend or modify, in any manner adverse to Marigold, the Montage Board Recommendation or (B) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Montage Adverse Recommendation Change”) (it being understood that the following shall not constitute a Montage Adverse Recommendation Change prohibited hereunder: (1) any “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the Exchange Act, and (2) any communication by Montage that expressly continues to recommend the transactions contemplated hereby), (ii) take any action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction contemplated by an Acquisition Proposal, or (iii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize Montage or any of the Montage Subsidiaries to enter into, any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or Contract or other instrument in respect of or relating to an Acquisition Proposal with respect to Montage (other than a Montage Confidentiality Agreement). Notwithstanding the foregoing, at any time before the Montage Approval Time, the Montage Board may effect a Montage Adverse Recommendation Change (other than in connection with an Acquisition Proposal with respect to Montage) in response to a Montage Intervening Event, if and only if: (A) if the Montage Board determines in its good faith judgment, after consulting with outside counsel, that the failure to effect a Montage Adverse Recommendation Change would be reasonably likely to be inconsistent with the Montage Board’s fiduciary duties to the Montage Shareholders under applicable Law; (B) Montage has provided Marigold four (4) Business Days’ prior written notice specifying the Montage Intervening Event in reasonable detail and advising Marigold that it intends to take such action and specifying, in reasonable detail, the reasons for such action, it being understood that the delivery of such notice shall not itself constitute a Montage Adverse Recommendation Change; and (C) (1) during such four (4) Business Days’ notice period, to the extent requested in writing by Marigold, Montage and its Representatives shall negotiate in good faith with Marigold and Marigold’s Representatives with respect to any revisions to the terms of this Agreement so that such Montage Intervening Event would no longer necessitate a Montage Adverse Recommendation Change, and (2) if after taking into consideration any revisions to the terms of this Agreement proposed in writing by Marigold by 5 p.m. Eastern Time on the last day of such notice period, the Montage Board continues to believe in its good faith judgment, after consulting with outside counsel, that the failure to make a Montage Adverse Recommendation Change in response to such Montage Intervening Event would be reasonably likely to be inconsistent with the Montage Board’s fiduciary duties to the Montage Shareholders under applicable Law. For the avoidance of doubt, the provisions of this Section 6.11(c) shall also apply to any material change to the facts and circumstances relating to such Montage Intervening Event and require a new notice, except that the references to four (4) Business Days shall be deemed to be three (3) Business Days. Notwithstanding anything to the contrary in this Section 6.11(c), if the Montage Board receives after the date hereof but before the Montage Approval Time a bona fide unsolicited written Acquisition Proposal with respect to Montage (which did not result from a violation of this Section 6.11) that the Montage Board determines in its good faith judgment, after consulting with outside counsel and a nationally recognized third party financial advisor, constitutes a Montage Superior Offer, the Montage Board may make a Montage Adverse Recommendation Change in connection with such Montage Superior Offer, but in each case described in this sentence only (1) after the fourth (4th) Business Day (such four (4) Business Day period, the “Notice Period”) following Montage’s delivery to Marigold of written notice (a “Notice of Montage Superior Offer”) advising Marigold that the Montage Board is prepared to make a Montage Adverse Recommendation Change in connection with such Montage Superior Offer (it being understood that any such Notice of Montage Superior Offer regarding a Montage Adverse Recommendation Change shall not itself constitute a Montage Adverse Recommendation Change for purposes of this Agreement) and during such Notice Period, to the extent requested in writing by Marigold, Montage and its Representatives shall negotiate in good faith with Marigold and Marigold’s Representatives with respect to any revisions to the terms of this Agreement proposed by Marigold so that such Acquisition Proposal ceases to constitute a Montage Superior Offer, and (2) if after taking into consideration any revisions to the terms of this Agreement proposed in writing by Marigold by 5 p.m. Eastern Time on the last day of such Notice Period, the Montage Board continues to believe in its good faith judgment, after consulting with outside counsel and a nationally recognized third party financial advisor, that such Acquisition Proposal continues to constitute a Montage Superior Offer, and that, after consultation with outside counsel, the failure to make a Montage Adverse Recommendation Change in connection with such Montage Superior Offer would be reasonably likely to be inconsistent with the Montage Board’s fiduciary duties to the Montage Shareholders under applicable Law. Any (i) amendment to the financial or other material terms of such Montage Superior Offer or (ii) amendment to an Acquisition Proposal that the Montage Board had determined no longer constitutes a Montage Superior Offer, shall constitute a new Acquisition Proposal and shall require Montage to deliver to Marigold a new Notice of Montage Superior Offer and a new Montage Notice Period (which shall be three (3), instead of four (4), Business Days in length) shall commence thereafter.

(d)     Nothing in this Section 6.11 shall prohibit the Montage Board from (i) taking and disclosing to Montage’s shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to its shareholders required pursuant to applicable Law if the Montage Board determines, in its good faith judgment, after consultation with outside counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties or applicable Law; provided that (x) a disclosure pursuant to clause (i) of this Section 6.11(d) shall be a Montage Adverse Recommendation Change unless the Montage Board reaffirms the Montage Board Recommendation in such disclosure, and (y) clause (ii) of this Section 6.11(d) shall not permit the Montage Board to make a Montage Adverse Recommendation Change or to take any other actions contemplated by this Section 6.11, except, in each case, to the extent expressly permitted by, and subject to the terms and conditions of, this Section 6.11.

(e)     Montage shall promptly, within thirty-six (36) hours, advise Marigold orally and in writing of any Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof and all material modifications thereto) that is made or submitted by any Person during the period beginning on the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms. If Montage receives an Acquisition Proposal or an Acquisition Inquiry, it shall (i) promptly notify Marigold (within no more than thirty-six (36) hours after any director, officer or financial advisor of Montage is notified or becomes aware of the receipt of such Acquisition Proposal or Acquisition Inquiry) of the communication or receipt of any Acquisition Proposal or Acquisition Inquiry, indicating, in connection with such notice, the identity of the person making such Acquisition Proposal or Acquisition Inquiry and the material terms and conditions thereof, and (ii) keep Marigold reasonably informed on a current basis of any material developments in the status and terms of any such Acquisition Proposal or Acquisition Inquiry (including whether such Acquisition Proposal or Acquisition Inquiry has been withdrawn or rejected and any material change to the terms thereof).

(f)     Montage shall immediately cease and cause to be terminated any discussions existing as of the date of this Agreement with any Person that relate to any Acquisition Proposal or Acquisition Inquiry in respect of Montage proposed on or prior to the date hereof. Montage acknowledges and agrees that any actions taken by or at the direction of a Representative of Montage or any of the Montage Subsidiaries that, if taken by Montage, would constitute a breach or violation of this Section 6.11 will be deemed to constitute a breach and violation of this Section 6.11 by Montage.

Section 6.12 Financing.

(a)

(i)     Subject to the terms and conditions of this Agreement, each of Montage and Merger Sub shall use its reasonable best efforts to obtain the Transaction Financing on the terms and conditions (including the flex provisions and taking into account the Marketing Period) described in the Commitment Letter at Closing (taking into account the Marketing Period), and shall not, without the prior written consent of Marigold (which consent shall not be unreasonably withheld, conditioned or delayed), permit any amendment or modification to be made to, or any waiver of any provision under, the Commitment Letter, in a manner that would reasonably be expected to (x) delay or prevent or make less likely the funding of the Transaction Financing contemplated by the Commitment Letter (or satisfaction of the conditions precedent to the Transaction Financing) on the Closing Date in any material respect or (y) extend or permit the extension of the marketing period under the Commitment Letter (provided that, without the consent of Marigold, Montage may amend the Commitment Letter (x) to favorably modify pricing terms or add additional lenders, arrangers, bookrunners and agents or (y) to implement or exercise any of the “market flex” provisions (including pricing terms) contained in the fee letter executed in connection with the Commitment Letter). Montage shall promptly deliver to Marigold copies of any such amendment, modification or replacement. For purposes of this Section 6.12, references to “Transaction Financing” shall include the Transaction Financing contemplated by the Commitment Letter as permitted to be amended, modified or replaced by this Section 6.12(a) and references to “Commitment Letter” shall include such documents as permitted to be amended, modified or replaced by this Section 6.12(a).

(ii)     Each of Montage and Merger Sub shall use its reasonable best efforts (A) to maintain in effect the Commitment Letter, (B) to enter into definitive agreements with respect to the Commitment Letter consistent in all material respects with the terms and conditions (including the flex provisions and taking into account the Marketing Period) contained in the Commitment Letter (or on terms no less favorable (taken as a whole) to Montage or Merger Sub than the terms and conditions (including flex provisions) in the Commitment Letter), and (C) to satisfy (or obtain the waiver of) on a timely basis all conditions precedent to funding in the Commitment Letter and such definitive agreements thereto (taking into account the Marketing Period and other than any condition where the failure to be so satisfied is a direct result of Marigold’s failure to furnish information described in Section 6.12(b)) that are within Montage’s control and to consummate the Transaction Financing at the Closing. Montage shall keep Marigold reasonably informed on a current basis and in reasonable detail of the status of its efforts to arrange the Transaction Financing and provide to Marigold copies of the material definitive agreements for the Transaction Financing. Without limiting the generality of the foregoing, Montage shall give Marigold prompt notice (x) of any material breach or default by any party to any of the Commitment Letter or definitive agreements related to the Transaction Financing of which Montage becomes aware, (y) of the receipt of (A) any written notice or (B) other written communication, in each case from any Financing Source with respect to any actual or potential material breach, default, termination or repudiation by any party to any of the Commitment Letter or definitive agreements related to the Transaction Financing of any provisions of the Commitment Letter or definitive agreements related to the Transaction Financing, and (z) if at any time for any reason Montage believes in good faith that it will not be able to obtain all or any portion of the Transaction Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Commitment Letter or definitive agreements related to the Transaction Financing. As soon as reasonably practicable after any notice by Montage to Marigold of the type described in the immediately preceding sentence, but in any event within two (2) Business Days of the date Marigold delivers to Montage a written request, Montage shall use reasonable best efforts to provide any information reasonably requested by Marigold relating to any circumstance referred to in clause (x), (y) or (z) of the immediately preceding sentence; provided, that they need not provide any information believed to be privileged or that is requested for purposes of litigation. If all or any portion of the Transaction Financing becomes unavailable for any reason, and such portion is reasonably required to pay the aggregate Cash Consideration, repay the Retired Debt and pay all fees, expenses and other amounts contemplated to be paid by Montage or Merger Sub pursuant to this Agreement, Montage and Merger Sub shall use their reasonable best efforts to arrange and obtain in replacement thereof alternative debt Transaction Financing from alternative sources in an amount sufficient, when taken together with available cash of Montage and any then-available Transaction Financing pursuant to the Commitment Letter, to consummate the Merger with terms and conditions not materially less favorable (taken as a whole) to Montage and Merger Sub than the terms and conditions (taken as a whole) set forth in the Commitment Letter (it being understood for the avoidance of doubt that the foregoing shall not be construed to relieve Montage of its obligations to consummate the transactions contemplated in this Agreement if all conditions set forth in Sections 7.1 and 7.2 shall have been satisfied or waived or shall then be capable of being satisfied) (“Available Transaction Financing”), as promptly as reasonably practicable following the occurrence of such event. Montage shall deliver to Marigold true and complete copies of all commitment letters and fee letters (subject to redactions similar to the redactions made to the fee letter delivered on the date hereof) pursuant to which any such alternative source shall have committed to provide any portion of the Transaction Financing. Notwithstanding anything in this Section 6.12 or elsewhere in this Agreement to the contrary, in no event shall the “reasonable best efforts” of Montage or Merger Sub be deemed or construed to require any such Person to, and no such Person shall be required to, pay any debt financing fees in the aggregate in excess of those contemplated by the Commitment Letter, or agree to conditionality or economic terms of the debt financing that are (other than as specified in the preceding sentence) materially less favorable than those contemplated by the Commitment Letter (including any “flex” provision therein).

(b)     With respect to the Transaction Financing, prior to Closing, Marigold shall, and shall cause the Marigold Subsidiaries to, and use reasonable best efforts to cause its and the Marigold Subsidiaries’ respective Representatives to provide to Montage such cooperation in connection with the Transaction Financing as may be reasonably requested by Montage, including:

(i)     assisting in preparation for and participation, upon reasonable advance notice, in a reasonable number of meetings and calls (including customary one-on-one meetings with parties acting as lead arrangers, bookrunners or agents for, and prospective lenders of, the Transaction Financing), drafting sessions, rating agency presentations, road shows and due diligence sessions (including accounting due diligence sessions) and assisting Montage in obtaining ratings in respect of Montage and public ratings in respect of any debt issued as part of the Transaction Financing from Standard & Poor’s Financial Services LLC and Moody’s Investors Service, Inc.;

(ii)     assisting Montage and its potential financing sources in the preparation of (A) customary offering documents, private placement memoranda, bank information memoranda, prospectuses and similar marketing documents for any of the Transaction Financing (including the provision of “backup” support), including the execution and delivery of customary authorization and representation letters in connection with bank information memoranda authorizing the distribution of information to prospective lenders and identifying any portion of such information that constitutes material, nonpublic information regarding Marigold or the Marigold Subsidiaries or their respective securities (in each case in accordance with customary syndication practices) and containing a representation that the public-side version does not include material non-public information about Marigold and its Subsidiaries or their securities and (B) customary materials for rating agency presentations for the Transaction Financing;

(iii)     delivering to Montage the Required Financial Information;

(iv)     delivering to Montage and its potential financing sources as promptly as reasonably practicable (x) such information as may be reasonably necessary for the Required Financial Information to remain Compliant and (y) such other pertinent financial and other customary information (including assistance with preparing projections, financial estimates, forecasts and other forward-looking information) to the extent reasonably requested by Montage or identified in paragraphs 7 and 8 of Exhibit D to the Commitment Letter in connection with the preparation of customary offering or information documents to be used for the Transaction Financing, as applicable, and assisting Montage in preparing pro forma (A) balance sheets and related notes as of the most recently completed interim period, and (B) income statements and related notes for the most recently completed fiscal year, for the most recently completed interim period and for the twenty-four (24) month period ending on the last day of the most recently completed four (4) fiscal quarter period ended at least forty-five (45) days before the Closing Date (or ninety (90) days in case such period includes the end of Marigold’s fiscal year), prepared after giving effect to the transactions described in the Commitment Letter as if such transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statements of income) and any other pro forma financial information required by Regulation S-X in connection with the Transaction Financing; provided that none of Marigold, any of the Marigold Subsidiaries or any of their Representatives shall be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information;

(v)     causing its independent registered public accounting firm (x) to cooperate with Montage in connection with the Transaction Financing, including by providing customary “comfort letters” (including customary “negative assurances”) and (y) to provide customary assistance with the due diligence activities of Montage and the financing sources and the preparation of any pro forma financial statements to be included in the documents referred to in clause (iv) above, and customary consents to the inclusion of audit reports in any relevant marketing materials, registration statements and related government filings;

(vi)     using commercially reasonable efforts to ensure that the Transaction Financing benefits from the existing lending relationships of Marigold and the Marigold Subsidiaries;

(vii)     assisting to identify the steps for repayment on the Closing Date of the Marigold Credit Facility, the Lunar Notes and other Retired Debt of Marigold, the Marigold Subsidiaries or the Marigold Sharing Companies other than indebtedness which may be mutually agreed and cooperating with any back-stop, “roll-over” or termination of any existing letters of credit thereunder (and the release and discharge of all related liens and security interests), by providing to Montage at least three (3) Business Days prior to Closing customary pay-off letters (in substantially final form), UCC-3 financing statements, filings with the United States Patent and Trademark and/or Copyright Office, real property mortgage releases, account control agreement termination notices, and other similar and related ancillary agreements as are necessary in connection with the Transaction Financing (it being understood that no such documentation shall become effective until the Effective Time);

(viii)     using commercially reasonable efforts to obtain such consents, approvals and authorizations required in connection with the Transaction Financing which may be reasonably requested by Montage;

(ix)     executing and delivering as of, but not effective before, the Effective Time, and subject in each case to the “Certain Fund Provisions” in the Commitment Letter: customary definitive financing documentation as may be reasonably requested by Montage, including pledge and security documents, guarantees, customary officer’s certificates (including, without limitation, delivery of a solvency certificate in customary form), instruments, copies of any existing surveys, UCC financing statements, filings, security agreements, control agreements, title insurance and other matters ancillary to, or required in connection with, the Transaction Financing (including (A) delivering stock certificates for certificated securities and (with transfer powers executed in blank) of Marigold and its domestic Subsidiaries to the extent required on the Closing Date by the terms of the Transaction Financing and (B) using commercially reasonable efforts to provide customary regulatory and local counsel legal opinions);

(x)     taking all corporate actions reasonably requested by Montage that are necessary to permit the consummation of the Transaction Financing (subject in each case to the “Certain Funds Provisions” in the Commitment Letter), including with respect to corporate actions of the Surviving Corporation to be effected immediately following the Effective Time, and to permit the cash at Marigold and the Marigold Subsidiaries, if any, to be made available on the Closing Date to consummate the transactions contemplated hereby, including the repayment of outstanding Indebtedness of Marigold and the Marigold Subsidiaries; provided that the foregoing shall not require the adoption of any corporate resolutions or actions that would be effective prior to the Effective Time;

(xi)     at least three (3) Business Days prior to the Closing Date, providing all documentation and other information relating to Marigold and the Marigold Subsidiaries required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent reasonably requested by Montage; and

(xii)     reasonable participation by senior officers of Marigold and its Subsidiaries in the negotiation of the definitive documentation for the Transaction Financing.

(c)     Marigold hereby consents to the use of all of its and the Marigold Subsidiaries’ logos in connection with the Transaction Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Marigold or the Marigold Subsidiaries or the reputation or goodwill of Marigold or any Marigold Subsidiary; and subject to the prior review by, and consent of, Marigold (such consent not to be unreasonably withheld or delayed). Notwithstanding any other provision set forth herein or in any other agreement between Marigold and Montage (or their respective affiliates), Marigold agrees that Montage and its affiliates may share customary projections with respect to Marigold and its business, which are approved for distribution by Marigold, with their potential financing sources and other prospective lenders in connection with any marketing efforts in connection with the Transaction Financing, provided that the recipients of such information agree to customary confidentiality arrangements. Notwithstanding anything to the contrary in this Agreement, none of Marigold, any of the Marigold Subsidiaries, any of the applicable Marigold Sharing Companies, any of their respective directors or officers or other personnel shall be required by this Section 6.12 (i) to take any action or provide any assistance that unreasonably interferes in any material respect with the ongoing operations of Marigold, the Marigold Subsidiaries or the applicable Marigold Sharing Companies or (ii) to execute or deliver any certificate, document, instrument or agreement that is effective prior to the Closing or agree to any change or modification of any existing certificate, document, instrument or agreement that is effective prior to the Closing (other than any payoff letters required to be received in connection with the Transaction Financing).

(d)     Between the date of this Agreement and the Effective Time, as soon as reasonably practicable after the receipt of any written request by Montage to do so, Marigold shall:

(i)

(A)     commence offers to purchase, and related consent solicitations to amend, eliminate or waive certain sections of the Lunar Indenture or the Marigold Indenture, as applicable, as specified by Montage (each such offer and related consent solicitation, a “Consent Solicitation”), with respect to all of the outstanding Lunar Notes or Marigold Notes, as applicable, on such terms and conditions, including pricing terms, that are proposed, from time to time by Montage and reasonably acceptable to Marigold, to be consummated after the Effective Time (each a “Debt Tender Offer” and collectively, including any related Consent Solicitation, the “Debt Tender Offers”) and Montage shall assist Marigold in connection therewith; provided that Montage shall consult with Marigold and afford Marigold a reasonable opportunity to review the necessary offer to purchase, related letter of transmittal, supplemental indenture and other related documents in connection with such Debt Tender Offer (the “Debt Tender Offer Documents”) and the material terms and conditions of the Debt Tender Offers. The terms and conditions specified by Montage for the Debt Tender Offers shall be in compliance with applicable Law. The closing of each Debt Tender Offer shall be expressly conditioned on the occurrence of the Effective Time (and shall occur after the Effective Time), and the parties shall use their reasonable best efforts to cause each Debt Tender Offer to close after the Effective Time subject to satisfaction of the other conditions. Concurrent with or immediately following the Effective Time, and in accordance with the terms of the Debt Tender Offer, Marigold shall accept for purchase and purchase each series of Marigold Notes or Lunar Notes, as applicable, properly tendered and not properly withdrawn in the Debt Tender Offer. Marigold shall provide and shall use its reasonable best efforts to cause its respective Representatives to provide all cooperation reasonably requested by Montage in connection with the Debt Tender Offers. Marigold shall not be required to consummate the Debt Tender Offers at or prior to the Effective Time.

(B)     A Debt Tender Offer shall comply with the requirements of Rule 14e-1 promulgated under the Exchange Act (“Rule 14e-1”), the Trust Indenture Act of 1939, as amended (the “TIA”), if applicable, and any other applicable Law, it being understood that Marigold shall not be required to take any action that, in the judgment of Marigold, does not comply with Rule 14e-1, the TIA, if applicable, or other applicable Law. Promptly following the expiration of a Consent Solicitation, assuming the requisite consent from the holders of the Lunar Notes or Marigold Notes (including from persons holding proxies from such holders), as applicable, has been received, Marigold shall cause appropriate supplemental indentures (the “Supplemental Indentures”) to become effective providing for the amendments of the Lunar Indenture or Marigold Indenture contemplated in the Debt Tender Offer Documents; provided, however, that notwithstanding the fact that a Supplemental Indenture may become effective earlier, the proposed amendments set forth therein shall not become operative unless and until the Effective Time has occurred and all conditions to the Debt Tender Offer have been satisfied or (subject to Montage using its reasonable best efforts to obtain approval) waived by Marigold in accordance with the terms hereof. The form and substance of the Supplemental Indentures shall be reasonably satisfactory to Montage.

(C)     Marigold shall waive any of the conditions to any Debt Tender Offer as may be reasonably requested by Montage (other than the conditions that any Debt Tender Offer is conditioned on the Effective Time occurring), so long as such waivers would not cause any Debt Tender Offer to violate the Exchange Act, the TIA, or any other applicable Law, and shall not, without the prior written consent of Montage, waive any condition to any Debt Tender Offer or make any change, amendment or modification to the terms and conditions of any Debt Tender Offer (including any extension thereof) other than as agreed between Marigold and Montage.

(ii)     in lieu of commencing a Debt Tender Offer for such series (or in addition thereto), (x) (aa) promptly deliver a notice with respect to a Change of Control Offer (as defined in the applicable Lunar Indenture or Marigold Indenture) (as applicable, a “Change of Control Offer”) for the repurchase, on and subject to the occurrence of a Change of Control Payment Date (as defined in the Lunar Indenture) or a Change of Control Purchase Date (as defined in the Marigold Indenture), as applicable, to be mutually agreed by Montage and Marigold, all of the outstanding Lunar Notes Principal Amount or Marigold Notes Principal Amount, as applicable, pursuant to Section 4.14 of the Lunar Indenture and Section 1015 of the Marigold Indenture, and the other provisions of each such Lunar Indenture or Marigold Indenture applicable thereto, and (bb) otherwise comply with the relevant Lunar Indenture or Marigold Indenture with respect to each such Change of Control Offer; or (y) take any actions reasonably requested by Montage to facilitate the satisfaction and/or discharge of such Lunar Notes or Marigold Notes, as applicable, by the Surviving Corporation on or following the Effective Time pursuant to Article VIII of the Lunar Indenture and Article XII of the Marigold Indenture and the other provisions of the Lunar Indenture or Marigold Indenture, as applicable (it being understood that in no event shall Marigold be required to deliver any notices to redeem, repurchase, satisfy or discharge any of the Lunar Notes or Marigold Notes, as applicable, which notice is not revocable or conditional on the occurrence of the Effective Time).

(iii)     (x) deliver a notice of redemption pursuant to Section 3.03 of the Lunar Notes Indenture or Section 1105 of the Marigold Indenture, as applicable, in accordance with each such indenture, which in each case may be conditioned upon the occurrence of the Effective Time; (y) cause the delivery, taking or making of all required documents, actions or payments (other than the deposit of the Lunar Notes Payoff Amount or the Marigold Notes Payoff Amount, as applicable) under the Lunar Indenture or the Marigold Indenture, as applicable, to effect the (aa) satisfaction and discharge of the Lunar Notes Indenture pursuant to Article VIII thereof or the Marigold Notes Indenture pursuant to Article XII thereof, as applicable, and (bb) release of all Lunar Notes Obligations and Marigold Notes Obligations, as applicable, subject to, in each case, the payment of the Lunar Notes Payoff Amount or the Marigold Notes Payoff Amount, as applicable (the actions described in this section, a “Redemption”); and (z) deliver to Montage a schedule setting forth the applicable Lunar Notes Payoff Amount or Marigold Notes Payoff Amount.

(e)     Notwithstanding anything in this Agreement to the contrary, none of Marigold, the Marigold Subsidiaries or any applicable Marigold Sharing Companies shall be required to (i) pay any commitment or other similar fee, including under any guarantee or pledge or any other document relating to or in connection with the Transaction Financing prior to the Closing or (ii) enter into any binding agreement or commitment or any resolution or otherwise take any corporate or similar action in connection with the Transaction Financing that is not conditioned on the occurrence of the Closing.

(f)     Montage shall (i) indemnify and hold harmless Marigold, the Marigold Subsidiaries and any applicable Marigold Sharing Companies and their respective Representatives (collectively, the “Section 6.12 Indemnitees”) from and against any and all out-of-pocket costs and expenses (including attorneys’ fees), judgments, fines, claims, losses, penalties, damages, interest, awards, liabilities or obligations directly or indirectly suffered or incurred by the Section 6.12 Indemnitees in connection with their cooperation and assistance obligations set forth in this Section 6.12, except and only to the extent such costs, expenses, judgments, fines, claims, losses, penalties, damages, interest, awards, liabilities or obligations are finally determined in a judicial proceeding (and not subject to further appeal) to have resulted from the gross negligence, bad faith or willful misconduct of Marigold, any of the Marigold Subsidiaries or any of their respective Representatives, (ii) reimburse Marigold for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Marigold, the Marigold Subsidiaries and the Marigold Sharing Companies (and their respective Representatives) in connection with their cooperation and assistance obligations set forth in this Section 6.12, and (iii) reimburse Marigold for all fees and out-of-pocket expenses of Marigold’s independent registered accounting firm or its other Representatives incurred in connection with Marigold’s and its Subsidiaries cooperation and assistance obligations set forth in this Section 6.12.

Section 6.13 Section 16 Matters. Prior to the Effective Time, each of Montage and Marigold shall take all commercially reasonable steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of any shares of Marigold Common Stock (including derivative securities with respect to such shares) or acquisitions of shares of Montage Class A Common Stock (including derivative securities with respect to such shares of Montage Class A Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Montage or Marigold, as applicable, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14 Transaction Litigation. Each of Marigold and Montage shall promptly notify the other of any actions, suits, claims or proceedings commenced against it and/or its directors or officers relating to this Agreement, the other Transaction Documents, the Mercury Merger Agreement, or any of the transactions contemplated hereby and thereby (collectively, “Transaction Litigation”). Each of Marigold and Montage shall give the other the opportunity to participate in the defense or settlement of such Transaction Litigation. None of Marigold, Montage or any of their respective Subsidiaries shall agree to any settlement of Transaction Litigation without the prior written consent of Montage (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.15 Stock Exchange Delisting. Each of the parties agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist shares of Marigold Common Stock from the NYSE and terminate its registration under the Exchange Act, provided that such delisting and termination shall not be effective until the Effective Time.

Section 6.16 Obligations of Merger Sub. Montage shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions contemplated hereby.

Section 6.17 PBGC. Marigold and its Affiliates shall provide to the Pension Benefit Guaranty Corporation any notice related to the transactions contemplated by this Agreement required to be so provided by applicable Law or by any agreement with the Pension Benefit Guaranty Corporation to which Marigold or any of its Affiliates is a party.

Section 6.18 Sharing Companies.

(a)     Notwithstanding anything in this Agreement to the contrary, Marigold and the Marigold Subsidiaries shall have no duty or obligation hereunder or in the transactions contemplated hereby to cause the Marigold Sharing Companies to take any action or to forego from taking any action, except to the extent that Marigold or the Marigold Subsidiaries (other than the Marigold Sharing Companies) have a right to cause the Marigold Sharing Companies to take any action or forego from taking any action under any Contracts in effect between Marigold or the Marigold Subsidiaries (other than the Marigold Sharing Companies), on the one hand, and the Marigold Sharing Companies, on the other hand.

(b)     Notwithstanding anything in this Agreement to the contrary, Montage and the Montage Subsidiaries shall have no duty or obligation hereunder or in the transactions contemplated hereby to cause the Montage Sharing Companies to take any action or to forego from taking any action, except to the extent that Montage or the Montage Subsidiaries (other than the Montage Sharing Companies) have a right to cause the Montage Sharing Companies to take any action or forego from taking any action under any Contracts in effect between Montage or the Montage Subsidiaries (other than the Montage Sharing Companies), on the one hand, and any of the Montage Sharing Companies, on the other hand.

Section 6.19 Spectrum Auction; CVR Arrangements.

(a)     Spectrum Auction.

(i)     Notwithstanding anything to the contrary set forth in this Agreement (including Section 5.2), Marigold and each Marigold Subsidiary shall be permitted to participate in the FCC Broadcast Incentive Auction, including for the sale of spectrum, and enter into channel sharing agreements, and permit its Sharing Companies to participate in the FCC Broadcast Incentive Auction, including for the sale of spectrum, and enter into channel sharing agreements, in all material respects in accordance with Section 6.19(a)(i) to the Marigold Disclosure Letter, the final version of which was transmitted by Wiley Rein LLP by e-mail at 5:56 p.m. EST on January 12, 2016.

(ii)     Notwithstanding anything to the contrary set forth in this Agreement (including Section 5.2), Montage and each Montage Subsidiary shall be permitted to participate in the FCC Broadcast Incentive Auction, including for the sale of spectrum, and enter into channel sharing agreements, and permit its Sharing Companies to, participate in the FCC Broadcast Incentive Auction, including for the sale of spectrum, and enter into channel sharing agreements, in all material respects in accordance with Section 6.19(a)(ii) to the Montage Disclosure Letter, the final version of which was transmitted by Wiley Rein LLP by e-mail at 5:57 p.m. EST on January 12, 2016.

(iii)     To the extent required by FCC Public Notice DA 15-1129 or otherwise, Montage hereby agrees to be bound by the actions of Marigold and its Subsidiaries in the FCC Broadcast Incentive Auction with respect to the FCC Licenses relating to any of the Marigold Stations participating in the FCC Broadcast Incentive Auction in accordance with Section 6.19(a)(i).

(b)     CVR Arrangements.

(i)     In the event that the Auction Completion Date occurs prior to the Closing, Montage and Marigold shall, as promptly as practicable after the Auction Completion Date, jointly and in good faith calculate the Estimated Sharing Percentage (as defined in the CVR Agreement). Montage and Marigold shall, and each shall cause its respective Subsidiaries to, provide the other with all information, books and records as the other shall reasonably request for purposes of calculating such Estimated Sharing Percentage and an estimate, prepared in good faith, of the Total Net Company Proceeds (as defined in the CVR Agreement). Promptly after the determination of such Estimated Sharing Percentage and such estimate of the Total Net Company Proceeds, Marigold may announce such Estimated Sharing Percentage, the components thereof and such estimate of the Total Net Company Proceeds, divided by the sum of the number of shares of Marigold Common Stock then outstanding plus the number of shares of Marigold Voting Common Stock subject to Marigold Stock Options then outstanding plus the number of shares of Marigold Common Stock underlying the Marigold Stock-Based Awards then outstanding.

(ii)     Notwithstanding anything to the contrary set forth in this Agreement (including Section 5.2) but subject to Section 6.19(b)(ii) of the Marigold Disclosure Letter, Marigold shall be permitted to (x) at any time after the Auction Completion Date, (A) execute and deliver, and cause the Rights Agent to execute and deliver, the CVR Agreement, (B) distribute the Contingent Value Rights to the holders of Marigold Common Stock, Marigold Stock Options and Marigold Stock-Based Awards (provided that the Contingent Value Rights to be distributed to the holders of Marigold Stock Options and Marigold Stock-Based Awards may be withheld by Marigold and distributed to such holders prior to, or in connection with, the Closing, together with any amounts that would have been distributed in respect of such Contingent Value Rights had such Contingent Value Rights been distributed to such holders at the time the Contingent Value Rights were distributed to the holders of Marigold Common Stock), and (C) make the payments contemplated by the CVR Agreement to the Rights Agent for distribution to the holders of the Contingent Value Rights pursuant to the terms of the CVR Agreement, and (y) amend the Marigold Credit Facility solely to the extent necessary to allow Marigold to take the action contemplated by clause (x) (and, for the avoidance of doubt, Marigold shall not be permitted to take the action contemplated by clause (x) without such amendment if such action would violate the terms of the Marigold Credit Facility).

(iii)     Prior to the Closing, Montage and Marigold shall use reasonable best efforts to cooperate, including by making changes to the form of CVR Agreement attached hereto as Exhibit B, as necessary to ensure that the CVR Agreement is in a form reasonably acceptable to the Rights Agent and that the Contingent Value Rights are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” Laws.

(iv)     In the event that a Pre-Closing CVR Distribution occurs, then, at the Closing, Montage shall execute and deliver to the Rights Agent the CVR Agreement (or a joinder thereto) as a substitute obligor. In the event that a Pre-Closing CVR Distribution does not occur, then, at the Closing, Montage shall enter into the CVR Agreement with the Rights Agent.

Article VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Marigold, on the one hand, and Montage and Merger Sub, on the other, to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)     Required Approvals. (i) The waiting period under the HSR Act with respect to the Merger shall have expired or been earlier terminated, (ii) the FCC Consent shall have been granted by the FCC and shall be in effect as issued by the FCC or as extended by the FCC and any restriction contained therein or otherwise imposed by the FCC delaying or prohibiting consummation of the Merger for reasons related to a FCC Broadcast Incentive Auction shall have lapsed or been rendered moot, (iii) the Required Montage Vote shall have been obtained, and (iv) the Required Marigold Vote shall have been obtained.

(b)     No Order. No Order (whether temporary, preliminary or permanent) issued by any U.S. federal or state court of competent jurisdiction preventing the consummation of the Merger shall be in effect.

(c)     Registration Statement Effective. The SEC shall have declared the Form S-4 effective and no stop order suspending the effectiveness of the Form S-4 shall have been issued.

(d)     NASDAQ Listing. The shares of Montage Class A Common Stock issuable in connection with the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

Section 7.2 Conditions to Obligations of Montage and Merger Sub. The obligation of Montage and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Montage, at or prior to the Closing, of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Marigold in Section 3.2(a) and Section 3.2(b) (solely with respect to the first two sentences thereof) that (i) are not made as of a specific date shall be true and correct in all respects as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct in all respects as of such date, except, in either case, for inaccuracies that are not reasonably expected to result in the former holders of Marigold Voting Common Stock, Marigold Non-Voting Common Stock, Marigold Stock Options and Marigold Stock-Based Awards owning additional equity in Montage that, in the aggregate, is valued based upon the Marigold Merger Consideration at more than $5,000,000. The representations and warranties of Marigold in Section 3.1(a), Section 3.3(a) and Section 3.6 that (i) are not made as of a specific date shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date, and (ii) are made as of a specific date shall be true and correct in all material respects as of such date. All of the other representations and warranties of Marigold contained in Article III of this Agreement that (i) are not made as of a specific date shall be true and correct as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties), individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Marigold; and Montage shall have received a certificate signed on behalf of Marigold by the Chief Executive Officer or the Chief Financial Officer of Marigold to the foregoing effect.

(b)     Performance of Obligations of Marigold. Marigold shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing; and Montage shall have received a certificate signed on behalf of Marigold by the Chief Executive Officer or the Chief Financial Officer of Marigold to such effect.

(c)     No Material Adverse Effect on Marigold. Since the date of this Agreement, there shall not have been any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Marigold, and Montage shall have received a certificate signed on behalf of Marigold by the Chief Executive Officer or the Chief Financial Officer of Marigold to such effect.

(d)     Third Party Consents. The third-party consents set forth on Section 7.2(d) of the Marigold Disclosure Letter shall have been obtained.

Section 7.3 Conditions to Obligations of Marigold. The obligation of Marigold to effect the Merger is also subject to the satisfaction or waiver by Marigold at or prior to the Effective Time of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Montage in Section 4.2(a) and Section 4.2(b) (solely with respect to the first two sentences thereof) that (i) are not made as of a specific date shall be true and correct in all respects as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct in all respects as of such date, except, in either case, for inaccuracies that would not reflect a change in the number of fully diluted shares of Montage Class A Common Stock, before giving effect to the Merger, that, in the aggregate, is valued at more than $5,000,000. The representations and warranties of Montage in Section 4.1(a), Section 4.3(a) and Section 4.6 that (i) are not made as of a specific date shall be true and correct in all material respects as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct in all material respects as of such date. All of the other representations and warranties of Montage contained in Article IV of this Agreement that (i) are not made as of a specific date shall be true and correct as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties), individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Montage; and Marigold shall have received a certificate signed on behalf of Montage by the Chief Executive Officer or the Chief Financial Officer of Montage to the foregoing effect.

(b)     Performance of Obligations of Montage and Merger Sub. Each of Montage and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Marigold shall have received a certificate signed on behalf of Montage and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of Montage to such effect.

(c)     No Material Adverse Effect on Montage. Since the date of this Agreement, there shall not have been any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Montage, and Marigold shall have received a certificate signed on behalf of Montage by the Chief Executive Officer or the Chief Financial Officer of Montage to such effect.

(d)     Third Party Consents. The third-party consents set forth on Section 7.3(d) of the Montage Disclosure Letter shall have been obtained.

(e)     Contingent Value Rights. Montage (and, if applicable, the Rights Agent) shall have executed and delivered to Marigold (and, if applicable, the Rights Agent) the CVR Agreement in accordance with Section 6.19(b)(iv).

Section 7.4 Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s breach of this Agreement.

Article VIII

TERMINATION AND AMENDMENT

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after obtaining the Required Marigold Vote or the Required Montage Vote:

(a)     by mutual consent of Marigold and Montage in a written instrument;

(b)     by either Marigold or Montage if any U.S. federal or state court of competent jurisdiction shall have issued a final and nonappealable Order permanently enjoining or otherwise prohibiting the Merger, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have complied with its obligations pursuant to Section 6.3 with respect to such Order;

(c)     by either Marigold or Montage if the Merger shall not have been consummated on or before January 27, 2017 (the “Initial Outside Date”); provided, that if on the Initial Outside Date any of the conditions set forth in Section 7.1(a)(i) or (a)(ii) shall not have been satisfied but all other conditions set forth in Article VII shall have been satisfied or waived or shall then be capable of being satisfied, then the Initial Outside Date shall be automatically extended to April 27, 2017 (the “Second Outside Date”); provided, further, that if the Marketing Period has not ended by the last Business Day immediately prior to the Outside Date, then the Outside Date shall be automatically extended without any action by the parties to the fifth (5th) Business Day following the final day of the Marketing Period. As used in this Agreement, the term “Outside Date” shall mean the Initial Outside Date, unless extended pursuant to the foregoing sentence, in which case, the term “Outside Date” shall mean the Second Outside Date. Notwithstanding the foregoing, the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party if the failure of the Closing to occur by such date shall be due to the failure of such party to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d)     by either Marigold or Montage if there shall have been a breach of any of the covenants or agreements or there shall be any inaccuracy in any of the representations or warranties set forth in this Agreement on the part of Marigold, in the case of a termination by Montage, or Montage or Merger Sub, in the case of a termination by Marigold, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b), in the case of a termination by Montage, or the conditions set forth in Section 7.3(a) or Section 7.3(b), in the case of a termination by Marigold, and which, if curable, is not cured by, on or before the earlier of (i) the Outside Date or (ii) thirty (30) days following receipt of written notice by the party committing such breach, or which by its nature or timing cannot be cured prior to the Outside Date;

(e)     by (i) Marigold or Montage if the Montage Shareholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Required Montage Vote shall not have been obtained, or (ii) by Marigold or Montage if the Marigold Shareholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Required Marigold Vote shall not have been obtained;

(f)     by Marigold, at any time prior to the Montage Approval Time, (i) if Montage shall have breached or failed to perform in any material respect its obligations under Section 6.2(a) or Section 6.11, (ii) if a Montage Triggering Event shall have occurred or (iii) Montage shall have failed to reaffirm the Montage Board Recommendation within ten (10) Business Days after both (x) an Acquisition Proposal with respect to Montage shall have been made public (or any person shall have publicly announced a bona fide intention, whether or not conditional, to make an Acquisition Proposal with respect to Montage), and (y) receipt by Montage of a written request to do so from Marigold;

(g)     by Montage, at any time prior to the Marigold Approval Time, (i) if Marigold shall have breached or failed to perform in any material respect its obligations under Section 6.2(b) or Section 6.10, (ii) if a Marigold Triggering Event shall have occurred or (iii) Marigold shall have failed to reaffirm the Marigold Board Recommendation within ten (10) Business Days after both (x) an Acquisition Proposal with respect to Marigold shall have been made public (or any person shall have publicly announced a bona fide intention, whether or not conditional, to make an Acquisition Proposal with respect to Marigold), and (y) receipt by Marigold of a written request to do so from Montage;

(h)     by Marigold, at any time prior to the Marigold Approval Time, if the Marigold Board determines to enter into a definitive agreement to accept a Marigold Superior Offer in accordance with Section 6.10(c), provided Marigold pays to Montage the Marigold Termination Fee substantially concurrently with such termination pursuant to Section 8.3(a); or

(i)     by either Montage or Marigold if the other party fails to consummate the Closing within three (3) Business Days after the day such party is required to consummate the Closing in accordance with Section 1.1; provided neither party may terminate for its own failure to consummate the Closing when required by Section 1.1.

Section 8.2 Effect of Termination. In the event of termination of this Agreement by either Marigold or Montage as provided in Section 8.1 (or by Marigold and Montage as provided in Section 8.1(a)), this Agreement shall forthwith become void and have no effect, and none of the parties or any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) the fourth (4th) sentence of Section 6.3(g)(i) and the second sentence of Section 6.3(g)(ii), Section 6.4(b), Section 6.12(f), this Section 8.2, Section 8.3, Section 8.4, Section 8.5 and Article IX (other than Section 9.8) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Marigold nor Montage shall be relieved or released from any liabilities or damages arising out of its common law fraud or Intentional Breach of any agreement or covenant in this Agreement (including a party’s failure to consummate the Closing when required by Section 1.1).

Section 8.3 Termination Fee.

(a)     If this Agreement is terminated: (i) by Marigold pursuant to Section 8.1(f); or (ii) by Montage or Marigold pursuant to Section 8.1(c) or Section 8.1(e)(i), or by Marigold pursuant to Section 8.1(d), and in the case of clause (ii) of this sentence: (I)(x) in the case of a termination pursuant to Section 8.1(e)(i), at or prior to the Montage Shareholder Meeting a bona fide Acquisition Proposal made after the date hereof with respect to Montage shall have been publicly disclosed or announced, and such Acquisition Proposal shall not have been withdrawn prior to the completion of the Montage Shareholder Meeting and (y) in the case of a termination pursuant to Section 8.1(c) or Section 8.1(d), prior to such termination a bona fide Acquisition Proposal with respect to Montage shall have been publicly disclosed or announced, and such Acquisition Proposal shall not have been withdrawn, and provided that the Required Montage Vote shall not have been obtained at the Montage Shareholder Meeting (including any adjournment or postponement thereof); and (II): (1) on or prior to the first anniversary of such termination of this Agreement, an Acquisition Transaction with respect to Montage is consummated; or (2) (x) on or prior to the first anniversary of such termination of this Agreement, a definitive agreement relating to an Acquisition Transaction with respect to Montage is entered into by Montage, and (y) such Acquisition Transaction is subsequently consummated, Montage shall pay to Marigold or its designee, in cash at the time specified in the following sentence, a fee in the amount of $80 million (the “Montage Termination Fee”), less, in the case of a termination pursuant to Section 8.1(e)(i), the Montage No Vote Fee that shall have been paid as provided below. The Montage Termination Fee shall be paid as follows: (x) in the case of clause (i) of the preceding sentence, within two (2) Business Days after the termination of this Agreement; and (y) in the case of clause (ii) of the preceding sentence, within two (2) Business Days after the consummation of the applicable Acquisition Transaction. “Acquisition Transaction” for purposes of clause (II) of clause (ii) of this Section 8.3(a) shall have the meaning assigned thereto in the definition thereof set forth in Section 9.3 except that references in the definition to “20%” shall be replaced by “50%.” Without limiting the foregoing, if this Agreement is terminated by either Marigold or Montage pursuant to Section 8.1(e)(i), then Montage shall pay to Marigold or its designee, in cash at the time specified in the following sentence, a nonrefundable fee in the amount of $20 million (the “Montage No Vote Fee”). The Montage No Vote Fee shall be paid within two (2) Business Days after the termination of this Agreement.

(b)     If this Agreement is terminated: (i) (A) by Montage pursuant to Section 8.1(g) or (B) by Marigold pursuant to Section 8.1(h); or (ii) by Montage or Marigold pursuant to Section 8.1(c), or by Montage pursuant to Section 8.1(d) or Section 8.1(e)(ii), and in the case of clause (ii) of this sentence: (I)(x) in the case of a termination pursuant to Section 8.1(e)(ii), at or prior to the Marigold Shareholder Meeting a bona fide Acquisition Proposal made after the date hereof with respect to Marigold shall have been publicly disclosed or announced, and such Acquisition Proposal shall not have been withdrawn prior to the completion of the Marigold Shareholder Meeting, (y) in the case of a termination pursuant to Section 8.1(c) or Section 8.1(d), prior to such termination a bona fide Acquisition Proposal with respect to Marigold shall have been publicly disclosed or announced, and such Acquisition Proposal shall not have been withdrawn, and provided that the Required Marigold Vote shall not have been obtained at the Marigold Shareholder Meeting (including any adjournment or postponement thereof); and (II): (1) on or prior to the first anniversary of such termination of this Agreement, an Acquisition Transaction with respect to Marigold is consummated; or (2) (x) on or prior to the first anniversary of such termination of this Agreement, a definitive agreement relating to an Acquisition Transaction with respect to Marigold is entered into by Marigold, and (y) such Acquisition Transaction is subsequently consummated, Marigold shall pay to Montage, in cash at the time specified in the following sentence, a fee in the amount of $80 million (the “Marigold Termination Fee”), less, in the case of a termination pursuant to Section 8.1(e)(ii), the Marigold No Vote Fee that shall have been paid as provided below. The Marigold Termination Fee shall be paid as follows: (x) in the case of clause (i)(A) of the preceding sentence, within two (2) Business Days after the termination of this Agreement and in the case of clause (i)(B) of the preceding sentence, substantially concurrently with the termination of this Agreement; and (y) in the case of clause (ii) of the preceding sentence, within two (2) Business Days after the consummation of the applicable Acquisition Transaction. “Acquisition Transaction” for purposes of clause (II) of clause (ii) of this Section 8.3(b) shall have the meaning assigned thereto in the definition thereof set forth in Section 9.3 except that references in the definition to “20%” shall be replaced by “50%.” Without limiting the foregoing, if this Agreement is terminated by either Marigold or Montage pursuant to Section 8.1(e)(ii), then Marigold shall pay to Montage or its designee, in cash at the time specified in the following sentence, a nonrefundable fee in the amount of $20 million (the “Marigold No Vote Fee”). The Marigold No Vote Fee shall be paid within two (2) Business Days after the termination of this Agreement.

(c)     If Montage fails to pay when due the Montage Termination Fee or the Montage No Vote Fee, or Marigold fails to pay when due the Marigold Termination Fee or the Marigold No Vote Fee, then Montage or Marigold, as applicable, shall: (i) reimburse the other party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of the Montage Termination Fee, the Montage No Vote Fee, the Marigold Termination Fee or the Marigold No Vote Fee, as applicable, and the enforcement by such other party of its rights under this Section 8.3; and (ii) pay to the other party interest on the amount of the Montage Termination Fee, the Montage No Vote Fee, the Marigold Termination Fee or the Marigold No Vote Fee, as applicable (for the period commencing as of the date the such termination fee was originally required to be paid through the date such termination fee is actually paid to such other party in full) at a rate per annum equal to the lower of: (i) the “prime rate” (as announced by Citibank, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid; or (ii) the maximum rate permitted by applicable Law.

(d)     The parties hereto acknowledge and agree that (i) in no event shall Montage be required to pay the Montage Termination Fee or the Montage No Vote Fee (plus the remainder of the Montage Termination Fee, if later payable), or Marigold be required to pay the Marigold Termination Fee or the Marigold No Vote Fee (plus the remainder of the Marigold Termination Fee, if later payable), on more than one occasion, and (ii) in no event shall Montage be required to pay more than one of (x) the Montage Termination Fee and (y) the Montage No Vote Fee (plus the remainder of the Montage Termination Fee, if later payable), or Marigold be required to pay more than one of (A) the Marigold Termination Fee and (B) the Marigold No Vote Fee (plus the remainder of the Marigold Termination Fee, if later payable), in each case, whether or not such termination fee may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

Section 8.4 Amendment. Subject to compliance with applicable Law and Section 6.6(e), the provisions of this Agreement may be amended, modified or supplemented by written agreement of each of Montage and Marigold, whether before or after approval by the shareholders of Marigold or Montage; provided, however, that Section 8.4 (Amendment); Section 9.7 (Governing Law; Jurisdiction); Section 9.9 (Assignments; Third Party Beneficiaries); and Section 9.12 (Non-Recourse) (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of any such Section) shall not be amended in a manner that is adverse to any Financing Source without the prior written consent of such Financing Source.

Section 8.5 Extension; Waiver. At any time prior to the Effective Time, the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of another party, (ii) waive any inaccuracies in the representations and warranties of another party contained in this Agreement, and (iii) waive compliance with any of the agreements of another party or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article IX

GENERAL PROVISIONS

Section 9.1 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense, except to the extent set forth in Section 6.3(a), Schedule 6.3, Section 6.3(e), Section 6.12(f), Section 6.19, Section 8.3(a) and Section 8.3(b).

Section 9.2 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or if sent via facsimile (with confirmation and same day dispatch by express courier utilizing next-day service), (b) on the earlier of confirmed receipt or the third (3rd) Business Day following the date of mailing if mailed by registered or certified mail (return receipt requested), (c) on the first (1st) Business Day following the date of dispatch if delivered utilizing next-day service by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) or (d) on the date such notice is transmitted by e-mail to the e-mail addresses previously provided to the other parties:

(a)            if to Montage or Merger Sub, to:

Nexstar Broadcasting Group, Inc.
545 E. John Carpenter Freeway
Suite 700
Irving, Texas 75062
Attention: Perry A. Sook and Elizabeth Ryder
Facsimile: (972) 373-8888

E-mail: psook@nexstar.tv and eryder@nexstar.tv

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Armand Della Monica, Sarkis Jebejian and David Feirstein
Facsimile: (212) 446-4900

E-mail: adellamonica@kirkland.com, sarkis.jebejian@kirkland.com and david.feirstein@kirkland.com

(b)           if to Marigold, to:

Media General, Inc.
333 East Franklin Street
Richmond, Virginia 23219
Attention: Andrew C. Carington
Facsimile: (804) 887-7021

E-mail: acarington@mediageneral.com

with copies (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Philip Richter; Jeffrey Bagner; and Abigail P. Bomba
Facsimile: (212) 859-4000

E-mail: philip.richter@friedfrank.com; jeffrey.bagner@friedfrank.com;

and abigail.bomba@friedfrank.com

and

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Michael Aiello and Sachin Kohli

Facsimile: (212) 310-8007

E-mail: michael.aiello@weil.com and sachin.kohli@weil.com

Section 9.3 Definitions. For purposes of this Agreement:

“Acquisition Inquiry” means an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for nonpublic information made or submitted by or on behalf of Montage or Marigold) that would reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal made or submitted by or on behalf of Montage or Marigold) for any Acquisition Transaction or possible Acquisition Transaction.

“Acquisition Transaction” with respect to Montage or Marigold, as applicable, means any transaction or series of related transactions with a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) concerning any (i) merger, consolidation, business combination, share exchange, joint venture or similar transaction involving Montage or Marigold, as applicable, or any of their Subsidiaries, pursuant to which such Person or “group” would own 20% or more of the consolidated assets, revenues or net income of Montage or Marigold, as applicable, and its Subsidiaries, taken as a whole, (ii) sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of Montage or Marigold, as applicable (including Equity Interests of any of its Subsidiaries), or any Subsidiary of Montage or Marigold, as applicable, representing 20% or more of the consolidated assets, revenues or net income of Montage or Marigold, as applicable, and its Subsidiaries, taken as a whole, (iii) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of Equity Interests representing 20% or more of the issued and outstanding equity securities of Montage or Marigold, as applicable, (iv) transaction or series of transactions in which any Person or “group” would acquire beneficial ownership or the right to acquire beneficial ownership of Equity Interests representing 20% or more of the issued and outstanding equity securities of Montage or Marigold, as applicable, (v) action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction, or (vi) any combination of any of the foregoing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Auction Completion Date” means the date upon which the FCC announces the successful completion of the FCC Broadcast Incentive Auction and the related forward auction of Spectrum.

“Barter Agreement” means any Contract pursuant to which a Person has sold or traded commercial air time in consideration for property or services in lieu of or in addition to cash.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by Law or executive order to close and shall consist of the time period from 12:01 a.m. through midnight at such location.

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, as amended.

“Compliant” means, with respect to the Required Financial Information, that: (a) the Required Financial Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the Required Financial Information not misleading in light of the circumstances in which made; (b) the applicable auditors have not withdrawn or advised that they intend to withdraw any audit opinion with respect to any audited financial statements contained in the Required Financial Information; (c) it has not become necessary to restate any historical financial statements included in the Required Financial Information, and Marigold has not publicly announced that any such restatement is under consideration; and (d) the financial statements included in the Required Financial Information comply in all material respects with Rule 3-12 of Regulation S-X.

“Divestiture Station” has the meaning given to such term on Schedule 6.3.

“Environmental Claims” means, in respect of any Person, any and all Actions alleging noncompliance with or actual or potential liability under Environmental Law or the presence or Release of, or exposure to, any Hazardous Materials.

“Environmental Law” means all Laws relating to pollution, contamination, Hazardous Materials, natural resources, protection of the environment, or human health or safety relating to exposure to Hazardous Materials.

“Environmental Permits” means all permits, licenses, identification numbers, registrations and other governmental authorizations required under or issued pursuant to applicable Environmental Laws.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor, or the value of which is determined in reference thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCC” means the Federal Communications Commission.

“FCC Applications” means those applications and requests for waivers required to be filed with the FCC to obtain the approvals and waivers of the FCC pursuant to the Communications Act and FCC Rules necessary to consummate the transactions contemplated by this Agreement.

“FCC Broadcast Incentive Auction” means any FCC reverse broadcast incentive auction to be conducted pursuant to Section 6403 of the Middle Class Tax Relief and Job Creation Act of 2012 (Pub. L. No. 112-96, § 6403, 126 Stat. 156, 225-230 (2012)), codified at 47 U.S.C. § 1452, including the auction currently scheduled to begin on March 29, 2016.

“FCC Broadcast Incentive Auction Rules” means the FCC’s rules governing the FCC Broadcast Incentive Auction, including without limitation the anticollusion provisions thereof prohibiting during the FCC-designated quiet period the direct or indirect communication of incentive auction bids and bidding strategy.

“FCC Consent” means the grant by the FCC of the FCC Applications, regardless of whether the action of the FCC in issuing such grant remains subject to reconsideration or other further review by the FCC or a court.

“FCC Licenses” means the FCC licenses, Permits and other authorizations, together with any renewals, extensions or modifications thereof, issued with respect to the Montage Stations or the Marigold Stations by the FCC, or otherwise granted to or held by Montage or any Montage Subsidiary or Marigold or any Marigold Subsidiary.

“FCC Rules” means the rules, regulations, orders and promulgated and published policy statements of the FCC.

“GAAP” means U.S. generally accepted accounting principles.

“Hazardous Materials” means any wastes, substances, or materials that are defined or listed by any Environmental Law as hazardous, toxic, pollutants or contaminants, including, without limitation, substances defined as “hazardous wastes,” “hazardous substances,” or “toxic substances” under any Environmental Laws. “Hazardous Materials” includes, without limitation, polychlorinated biphenyls, asbestos and asbestos containing material, lead-based paints, and petroleum and petroleum products (including, without limitation, crude oil or any fraction thereof).

“Indebtedness” means, with respect to any Person, (i) all obligations evidenced by a note, bond, debenture, credit agreement or other debt instrument, (ii) all obligations with respect to letters of credit, banker’s acceptances or similar facilities, (iii) all obligations under any interest rate or currency protection agreement or swaps, forward contracts and similar agreements, (iv) all obligations for borrowed money, (v) all obligations for the deferred purchase price of property or services, including all seller notes and “earn-out” payment obligations, whether or not matured, (vi) all obligations required to be accounted for as capital leases under GAAP, (vii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or Equity Interests or any warrants, rights or options to acquire such capital stock or Equity Interests, and (viii) all guarantees issued in respect of the obligations described in clauses (i)-(vii) above of any other Person (contingent or otherwise), in each case including the aggregate principal amount of, and any accrued interest and applicable pre-payment charges, fees, penalties or premiums with respect to such obligations; provided, that, Indebtedness shall not include: (i) with respect to Marigold or any Subsidiary of Marigold, any intercompany indebtedness solely among Marigold and one or more direct or indirect wholly-owned Subsidiaries thereof, or solely among two or more Marigold Subsidiaries directly or indirectly wholly-owned by Marigold, (ii) with respect to Montage or any Subsidiary of Montage, any intercompany indebtedness solely among Montage and one or more wholly-owned Subsidiaries thereof, or solely among two or more Montage Subsidiaries directly or indirectly wholly-owned by Montage, or (iii) any accounts payable or trade payables, in each case incurred in the ordinary course of business.

“Intellectual Property” means all foreign and domestic intellectual property, including all (i) trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, fictitious names, trade names, and other indicia of origin and all goodwill associated therewith and symbolized thereby; (ii) patents and inventions and discoveries, whether patentable or not; (iii) trade secrets and know-how (including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists); (iv) copyrights and works of authorship in any media (including computer software programs, source code, databases and other compilations of information); (v) applications and registrations for any of the foregoing in (i) through (v); and (vi) divisionals, continuations, continuations-in-part and provisionals and patents issuing on any of the foregoing in this (vi), and all extensions, modifications, renewals, reissues, reexaminations, substitutions, restorations, and reversions of any of the foregoing in (i) through (vi).

“Intentional Breach” means, with respect to any agreement or covenant hereunder, an action or omission (including a failure to cure circumstances) taken or omitted to be taken after the date hereof that the breaching Person intentionally takes (or fails to take) and knows would, or would reasonably be expected to, cause a material breach of such agreement or covenant. For the avoidance of doubt, and without limiting the foregoing, any failure of Montage or Marigold to consummate the Closing when required by Section 1.1 shall be an Intentional Breach by such party of such party’s covenants hereunder.

“Knowledge” or any similar phrase means (a) with respect to Marigold or the Marigold Subsidiaries, the actual knowledge after due inquiry of the persons listed on Section 9.3 to the Marigold Disclosure Letter, and (b) with respect to Montage and its Subsidiaries, the actual knowledge of the persons listed on Section 9.3 to the Montage Disclosure Letter.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required under GAAP to be accrued on the financial statements of such Person.

“Lunar Indenture” means that certain indenture, dated as of October 12, 2012, by and among LIN Television Corporation, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., governing the Lunar Notes, as in effect on the date hereof (together with any amendments, modifications or supplements thereto).

“Lunar Notes” means the 6.375% Senior Notes due 2021 issued pursuant to the Lunar Indenture.

“Lunar Notes Applicable Premium” means the Applicable Premium, as defined in the Lunar Indenture.

“Lunar Notes Obligations” means the Obligations, as defined in the Lunar Indenture, of LIN Television Corporation and any other obligor under the Lunar Indenture and the Lunar Notes.

“Lunar Notes Payoff Amount” means the Lunar Notes Principal Amount, together with any accrued and unpaid interest to, but excluding, the date of redemption not already included in the Lunar Notes Principal Amount, plus any Lunar Notes Applicable Premium as of the date of redemption, in an amount sufficient to pay and discharge the entire indebtedness of the Lunar Notes.

“Lunar Notes Principal Amount” means $290,000,000 or such lesser aggregate principal amount of the Lunar Notes outstanding, together with any accrued but unpaid interest thereon, as of 11:59 P.M. Eastern time on the day immediately prior to the Closing Date.

“Lunar Notes Trustee” means the trustee of the Lunar Notes.

“Marigold Benefit Plan” means any employee benefit plan (other than a Multiemployer Plan), program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of Marigold or any of the Marigold Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Marigold or any of the Marigold Subsidiaries or to which Marigold or any of the Marigold Subsidiaries contributes or is obligated to contribute, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, performance, equity or stock or stock related, deferred compensation (including any “nonqualified deferred compensation plan” as defined in Sections 409A(d)(1) and 3121(v)(2)(C) of the Code), vacation, stock purchase, stock option, severance, change of control, supplemental unemployment benefit, vacation, sick or paid time off benefit, or fringe benefit (including any “specified fringe benefit plan” as defined in Section 6039D(d)(1) of the Code) plan, arrangement, program or policy, excluding the Marigold Employment Agreements.

“Marigold Common Stock” means the Marigold Voting Common Stock and the Marigold Non-Voting Common Stock.

“Marigold Confidentiality Agreement” means a customary confidentiality agreement with Marigold (which confidentiality agreement must be no less restrictive with respect to the confidential treatment of information by such third-party thereto than the Confidentiality Agreement).

“Marigold Credit Facility” means that certain Credit Agreement, dated as of July 31, 2013, among Marigold and the other parties thereto.

“Marigold Deferred Compensation Plan” means the Deferred Income Plan for Selected Key Executives of Marigold, amended and restated as of December 1, 1984, the Marigold Directors’ Deferred Compensation Plan, amended and restated as of April 30, 2014 and the Marigold Deferred Compensation Plan, amended and restated as of January 1, 2012.

“Marigold Employment Agreement” means a contract or agreement of Marigold or any of the Marigold Subsidiaries with any individual who is rendering or has rendered services thereto as an employee pursuant to which Marigold or any of the Marigold Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Marigold FCC Licenses” means the FCC licenses, Permits and other authorizations, together with any renewals, extensions or modifications thereof, issued with respect to the Marigold Stations, or otherwise granted to or held by Marigold or any Marigold Subsidiary.

“Marigold Exchange Ratio” means 0.1249.

“Marigold Incentive Plans” means the Media General, Inc. 1995 Long-Term Incentive Plan, amended and restated as of April 26, 2007, the Media General, Inc. 1996 Employee Non-Qualified Stock Option Plan, amended as of December 31, 2001, the Media General, Inc. 1997 Employee Restricted Stock Plan, amended as of December 31, 2007, the LIN Media LLC 2002 Stock Plan, as amended and restated as of July 30, 2013, and the LIN Media LLC amended and restated 2002 Non-Employee Director Stock Plan, as amended and restated as of July 30, 2013.

“Marigold Indenture” means that certain indenture, dated as of November 5, 2014, by and among Media General Financing Sub, Inc., which was merged with and into LIN Television Corporation, as issuer, and The Bank of New York Mellon, as Trustee, governing the Marigold Notes, as in effect on the date hereof (together with any amendments, modifications or supplements thereto).

“Marigold Intervening Event” shall mean any material event or development or material change in circumstances with respect to Marigold that was (i) neither known to the Marigold Board nor reasonably foreseeable as of or prior to the date hereof nor actually known by the chief executive officer or chief financial officer of Marigold nor reasonably foreseeable as of or prior to the date hereof and (ii) does not relate to any Acquisition Proposal; provided, that in no event shall any action taken by either party in accordance with this Agreement, and the consequences of any such action, constitute a Marigold Intervening Event.

“Marigold Non-Voting Common Stock” means the Non-Voting Common Stock, no par value per share, of Marigold.

“Marigold Notes” means the 5.875% Senior Notes due 2022 issued pursuant to the Marigold Indenture.

“Marigold Notes Applicable Premium” means the Applicable Premium, as defined in the Marigold Indenture.

“Marigold Notes Obligations” means Indenture Obligations, as defined in the Marigold Indenture.

“Marigold Notes Payoff Amount” means the Marigold Notes Principal Amount, together with any accrued and unpaid interest to, but excluding, the date of redemption not already included in the Marigold Notes Principal Amount, plus any Marigold Notes Applicable Premium as of the date of redemption, in an amount sufficient to pay and discharge the entire indebtedness of the Marigold Notes.

“Marigold Notes Principal Amount” means $400,000,000 or such lesser aggregate principal amount of the Marigold Notes outstanding, together with any accrued but unpaid interest thereon, as of 11:59 P.M. Eastern time on the day immediately prior to the Closing Date.

“Marigold Notes Trustee” means the trustee of the Marigold Notes

“Marigold Shareholder” means a holder of shares of Marigold Voting Common Stock or Marigold Non-Voting Common Stock.

“Marigold Sharing Company” means each entity identified in Section 9.3 of the Marigold Disclosure Letter with which Marigold has a Sharing Agreement.

“Marigold Station Licenses” means the main station license issued by the FCC for each of the Marigold Stations.

“Marigold Stations” means (a) the television broadcast stations owned by Marigold and the Marigold Subsidiaries and listed in Section 9.3 of the Marigold Disclosure Letter as the Marigold Owned Stations and (b) the television broadcast station licensed to a third party and subject to Sharing Agreement with Marigold or the Marigold Subsidiaries and listed in Section 9.3 of the Marigold Disclosure Letter as a station of a Marigold Sharing Company.

“Marigold Superior Offer” shall mean a bona fide written Acquisition Proposal (except that references in the definition of Acquisition Transaction, as it applies to the definition of Acquisition Proposal, to “20%” shall be replaced by “100%”) with respect to Marigold that is determined by the Marigold Board, in its good faith business judgment, after consulting with a nationally recognized third party financial advisor and outside legal counsel, and after taking into account all the terms of the Acquisition Proposal (including, without limitation, the legal, financial and regulatory aspects of such proposal, the availability of any financing, the identity of the person making such proposal, the anticipated time of completion of the proposed transaction and the conditions for completion of such proposal) (i) to be more favorable, from a financial point of view, to the Marigold Shareholders than the transactions contemplated by this Agreement (taking into account any revised proposal by Montage to amend the terms of this Agreement or the other Transaction Documents) and (ii) is reasonably expected to be consummated.

“Marigold Triggering Event” shall be deemed to have occurred if (a) Marigold shall have failed to include in the Joint Proxy Statement/Prospectus mailed to Marigold Shareholders the Marigold Board Recommendation, or (b) a Marigold Adverse Recommendation Change shall have occurred.

“Marigold Voting Common Stock” means the Voting Common Stock, no par value per share, of Marigold.

“Market” means the “Designated Market Area,” as determined by The Nielsen Company, of a television broadcast station.

“Marketing Period” means fifteen (15) consecutive Business Days after the date on which both the Required Marigold Vote and Required Montage Vote have been received (a) commencing on the date Montage shall have received the Required Financial Information, all of which is Compliant, provided, that, if Marigold shall in good faith reasonably believe it has provided the Required Financial Information, it may deliver to Montage a written notice to that effect (stating when it believes it has completed such delivery), in which case Marigold shall be deemed to have complied with its obligation to provide the Required Financial Information on the date of delivery of such notice, unless Montage in good faith reasonably believes Marigold has not completed the delivery of the Required Financial Information and within three (3) Business Days after the delivery of such notice by Marigold, delivers a written notice to Marigold to that effect (stating with specificity which Required Financial Information Marigold has not delivered), and (b) throughout which nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 and Section 7.2 to fail to be satisfied, assuming the Closing were to be scheduled for any time during such fifteen (15) Business Day period; provided, however, that (i) the Marketing Period shall end on any earlier date on which the Transaction Financing is consummated and Montage shall have obtained all of the proceeds contemplated thereby, (ii) the Marketing Period shall not be deemed to have commenced if, prior to the completion of such fifteen (15) Business Day period, (A) Deloitte & Touche LLP shall have withdrawn its audit opinion with respect to any year end audited financial statements set forth in the Required Financial Information, in which case the Marketing Period shall be deemed not to commence unless and until a new unqualified audit opinion is issued with respect to such year end audited financial statements by Deloitte & Touche LLP or another independent registered accounting firm reasonably acceptable to Montage, (B) Marigold shall have publicly announced, or the Marigold Board shall have determined, that a restatement of any material financial information included in the Required Financial Information is required, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended to reflect such restatement or Marigold has determined that no restatement shall be required or (C) the Required Financial Information is not Compliant (it being understood, for the avoidance of doubt, that if at any time during the Marketing Period the Required Financial Information provided on the first day of the Marketing Period ceases to be Compliant, then the Marketing Period shall be deemed not to have commenced) and (iii) (x) November 25, 2016 shall not be deemed to be a Business Day for purposes of calculating such fifteen (15) consecutive Business Days period and (y) such period (1) shall commence no earlier than January 4, 2016, (2) shall either have been completed prior to August 19, 2016 or shall not commence until September 7, 2016 and (3) shall either have been completed prior to December 21, 2016 or shall not commence until January 2, 2017.

“Material Adverse Effect on Marigold” means a material adverse effect on the business, financial condition or results of operations of Marigold and the Marigold Subsidiaries taken as a whole; provided, however, that for purposes of determining whether there has been or there is reasonably likely to be a “Material Adverse Effect on Marigold”, the results and consequences of the following events, circumstances, changes, effects, developments, conditions and occurrences shall not be taken into account: (i) any failure of Marigold to meet any internal or external projections or forecasts or any estimates of earnings, revenues, or other metrics for any period or change in the market price or trading volume of shares of Marigold Common Stock (provided that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Effect on Marigold, except to the extent otherwise excluded hereunder), (ii) any changes that generally affect the industries or markets in which Marigold and the Marigold Subsidiaries operate, (iii) any changes in the economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) changes in Law or GAAP (or the interpretation thereof) or in legal, regulatory or political conditions, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (vi) other than with respect to the representations and warranties set forth in Sections 3.4, 3.5 and 3.10(i) and the conditions set forth in Section 7.2(a) to the extent relating to such representations and warranties, the announcement or pendency of this Agreement or the transactions contemplated hereby, the identity of Montage or any of its Affiliates or facts, circumstances or events relating to Montage or any of its Affiliates, or actions taken by any of them including the impact thereof on relationships, contractual or otherwise, with agents, customers, suppliers, vendors, licensees, licensors, lenders, partners, employees or regulators, including the FCC, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of Montage, (viii) earthquakes, hurricanes, floods or other natural disasters or (ix) any Transaction Litigation, except in the case of each of clauses (ii), (iii) and (iv) to the extent that Marigold and the Marigold Subsidiaries, taken as a whole, are disproportionately affected thereby as compared to other similarly situated participants in the television broadcasting industry (but only to the extent of such disproportionality).

“Material Adverse Effect on Montage” means a material adverse effect on the business, financial condition or results of operations of Montage and the Montage Subsidiaries taken as a whole; provided, however, that for purposes of determining whether there has been or is reasonably likely to be a “Material Adverse Effect on Montage”, the results and consequences of the following events, circumstances, changes, effects, developments, conditions and occurrences shall not be taken into account: (i) any failure of Montage to meet any internal or external projections or forecasts or any estimates of earnings, revenues, or other metrics for any period or change in the market price or trading volume of shares of Montage Class A Common Stock (provided that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Effect on Montage, except to the extent otherwise excluded hereunder), (ii) any changes that generally affect the industries or markets in which Montage and the Montage Subsidiaries operate, (iii) any changes in the economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) changes in Law or GAAP (or the interpretation thereof) or in legal, regulatory or political conditions, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (vi) other than with respect to the representations and warranties set forth in Sections 4.4, 4.5 and 4.10(i) and the conditions set forth in Section 7.3(a) to the extent relating to such representations and warranties, the announcement or pendency of this Agreement or the transactions contemplated hereby, the identity of Marigold or any of its Affiliates or facts, circumstances or events relating to Marigold or any of its Affiliates, or actions taken by any of them including the impact thereof on relationships, contractual or otherwise, with agents, customers, suppliers, vendors, licensees, licensors, lenders, partners, employees or regulators, including the FCC, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of Marigold, (viii) earthquakes, hurricanes, floods or other natural disasters or (ix) any Transaction Litigation, except in the case of each of clauses (ii), (iii) and (iv) to the extent that Montage and the Montage Subsidiaries, taken as a whole, are disproportionately affected thereby as compared to other similarly situated participants in the television broadcasting industry (but only to the extent of such disproportionality).

“Material Marigold Employment Agreement” means a Marigold Employment Agreement (i) which provides for annual base compensation in excess of $250,000; (ii) which provides for severance upon termination of employment of twelve (12) months or more of base salary or wages, or which provides a notice period or pay in lieu of ninety (90) days or more; or (iii) which is with a General Manager of any Marigold Station.

“Material Montage Employment Agreement” means a Montage Employment Agreement (i) which provides for annual base compensation in excess of $250,000; (ii) which provides for severance upon termination of employment of twelve (12) months or more of base salary or wages, or which provides a notice period or pay in lieu of ninety (90) days or more; or (iii) which is with a General Manager of any Montage Station.

“Montage Benefit Plan” means any employee benefit plan (other than a Multiemployer Plan), program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of Montage or any of the Montage Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Montage or any of the Montage Subsidiaries or to which Montage or any of the Montage Subsidiaries contributes or is obligated to contribute, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, performance, equity or stock or stock related, deferred compensation (including any “nonqualified deferred compensation plan” as defined in Sections 409A(d)(1) and 3121(v)(2)(C) of the Code), vacation, stock purchase, stock option, severance, change of control, supplemental unemployment benefit, vacation, sick or paid time off benefit, or fringe benefit (including any “specified fringe benefit plan” as defined in Section 6039D(d)(1) of the Code) plan, arrangement, program, or policy, excluding the Montage Employment Agreements.

“Montage Class A Common Stock” means the Class A Common Stock, $0.01 par value per share, of Montage.

“Montage Class B Common Stock” means the Class B Common Stock, $0.01 par value per share, of Montage.

“Montage Class C Common Stock” means the Class C Common Stock, $0.01 par value per share, of Montage.

“Montage Common Stock” means, collectively, the Montage Class A Common Stock, Montage Class B Common Stock and Montage Class C Common stock.

“Montage Credit Facility” means the Fifth Amended and Restated Credit Agreement, dated December 3, 2012, by and among Nexstar Broadcasting, Inc., Nexstar Broadcasting Group, Inc., Nexstar Finance Holdings, Inc., Bank of America, N.A., as administrative agent, collateral agent, swing line lender and L/C issuer, UBS Securities, LLC, as syndication agent, joint lead arranger and joint book manager, RBC Capital Markets, as documentation agent, joint lead arranger and joint book manager, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arranger and joint book manager, and a syndicate of other lenders, as amended.

“Montage Employment Agreement” means a contract or agreement of Montage or any of the Montage Subsidiaries with any individual who is rendering or has rendered services thereto as an employee pursuant to which Montage or any of the Montage Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Montage FCC Licenses” means the FCC licenses, Permits and other authorizations, together with any renewals, extensions or modifications thereof, issued with respect to the Montage Stations, or otherwise granted to or held by Montage or any Montage Subsidiary.

“Montage Incentive Plans” means the Nexstar Broadcasting Group, Inc. 2003 Long-Term Equity Incentive Plan, Nexstar Broadcasting Group, Inc. 2006 Long-Term Equity Incentive Plan, Nexstar Broadcasting Group, Inc. 2012 Long-Term Equity Incentive Plan, and the Nexstar Broadcasting Group, Inc. 2015 Long-Term Equity Incentive Plan.

“Montage Intervening Event” shall mean any material event or development or material change in circumstances with respect to Montage that was (i) neither known to the Montage Board nor reasonably foreseeable as of or prior to the date hereof nor actually known by the chief executive officer or chief financial officer of Montage nor reasonably foreseeable as of or prior to the date hereof and (ii) does not relate to any Acquisition Proposal; provided, that (i) in no event shall any action taken by either party in accordance with this Agreement, and the consequences of any such action, constitute a Montage Intervening Event, and (ii) in no event shall any change in the market price or the trading volume of the shares of Montage Common Stock or investor or public reaction to the announcement and pendency of this Agreement and the transactions contemplated hereby constitute a Montage Intervening Event.

“Montage Labor Agreements” means collectively all collective bargaining agreements, memoranda of understanding or other tariff, trade, union, collective or similar agreements or arrangements to which Montage or any of the Montage Subsidiaries is a party or to which any of their current or former employees is subject.

“Montage Leased Property” means all real properties and interests in real properties leased, subleased, occupied or operated by Montage or any Montage Subsidiary as lessee, sublessee or occupant (such properties, the “Montage Leased Property” and such leases, subleases and occupancy agreements, the “Montage Lessee Agreements”). The Montage Owned Property and the Montage Leased Property are referred to herein collectively as the “Montage Real Property

“Montage Lessee Agreements” means all material leases, subleases and occupancy agreements for Montage Leased Property.

“Montage Lessor Agreements” means all material leases, subleases and occupancy agreements for Montage Real Property to which Montage or any Montage Subsidiary is a party as lessor, sublessor or other party granting an occupancy right.

“Montage Owned Property” means all material real properties owned by Montage or any Montage Subsidiary.

“Montage Pension Plan” means each Montage Benefit Plan that is subject to Title IV of ERISA or Section 412 or Section 430 of the Code.

“Montage Preferred Stock” means the Preferred Stock, $0.01 par value per share, of Montage.

“Montage Qualified Plans” means each Montage Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code.

“Montage Real Property” means the Montage Owned Property and the Montage Leased Property.

“Montage Shareholder” means a holder of shares of Montage Class A Common Stock, Montage Class B Common Stock or Montage Class C Common Stock.

“Montage Sharing Companies” means the entity or entities identified in Section 9.3 of the Montage Disclosure Letter as entities with which Montage or a Montage Subsidiary has a Sharing Agreement.

“Montage Stations” means (a) the television broadcast stations owned by Montage and the Montage Subsidiaries and listed in Section 9.3 of the Montage Disclosure Letter as the Montage Owned Stations and (b) the television broadcast stations licensed to third parties and subject to Sharing Agreements with Montage or the Montage Subsidiaries and listed in Section 9.3 of the Montage Disclosure Letter as stations of the Montage Sharing Companies.

“Montage Station Licenses” means the main station license issued by the FCC for each of the Montage Stations.

“Montage Superior Offer” shall mean a bona fide written Acquisition Proposal (except that references in the definition of Acquisition Transaction, as it applies to the definition of Acquisition Proposal, to “20%” shall be replaced by “100%”) with respect to Montage that is determined by the Montage Board, in its good faith judgment, after consulting with a nationally recognized third party financial advisor and outside legal counsel, and after taking into account all the terms of the Acquisition Proposal (including, without limitation, the legal, financial and regulatory aspects of such proposal, the availability of any financing, the identity of the person making such proposal, the anticipated time of completion of the proposed transaction and the conditions for completion of such proposal) (i) to be more favorable, from a financial point of view, to the Montage Shareholders than the transactions contemplated by this Agreement (taking into account any revised proposal by Marigold to amend the terms of this Agreement or the other Transaction Documents) and (ii) is reasonably expected to be consummated.

“Montage Triggering Event” shall be deemed to have occurred if (a) Montage shall have failed to include in the Joint Proxy Statement/Prospectus mailed to Montage Shareholders the Montage Board Recommendation, or (b) a Montage Adverse Recommendation Change shall have occurred.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“MVPD” means any multi-channel video programming distributor, including cable systems, telephone companies and DBS systems.

“NASDAQ” means the Nasdaq Global Select Market.

“NYSE” means the New York Stock Exchange, Inc.

“Permit” means any consent, authorization, approval, registration, qualification, filing, franchise, license or permit of any Governmental Entity.

“Permitted Liens” means (i) Liens for Taxes and other governmental charges and assessments that are not yet due and payable or for Taxes being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (ii) Liens of landlords, lessors, carriers, warehousemen, employees, mechanics and materialmen and other similar Liens arising in the ordinary course of business, (iii) Liens pursuant to the Montage Credit Facility, the Marigold Credit Facility, or the credit facilities of the Montage Sharing Companies or the Marigold Sharing Companies, as applicable, and Contracts entered into in connection therewith, (iv) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are customary for the applicable property type and locality, (v) interests of any lessor or lessee to any Marigold Leased Property or Montage Leased Property, as applicable, (vi) Liens that would be disclosed on current title reports or surveys and any other Liens of public record, (vii) non-exclusive licenses of Intellectual Property, (viii) transfer restrictions on any securities imposed by applicable Law, (ix) purchase money Liens securing rental payments under capital lease arrangements, and (x) Liens which are set forth in any Permits.

“Person” means an individual, a corporation, a general or limited partnership, an association, a limited liability company, a Governmental Entity, a trust or other entity or organization.

“Program Rights” means rights to broadcast and rebroadcast television programs, feature films, shows or other television programming.

“Regulatory Divestiture” has the meaning given to such term on Schedule 6.3.

“Release” means any spilling, leaking, pumping pouring, emitting, emptying, discharging, injecting, escaping, dumping, disposing, dispersing, leaching, or migrating into, onto, or through the environment or within or upon any building, structure, facility or fixture.

“Renewal Application” means an application for renewal of any FCC License.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives.

“Required Financial Information” means (a) audited consolidated balance sheets and related audited consolidated statements of income, shareholders’ equity and cash flows of Marigold as of and for the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012 and any subsequent fiscal year ending more than ninety (90) days before the Closing Date (which have been audited in accordance with the standards of the Public Company Oversight Board), (b) unaudited consolidated balance sheets and related unaudited consolidated statements of income, shareholders’ equity and cash flows of Marigold as of and for the fiscal quarter ended September 30, 2015 and for each subsequent fiscal quarter thereafter that is ended at least forty-five (45) days before the Closing Date, and unaudited corresponding financial statements for the same fiscal quarter in the preceding year (which have been reviewed in accordance with SAS 100), and (c) data and other information of Marigold and its Subsidiaries that would be of the type and form that are customarily included in marketing materials for senior secured indebtedness or private placements of high yield securities pursuant to Rule 144A and/or Regulation S promulgated under the Securities Act, and of the type, form and substance necessary for an investment bank to receive comfort (including “negative assurance” comfort) (including information required by Regulation S-X and Regulation S-K under the Securities Act, which is understood not to include “segment reporting”, consolidating and other financial statements and data that would be required by Rules 3-09, 3-10 and 3-16 of Regulation S-X and Item 402 and Item 404 of Regulation S-K, information regarding executive compensation and related party disclosure or other information customarily excluded from a Rule 144A/Regulation S offering memorandum).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sharing Agreement” means any agreement between (i) Marigold or a Marigold Subsidiary or Montage or a Montage Subsidiary and (ii) a third party owning or controlling a television broadcast station pursuant to which the Marigold or Montage party provides or receives services or shares assets that are material to the business or operations of such third-party-owned television broadcast station or to any television station owned or controlled by Marigold or a Marigold Subsidiary or by Montage or a Montage Subsidiary.

“Sharing Companies” means the Marigold Sharing Companies and the Montage Sharing Companies.

“Spectrum” means FCC-licensed electromagnetic spectrum for commercial and noncommercial educational full power and Class A television stations.

“Station” means a Montage Station or a Marigold Station.

“Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which the securities or other ownership interests having more than 50% of the ordinary voting power in electing the board of directors or other governing body are, at the time of such determination, owned by such Person or another Subsidiary of such Person, and the terms “Marigold Subsidiary” and “Montage Subsidiary” shall mean any direct or indirect Subsidiary of Marigold or Montage, respectively.

“Taxes” means (i) any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, occupation, property, transfer, sales, use, capital stock, severance, alternative minimum, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added or other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or a similar nature to any of the foregoing and (ii) any liability in respect of any items described in clause (i) payable by reason of Contract, assumption, transferee or successor liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any similar provision of Law) or otherwise.

“Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Transaction Documents” means this Agreement, the CVR Agreement and the Marigold Support Agreement.

Section 9.4 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Marigold Disclosure Letter and the Montage Disclosure Letter, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

Section 9.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

Section 9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the parties hereto, and (except with respect to the Confidentiality Agreement) supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter of this Agreement.

Section 9.7 Governing Law; Jurisdiction. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed and construed in accordance with the internal Laws of the State of Delaware applicable to contracts made and wholly performed within the State of Delaware, without regard to any applicable conflicts of law principles that would result in the application of the Laws of any other jurisdiction, except to the extent that mandatory provisions of the VSCA govern; provided that any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or any of the transactions contemplated hereby, or any dispute arising out of or relating in any way to the Transaction Financing, the Commitment Letter, the performance thereof or the transactions contemplated thereby shall be governed by, and construed in accordance with, the Laws of the State of New York. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.2 shall be deemed effective service of process on such party. Notwithstanding anything herein to the contrary, each party to this Agreement acknowledges and irrevocably agrees that any action or proceeding, whether in contract or tort, at law or in equity or otherwise, against any Financing Source arising out of, or relating to, the transactions contemplated by this Agreement (including the Transaction Financing) shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York in the Borough of Manhattan (and the appellate courts thereof) and each party to this Agreement submits for itself and its property with respect to any such action or proceeding to the exclusive jurisdiction of such court and agrees not to bring any such action or proceeding in any other court. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER IN CONTRACT OR TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM INVOLVING ANY FINANCING SOURCE AND THEIR RESPECTIVE NONPARTY AFFILIATES).

Section 9.8 Publicity. Montage and Marigold have agreed to the text of the joint press release and investor relations presentation announcing the signing of this Agreement. Neither party shall, and the parties shall not permit any of their Representatives, Subsidiaries or Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without consulting with and obtaining the prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) of (a) Montage, in the case of a proposed announcement or statement by Marigold or (b) Marigold, in the case of a proposed announcement or statement by Montage; provided, however, that (i) any party may, without the prior consent of the other parties (but after prior consultation to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement or filing to the extent required by applicable Law or by the rules and regulations of the NYSE, NASDAQ or any Governmental Entity to which the relevant party is subject or submits, (ii) any party may, without such consultation or consent, make any statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, in each case so long as such statement and announcements do not contain or disclose any information that has not been made available in previous press releases, public disclosures or public statements made jointly by Montage and Marigold (or, individually if approved by the other), (iii) Marigold need not obtain the consent of Montage in connection with any press release or other public announcement or public statement with respect to any Acquisition Proposal relating to Marigold or any Marigold Adverse Recommendation Change and (iv) Montage need not obtain the consent of Marigold in connection with any press release or other public announcement or public statement with respect to any Acquisition Proposal relating to Montage or any Montage Adverse Recommendation Change.

Section 9.9 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties (whether by operation of Law or otherwise, but except by intestate succession) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and permitted assigns. Except (a) as otherwise specifically provided in Section 6.6, (b) from and after the Effective Time, for the rights of holders of Marigold Common Stock, Marigold Stock Options or Marigold Stock-Based Awards to receive the Marigold Merger Consideration and the other consideration or payments contemplated by Section 2.3 and (c) the rights of the Section 6.12 Indemnitees under Section 6.12(f), in respect of which the Persons referred to therein shall be express third party beneficiaries, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement. In addition to the foregoing, the Financing Sources shall be a third party beneficiary of Section 8.4 (Amendment); Section 9.7 (Governing Law; Jurisdiction); Section 9.9 (Assignments; Third Party Beneficiaries) and Section 9.12 (Non-Recourse).

Section 9.10 Specific Performance. The parties acknowledge and agree that each of the parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance, breach or threatened breach of this Agreement by any party could not be adequately compensated by monetary damages alone and that the parties would not have any adequate remedy at law. Accordingly, each party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (a) enforcement of any provision of this Agreement by a decree or order of specific performance and (b) a temporary, preliminary and/or permanent injunction to prevent breaches or threatened breaches of any provisions of this Agreement without posting any bond or undertaking. The parties hereto further agree that they shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law. Each of the parties hereby expressly further waives (a) any defense in any action for specific performance that a remedy at law would be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or in equity and (b) any requirement under any Law to post security as a prerequisite to obtaining equity relief. Each party agrees that its initial choice of remedy will be to seek specific performance of this Agreement in accordance with its terms.

Section 9.11 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants, and other agreements in this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time including, for the avoidance of doubt, the covenants contained in Section 6.6.

Section 9.12 Non-Recourse. Except to the extent otherwise set forth in the other Transaction Documents, all claims, obligations, Liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made by the parties hereto only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, or assignee of, and any financial advisor, Financing Source or lender to any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in the other Transaction Documents), and, to the maximum extent permitted by Law (other than as set forth in the other Transaction Documents), each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates of another Contracting Party. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any other Contracting Party’s Nonparty Affiliate in respect of this Agreement, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any other Contracting Party’s Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Subject to the rights of the parties to the Commitment Letter under the terms thereof, none of the Contracting Parties, nor or any of their respective Affiliates, solely in their respective capacities as parties to this Agreement, shall have any rights or claims against any Financing Source, solely in their respective capacities as lenders or arrangers in connection with the Transaction Financing, and the Financing Sources, solely in their respective capacities as lenders or arrangers, shall not have any rights or claims against any Contracting Party or any related person thereof, in connection with this Agreement or the Transaction Financing, whether at law or equity, in contract, in tort or otherwise. For the avoidance of doubt, subject to the rights of Montage under the Commitment Letter under the terms thereof, none of the Financing Sources, nor or any of the respective Affiliates, directors, officers, employees, agents and representatives, and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney or representative of any such Financing Source shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim (whether in contract, tort or otherwise) based on, in respect of, or by reason of (or in any way relating to), the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Commitment Letter, the transactions contemplated thereby or the performance thereof and the parties hereto agree not to assert any such claim or bring any action, suit or proceeding in connection with any such claim against any Financing Source or any of their respective Affiliates, directors, officers, employees, agents and representatives or any of their respective past, present or future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys or representatives.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, Marigold, Montage and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

NEXSTAR BROADCASTING GROUP, INC.

By:	/s/ Thomas E. Carter
Name: Thomas E. Carter
Title: Executive Vice President and Chief Financial Officer

NEPTUNE MERGER SUB, INC.

By:	/s/ Thomas E. Carter
Name: Thomas E. Carter
Title: Treasurer

MEDIA GENERAL, INC.

By:	/s/ James F. Woodward
Name: James F. Woodward
Title: Senior Vice President, Chief Financial Officer

SIGNATURE PAGE TO MERGER AGREEMENT

Exhibit A

Virginia Plan of Merger

See attached.

ARTICLES OF MERGER

Merging

NEPTUNE MERGER SUB, INC.,

a Virginia corporation

with and into

MEDIA GENERAL, INC.,

a Virginia corporation

Pursuant to the provisions of the Virginia Stock Corporation Act (the “VSCA”), Media General, Inc., a corporation organized under the laws of the Commonwealth of Virginia (the “Company”), and Neptune Merger Sub, Inc., a corporation organized under the laws of the Commonwealth of Virginia (“Merger Sub”), hereby execute and submit the following Articles of Merger and set forth:

1.     The Merger. The Plan of Merger (the “Plan of Merger”) providing for the merger (the “Merger”) of Merger Sub with and into the Company, with the Company as the surviving corporation (“Surviving Corporation”), is attached as Exhibit A to these Articles of Merger and is incorporated herein by reference.

2.     Amendment to the Articles of Incorporation of Surviving Corporation. The Articles of Incorporation of the Company as in effect immediately prior to the Effective Time (as defined below) of the Merger shall be replaced by the Amended and Restated Articles of Incorporation of Surviving Corporation as of the Effective Time of the Merger and shall be amended and restated as of the Effective Time of the Merger as set forth in Exhibit A to the Plan of Merger, attached hereto.

3.     Company Board of Directors and Shareholder Approval. The Plan of Merger was duly adopted and approved on [●], 2016 by the Company’s Board of Directors at a duly called meeting of such Board, at which a quorum was present, and was submitted by the Company’s Board of Directors to the shareholders of the Company entitled to vote thereon in accordance with the VSCA at a special meeting of shareholders held on _______________, 2016 pursuant to Section 13.1-655 of the VSCA. The designation, number of outstanding shares, number of votes entitled to be cast and the undisputed votes cast FOR the Plan of Merger by each voting group entitled to vote separately on the Plan of Merger are set forth below.

Designation	Shares Outstanding	Votes Entitled to be Cast	Undisputed Votes Cast FOR

Voting Common Shares			[Number of Shares]

The number of votes cast FOR the Plan of Merger by each voting group was sufficient for approval of the Plan of Merger by that voting group.

4.     Merger Sub Board of Directors and Shareholder Approval. The Plan of Merger was duly adopted and approved on [●], 2016 by Merger Sub’s Board of Directors by unanimous written consent pursuant to Section 13.1-685 of the VSCA. The Board of Directors of Merger Sub submitted the Plan of Merger to the sole shareholder of Merger Sub for its approval. The sole shareholder of Merger Sub approved the Plan of Merger on _________ ___, 2016 by written consent pursuant to Section 13.1-657 of the VSCA.

Effective Time. Pursuant to Section 13.1-606 of the VSCA, the Merger shall be effective as of ________ on ____________, 2016 (the “Effective Time”).

IN WITNESS WHEREOF, Media General, Inc. and Neptune Merger Sub, Inc., have caused these Articles of Merger to be executed by their respective duly authorized officers as of ________________, 2016.

Media General

By:
Name:
Title:

NEPTUNE MERGER SUB, INC.

By:
Name:

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EXHIBIT A

Plan of Merger

Merging

NEPTUNE MERGER SUB, INC.,

a Virginia corporation

with and into

MEDIA GENERAL, INC.,

a Virginia corporation

ARTICLE 1
THE MERGER

Section 1.1     The Merger. Upon the terms and subject to the conditions set forth in this Plan of Merger, and in accordance with the Virginia Stock Corporation Act (the “VSCA”), Neptune Merger Sub, Inc., a Virginia corporation (“Merger Sub”), shall be merged with and into Media General, Inc., a Virginia corporation (the “Company”), at the Effective Time (the “Merger”). Merger Sub is a wholly-owned subsidiary of Nexstar Broadcasting, Inc., a Delaware corporation (“Nexstar”). Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub, in accordance with the VSCA.

Section 1.2     Effects of the Merger. The Merger shall have the effects set forth in Section 13.1-721 of the VSCA. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 1.3     Articles and Bylaws. At the Effective Time, by virtue of the Merger, the articles of incorporation attached as Exhibit A shall be the articles of incorporation of the Surviving Corporation (“Surviving Corporation Charter”), and the bylaws of Merger Sub in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 1.4     Directors and Officers. Immediately following the Effective Time, (i) the director of Merger Sub serving immediately prior to the Effective Time shall be the director of the Surviving Corporation until the earlier of his death, resignation or removal or the time at which his successor is duly elected or appointed and qualified, and (ii) the officers of Merger Sub serving immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified.

ARTICLE 2

CONVERSION OF SECURITIES

Section 2.1     Conversion of Securities in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Nexstar, the Company, Merger Sub or any shareholder thereof,

(a)     subject to Section 2.3, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any Company Cancelled Shares, shall automatically be converted, subject to the terms, conditions and procedures set forth in this Article 2, into the right to receive the following: (A) $10.55 in cash, without interest (the “Cash Consideration”), (B) a fraction of a validly issued, fully paid and nonassessable share of Nexstar Class A Common Stock equal to the Company Exchange Ratio (the “Stock Consideration”) and (C) unless the Company has distributed contingent value rights (as more fully described in Article III of the CVR Agreement, “Contingent Value Rights”) with respect to such shares prior to Closing (a “Pre-Closing CVR Distribution”), one (1) Contingent Value Right to be issued by Nexstar pursuant to Article III of the CVR Agreement (the “CVR Consideration”, with the Cash Consideration and the Stock Consideration, collectively, the “Company Merger Consideration”);

(b)     each share or other security representing capital stock in the Company owned, directly or indirectly, by any of the Company Subsidiaries or Nexstar or any of the Nexstar Subsidiaries immediately prior to the Effective Time (collectively, “Company Cancelled Shares”) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(c)     each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid, validly issued and nonassessable share of Common Stock, no par value per share, of the Surviving Corporation.

Section 2.2     Company Stock Options and Other Stock-Based Awards. Prior to the Effective Time, Nexstar, the Nexstar Board, the Company, the Company Board and the Compensation Committee of the Company Board shall, in accordance with the applicable Company Incentive Plan, take all actions necessary so that:

(a)     (x) each unvested Company Stock Option that is outstanding immediately prior to the Effective Time shall become fully vested immediately prior to the Effective Time (if not then vested) and (y) as of the Effective Time, each Company Stock Option shall be assumed by Nexstar and become an option (a “Company Exchange Option”) to purchase, on the same terms and conditions other than vesting (including applicable exercise and expiration provisions) as applied to each such Company Stock Option immediately prior to the Effective Time, the number of shares of Nexstar Class A Common Stock (rounded down to the nearest whole share), determined by multiplying the number of shares of Company Voting Common Stock subject to such Company Stock Option immediately prior to the Effective Time by the Company Equity Award Exchange Ratio, at an exercise price per share of Nexstar Class A Common Stock (rounded up to the nearest whole cent) equal to (A) the exercise price for each such share of Company Voting Common Stock subject to such Company Stock Option immediately prior to the Effective Time divided by (B) the Company Equity Award Exchange Ratio. [In addition, unless a Pre-Closing CVR Distribution has occurred, at the Effective Time, each holder of a Company Stock Option outstanding immediately prior to the Effective Time shall be entitled to receive one (1) Contingent Value Right for each share of Company Voting Common Stock subject to such Company Stock Option immediately prior to the Effective Time.

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(b)     (x) each share of Company Restricted Stock and each right of any kind, contingent or accrued, to receive shares of Company Voting Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Voting Common Stock granted by the Company outstanding immediately prior to the Effective Time (including Company DSUs, restricted stock units, phantom units, deferred stock units, stock equivalents and dividend equivalents), other than Company Stock Options (each, other than Company Stock Options, a “Company Stock-Based Award”), shall become fully vested and all restrictions shall lapse as of immediately prior to the Effective Time and (y) as of the Effective Time, each Company Stock-Based Award shall be cancelled and converted into the right to receive, with respect to each share of Company Common Stock underlying the Company Stock-Based Award immediately prior to the Effective Time, the Company Merger Consideration.

(c)     Nexstar shall file, no later than five (5) Business Days after the Effective Time, an effective registration statement on Form S-8 (or any successor or other appropriate form) under the Securities Act to register shares of Nexstar Class A Common Stock issuable upon exercise of the Company Exchange Options.

Section 2.3     Exchange of Company Common Stock.

(a)     Prior to the Closing Date, Nexstar shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) to act as paying and exchange agent, including for purposes of exchanging certificates representing Company Common Stock (the “Company Certificates”) (or affidavits of loss in lieu thereof) or Company Common Stock held in book-entry form (the “Company Book-Entry Securities”) for the Company Merger Consideration. Prior to the Effective Time, Nexstar shall deposit or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Company Certificates and Company Book-Entry Securities, (i) shares of Nexstar Class A Common Stock sufficient in order for the Exchange Agent to distribute the aggregate Stock Consideration, (ii) an amount of cash sufficient in order for the Exchange Agent to distribute the aggregate Cash Consideration and (iii) unless a Pre-Closing CVR Distribution has occurred, Contingent Value Rights sufficient in order for the Exchange Agent to distribute the aggregate CVR Consideration. In addition, Nexstar shall deposit with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions payable pursuant to Section 2.3(g) and cash in lieu of any fractional shares payable pursuant to Section 2.3(e). The shares of Nexstar Class A Common Stock and cash deposited with the Exchange Agent for the benefit of the holders of Company Common Stock are collectively referred to herein as the “Company Exchange Fund”. In connection with the foregoing, Nexstar shall enter into an Exchange Agent Agreement with the Exchange Agent, in a form reasonably acceptable to the Company, setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 2.3.

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(b)     Promptly after the Closing Date, Nexstar shall cause the Exchange Agent to mail to each holder of record of Company Common Stock a letter of transmittal in a form prepared by Nexstar and reasonably acceptable to the Company (a “Company Letter of Transmittal”) (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates (or affidavits of loss in lieu thereof) or transfer of the Company Book-Entry Securities to the Exchange Agent and which shall otherwise be in customary form and shall include customary provisions with respect to delivery of an “agent’s message” regarding the book-entry transfer of Company Book-Entry Securities) and instructions for use in effecting the surrender of Company Certificates (or affidavits of loss in lieu thereof) or Company Book-Entry Securities in exchange for the Company Merger Consideration.

(c)      Each holder of shares of Company Common Stock that have been converted into the right to receive the Company Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Company Certificate (or affidavit of loss in lieu thereof), together with a properly completed Company Letter of Transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of book-entry transfer of Company Book-Entry Securities, the Company Merger Consideration in respect of the Company Common Stock represented by a Company Certificate (or affidavit of loss in lieu thereof) or Company Book-Entry Security. The shares of Nexstar Class A Common Stock constituting part of the Company Merger Consideration shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of Company Common Stock or is otherwise required under applicable Law. The Contingent Value Rights constituting part of the Company Merger Consideration (if applicable) shall be in uncertificated book-entry form. The Exchange Agent shall accept such Company Certificates (or affidavits of loss in lieu thereof) or Company Book-Entry Securities upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If any Company Merger Consideration is to be paid to a Person other than the Person in whose name the applicable Company Common Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that (i) either such Company Certificate shall be properly endorsed or such Company Certificate (or affidavit of loss in lieu thereof) shall otherwise be in proper form for the transfer or such Company Book-Entry Security shall be properly transferred, and (ii) the Person requesting such exchange shall pay to Nexstar any transfer Taxes or other Taxes required by reason of the payment of such consideration to a Person other than that of the registered holder of the Company Certificate (or Company Common Stock specified in an affidavit of loss in lieu thereof) and/or Company Book-Entry Security so surrendered, or such Person shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not applicable.

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(d)     All shares of Company Common Stock converted pursuant to Section 2.1, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist. From and after the Effective Time, until surrendered as contemplated by this Section 2.3, each Company Certificate and/or Company Book-Entry Security shall be deemed to represent only the right to receive upon such surrender, in each case together with a duly executed and properly completed Company Letter of Transmittal, cash, Contingent Value Rights (if applicable) and certificates or evidence of shares in book-entry form representing the Company Merger Consideration that the holder of such Company Certificate and/or Company Book-Entry Security is entitled to receive pursuant to Section 2.1(a), and any additional cash payment that such holder is entitled to receive pursuant to Section 2.3(e) and Section 2.3(g). No interest will be paid or will accrue on any such consideration. The issuance or payment of the Company Merger Consideration and the payment of any cash payment required to be made pursuant to Section 2.3(e) in respect of Company Common Stock in accordance with the terms of this Plan of Merger shall be deemed issued and paid in full satisfaction of all rights pertaining to such Company Common Stock (other than the right to receive dividends or other distributions, if any, in accordance with Section 2.3(g)).

(e)     No certificates or book-entry securities representing less than one share of Nexstar Class A Common Stock shall be issued in the Merger as a result of the conversion provided for in Section 2.1(a), but in lieu thereof each Company Shareholder otherwise entitled to a fractional share of Nexstar Class A Common Stock (after aggregating the total number of shares of Nexstar Class A Common Stock that such Company Shareholder has the right to receive pursuant to Section 2.1(a)) shall be entitled to receive from Nexstar, in accordance with the provisions of this Section 2.3(e), a cash payment in lieu of such fractional shares equal to (i) the fraction of a share of Nexstar Class A Common Stock to which such Company Shareholder would otherwise be entitled, multiplied by (ii) the average daily volume weighted average price of a share of Nexstar Class A Common Stock on the NASDAQ over the five (5) consecutive trading days immediately prior to the Closing Date. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Nexstar that would otherwise be caused by the issuance of fractional shares.

(f)     After the Effective Time, there shall be no further transfer on the records of the Company of Company Common Stock which has been converted, pursuant to this Plan of Merger, into the right to receive the consideration set forth herein, and if any Company Certificates (or affidavits of loss in lieu thereof) and/or Company Book-Entry Securities, together with a duly executed and properly completed Company Letter of Transmittal, are presented to the Exchange Agent, Nexstar or the Surviving Corporation for transfer they shall be cancelled and exchanged, without interest, for the Company Merger Consideration as provided in Section 2.1(a) (together with any cash in lieu of fractional shares pursuant to Section 2.3(e)).

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(g)     No dividends or other distributions with respect to the shares of Nexstar Class A Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Common Stock with respect to the shares of Nexstar Class A Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Nexstar to the Exchange Agent and shall be included in the Company Exchange Fund, in each case until the surrender of such Company Certificate (or affidavit of loss in lieu thereof) or Company Book-Entry Security in accordance with this Plan of Merger. Subject to applicable Laws, following surrender of any such Company Certificate or Company Book-Entry Security (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Nexstar Class A Common Stock to which such holder is entitled pursuant to this Plan of Merger and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Nexstar Class A Common Stock. No distributions with respect to Contingent Value Rights issuable as CVR Consideration hereunder with a payment date after the Effective Time shall be paid to the holder of any unsurrendered Company Common Stock, and all such distributions instead shall be paid by Nexstar to the Exchange Agent and shall be included in the Company Exchange Fund, in each case, until the surrender of such Company Certificate (or affidavit of loss in lieu thereof) or Company Book-Entry Security in accordance with this Plan of Merger. Subject to applicable Laws, following surrender of any such Company Certificate or Company Book-Entry Security (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, the amount of such distributions theretofore paid with respect to such Contingent Value Rights issuable as CVR Consideration to which such holder is entitled pursuant to this Plan of Merger and the CVR Agreement.

(h)     None of Nexstar, Merger Sub, or the Company shall be liable to any Person in respect of any shares of Nexstar Class A Common Stock or Contingent Value Rights (or dividends or distributions with respect thereto) for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

(i)     If any Company Certificate shall have been lost, stolen or destroyed, upon such Person’s (i) making of an affidavit of that fact claiming such certificate to be lost, stolen or destroyed, (ii) delivery for the benefit of Nexstar of a bond of indemnity in an amount and upon terms reasonably satisfactory to the Exchange Agent, and (iii) execution and delivery of a Company Letter of Transmittal, Nexstar will pay, in exchange for such lost, stolen or destroyed certificate, the amount and type of consideration to be paid in respect of each share of Company Common Stock represented by such certificate in accordance with the terms of this Plan of Merger.

(j)     Any portion of the Company Exchange Fund that remains unclaimed by the holders of Company Common Stock twelve (12) months after the Closing Date shall be returned to Nexstar, upon demand, and any such holder who has not exchanged Company Common Stock for the Company Merger Consideration in accordance with this Section 2.3 prior to that time shall thereafter look only to Nexstar for payment of the Company Merger Consideration, and any dividends and distributions with respect thereto pursuant to Section 2.3(g) and any cash in lieu of fractional shares pursuant to Section 2.3(e), in respect of such shares without any interest thereon.

Section 2.4     Withholding Rights. Each of Nexstar and the Surviving Corporation and any of their respective Subsidiaries (and any agent acting on behalf of any of them, including the Exchange Agent) shall be entitled to deduct and withhold from the consideration otherwise payable under this Plan of Merger such amounts as are required to be deducted or withheld with respect to the making of such payment under any provision of federal, state, local or non-U.S. Tax Law. Any such withheld amounts (i) shall be remitted by Nexstar, the Surviving Corporation or any Subsidiary of any of them (or any agent acting on behalf of any of them, including the Exchange Agent), as the case may be, to the appropriate Governmental Entity and (ii) provided that such amounts are remitted to the appropriate Governmental Entity, shall be treated for all purposes of this Plan of Merger as having been paid to the Person in respect of which such deduction and withholding was made.

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Section 2.5     Adjustments. In the event that, at any time during the period from the date hereof to the Effective Time, the Company or Nexstar, as applicable, changes (or establishes a record date for changing) the number of shares of Company Common Stock issued and outstanding, or the number of shares of Nexstar Common Stock issued and outstanding, as a result of a stock-split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or any similar transaction, or Nexstar issues (or establishes a record date for issuing) any Equity Interests or rights in connection with a shareholder rights’ plan (or any payments are made to the holders of such rights or in lieu of issuing such rights), in each case other than pursuant to transactions contemplated by this Plan of Merger, then the Company Merger Consideration shall be appropriately and proportionally adjusted to reflect fully the effect of such change, issuance or payment.

Section 2.6     Appraisal Rights. In the event that a Pre-Closing CVR Distribution has occurred, by virtue of Section 13.1-730(B) of the VSCA, no appraisal rights shall be available to the holders of Company Voting Common Stock in connection with the Merger. There are currently no outstanding shares of Company Non-Voting Common Stock, and the Company will issue no shares of Company Non-Voting Common Stock following the execution and delivery hereof except pursuant to the exercise of conversion rights for Company Voting Common Stock specified in the Articles of Incorporation of the Company. In the event any such conversion shall occur prior to the Effective Time, then shares of Company Non-Voting Common Stock that are outstanding immediately prior to the Effective Time and, in the event that a Pre-Closing CVR Distribution has not occurred, shares of Company Voting Common Stock that are outstanding immediately prior to the Effective Time, and, in each case, which are held by shareholders who shall have properly demanded appraisal for such shares in accordance with the VSCA to the extent entitled thereto (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Company Merger Consideration, and the holders of such shares instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of the VSCA; provided that all Dissenters’ Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under the VSCA shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Company Merger Consideration upon surrender of the Company Certificates in the manner provided in Section 2.3 hereof that, immediately prior to the Effective Time, evidenced such shares.

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ARTICLE 3

AMENDMENT

Section 3.1     Amendment. Subject to compliance with applicable Law and this Section 3.1, this Plan of Merger may be amended, modified or supplemented by written agreement of each of the Parties to the Merger, whether before or after approval by the shareholders of Nexstar or the Company is obtained and prior to the Effective Time; provided, however, that, after the approval by the shareholders of Nexstar or the Company is obtained, no such amendment, modification or supplement shall change (i) the amount or kind of consideration to be delivered to the shareholders of Nexstar or the Company, (ii) the articles of incorporation of the Surviving Corporation except for changes permitted by Section 13.1-706 of the VSCA or (iii) any of the other terms or conditions of this Plan of Merger (x) if the change would adversely affect the shareholders of either the Company or Nexstar in any material respect or (y) in a manner that is adverse to any Financing Source without the prior written consent of such Financing Source.

ARTICLE 4

DEFINITIONS

Section 4.1     Definitions. As used in this Plan of Merger, the following terms shall have the meanings set forth below:

“Closing” means the closing of the Merger.

“Closing Date” means the date on which the Closing actually occurs.

“Company Common Stock” means the Company Voting Common Stock and the Company Non-Voting Common Stock.

“Company Deferred Compensation Plan” means the Deferred Income Plan for Selected Key Executives of the Company, amended and restated as of December 1, 1984, the Company Directors’ Deferred Compensation Plan, amended and restated as of April 30, 2014 and the Company Deferred Compensation Plan, amended and restated as of January 1, 2012.

“Company DSUs” means the deferred stock units outstanding under the Company Deferred Compensation Plan.

“Company Exchange Ratio” means 0.1249.

“Company Equity Award Exchange Ratio” means (i) the Company Exchange Ratio plus (ii) (x) the Cash Consideration divided by (y) the average of the daily volume weighted average price of a share of Nexstar Class A Common Stock on the NASDAQ over the ten (10) consecutive trading-day period ending on the second (2nd) trading day immediately prior to the Closing Date.

“Company Incentive Plans” means the Media General, Inc. 1995 Long-Term Incentive Plan, amended and restated as of April 26, 2007, the Media General, Inc. 1996 Employee Non-Qualified Stock Option Plan, amended as of December 31, 2001, the Media General, Inc. 1997 Employee Restricted Stock Plan, amended as of December 31, 2007, the LIN Media LLC 2002 Stock Plan, as amended and restated as of July 30, 2013, and the LIN Media LLC amended and restated 2002 Non-Employee Director Stock Plan, as amended and restated as of July 30, 2013.

“Company Non-Voting Common Stock” means the Non-Voting Common Stock, no par value per share, of the Company.

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“Company Restricted Stock” means the restricted Company Voting Common Stock outstanding under the Company Incentive Plans.

“Company Shareholder” means a holder of shares of Company Voting Common Stock or Company Non-Voting Common Stock.

“Company Stock Options” means the outstanding options to purchase shares of Company Voting Common Stock issued under the Company Incentive Plans.

“Company Voting Common Stock” means the Voting Common Stock, no par value per share, of the Company.

“CVR Agreement” means the contingent value rights agreement, dated as of [●], by and between Nexstar and the Rights Agent, a copy of which is attached as Exhibit B.

“Effective Time” means the date and time of the effectiveness of the Merger as set forth in the Articles of Merger to which this Plan of Merger is attached filed with the State Corporation Commission of the Commonwealth of Virginia in accordance with Section 13.1-720 of the VSCA.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person or “group” (as defined in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor, or the value of which is determined in reference thereto.

“Financing Source” means [__________].

“Governmental Entity” means a court, administrative agency or commission or other governmental authority or instrumentality or applicable self-regulatory organization.

“Law” means any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, award or agency requirement of or undertaking to or agreement with any Governmental Entity.

“NASDAQ” means the Nasdaq Global Select Market.

“Nexstar Class A Common Stock” means the Class A Common Stock, $0.01 par value per share, of Nexstar.

“Nexstar Class B Common Stock” means the Class B Common Stock, $0.01 par value per share, of Nexstar.

“Nexstar Class C Common Stock” means the Class C Common Stock, $0.01 par value per share, of Nexstar.

“Nexstar Common Stock” means, collectively, the Nexstar Class A Common Stock, Nexstar Class B Common Stock and Nexstar Class C Common stock.

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“Person” means an individual, a corporation, a general or limited partnership, an association, a limited liability company, a Governmental Entity, a trust or other entity or organization.

“Rights Agent” means [__________].

“Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which the securities or other ownership interests having more than 50% of the ordinary voting power in electing the board of directors or other governing body are, at the time of such determination, owned by such Person or another Subsidiary of such Person, and the terms “Company Subsidiary” and “Nexstar Subsidiary” shall mean any direct or indirect Subsidiary of the Company or Nexstar, respectively.

“Tax” means (i) any and all domestic or foreign, federal, state, local or other tax of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including tax on or with respect to income, franchises, windfall or other profits, gross receipts, occupation, property, transfer, sales, use, capital stock, severance, alternative minimum, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added or other tax, fee, duty, levy, customs, tariff, impost, assessment, obligation or charge of the same or a similar nature to any of the foregoing and (ii) any liability in respect of any items described in clause (i) payable by reason of contract, assumption, transferee or successor liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any similar provision of Law) or otherwise.

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Exhibit A to the Plan of Merger

Amended and Restated Articles of Incorporation

See Exhibit C

Exhibit B to the Plan of Merger

Contingent Value Rights Agreement

See Exhibit B

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Exhibit B

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [_] (this “Agreement”), is entered into by and between [_____], a [_____] corporation (the “Issuer”) and [_____], as rights agent (the “Rights Agent”). 1

RECITALS:

WHEREAS, Media General, Inc., a Virginia corporation (including its successors by merger or consolidation , the “Company”), Nexstar Broadcasting Group, Inc., a Delaware corporation (including its successors by merger or consolidation “Parent”) and Neptune Merger Sub, Inc., a Virginia corporation and a wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger (as amended, modified or supplemented from time to time, the “Merger Agreement”), dated as of January 27, 2016, pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent; and

WHEREAS, the Merger Agreement contemplates the issuance or distribution of contractual contingent value rights (“Contingent Value Rights”) prior to or at the effective time of the Merger (the “Effective Time”).

NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

Article I
DEFINITIONS

Section 1.1     Definitions.

(a)     For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)     the terms defined in this Article I have the meanings assigned to them in this Article I, and include the plural as well as the singular;

(ii)     the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(iii)     unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders;

(iv)     the term “Affiliate” when used with respect to the Company shall, after the Effective Time, include Parent and its Subsidiaries and other Affiliates;

(v)     the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; and

(vi)     whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

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Note to Draft: If Contingent Value Rights issued prior to Closing, form of agreement to be revised to reflect changes reasonably required by the Rights Agent to reflect the Company (as opposed to Parent) as the Issuer hereunder.

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(b)     Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:

“Agreement” has the meaning set forth in the Preamble.

“Auction Bid” means any bid to sell Company Spectrum or Parent Spectrum (whether to relinquish all rights to use Company Spectrum or Parent Spectrum or to move to a channel in the VHF band) submitted to the FCC in the Spectrum Auction by the Company or Parent (or any of their respective Subsidiaries or any of their respective Sharing Companies), as applicable.

“Auction Completion Date” means the date upon which the FCC issues the Results Public Notice announcing the successful completion of the Spectrum Auction and the related forward auction of Spectrum.

“Average Annual BCF” means, with respect to any Company Station or Parent Station, over the most-recent eight-fiscal-quarter period ending prior to the Auction Completion Date, fifty percent (50%) of the amount calculated as income from operations, plus (i) corporate expenses, (ii) depreciation, (iii) amortization of intangible assets and broadcast rights (excluding barter) and (iv) loss on asset disposal, minus (x) broadcast rights payments and (y) gain on asset disposal of such station.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York City.

“Calculation End Date” means the earlier of (a) the date on which (x) all proceeds for all of the Company Spectrum and Parent Spectrum in respect of which the FCC has accepted an Auction Bid in the Spectrum Auction shall have been received by the Company and Parent (or any of their respective Subsidiaries) and (y) the actual amount of the Company Transaction Expenses, Parent Transaction Expenses, Company Tax Adjustment, Parent Tax Adjustment and all other components of the Total Proceeds are known by Parent and (b) the date that is five (5) years following the Auction Completion Date.

“Calculation Notice” has the meaning set forth in Section 3.5(a).

“Company” has the meaning set forth in the Preamble.

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“Company BCF Adjustment” means the aggregate Average Annual BCF for all Company Stations with respect to which a Disposition results in a Sale and Exit (or is expected to result in a Sale and Exit due to the FCC’s acceptance of an Auction Bid for the relevant Company Spectrum), times 10.5. For the avoidance of doubt, it is agreed and understood that, with respect to (x) any Disposition other than a Sale and Exit, or (y) any Disposition of a Class A station as set forth in Section 6.19(a)(i) of the Marigold Disclosure Letter, the Company BCF Adjustment with respect to such Company Station shall be zero.

“Company Sharing Companies” means the entity or entities with which the Company or a Company Subsidiary has a Sharing Agreement as of the Merger Agreement Date.

“Company Spectrum” means Spectrum licensed from the FCC by the Company or any of its Subsidiaries or any of the Company Sharing Companies as of immediately prior to the Merger Agreement Date, in each case, to the extent permitted to participate in the Spectrum Auction pursuant to Section 6.19 of the Merger Agreement.

“Company Stations” means (a) the television broadcast stations owned by the Company or any of the Company Subsidiaries as of the Merger Agreement Date and (b) the television broadcast stations licensed to the Company Sharing Companies and subject to Sharing Agreements with the Company or any of the Company Subsidiaries as of the Merger Agreement Date, in each case, to the extent permitted to participate in the Spectrum Auction pursuant to Section 6.19 of the Merger Agreement.

“Company Tax Adjustment” means, with respect to any Disposition, the aggregate amount of Taxes to be incurred as a result of consummation of such Disposition, (i) calculated based on an assumed effective Tax rate of 40%, (ii) assuming proceeds from the Disposition are equal to the aggregate cash proceeds received from Disposition of the applicable Company Spectrum less the Company’s adjusted tax basis in the applicable Company Spectrum, less any related Company Transaction Expenses and (iii) for the avoidance of doubt, without regard to any current Tax deductions or losses, net operating loss carryforwards or other Tax attributes of the Company, Parent or any of their respective Subsidiaries. For purposes hereof, Taxes will not be treated as having been incurred as a result of a Disposition to the extent the proceeds of such Disposition are used (or reasonably anticipated to be used) to acquire Spectrum in a transaction intended to qualify as a like-kind exchange (within the meaning of Section 1031 of the Code).

“Company Transaction Expenses” means, without duplication, with respect to any proposed or actual Disposition of Company Spectrum and/or any Company Station, the aggregate amount of all direct, out-of-pocket costs and expenses incurred (or estimated in good faith to be incurred) by the Company or any of its Subsidiaries (and, with regard to any Company Sharing Companies, for which the Company or its Subsidiaries (or, following the Effective Time, Parent or its Subsidiaries, if applicable) are responsible) in connection with the preparation and submission of the FCC Application and Auction Bids to the FCC by the Company, any of its Subsidiaries or any Company Sharing Companies, and the implementation of the Dispositions pursuant thereto (including out of pocket fees and expenses of counsel, financial advisors and consultants engaged by the Company, any of its Subsidiaries or any Company Sharing Company to assist the Company, any of its Subsidiaries or any Company Sharing Company with the Spectrum Auction, including any channel sharing arrangements), in each case to the extent allocable to the Disposition (or proposed Disposition, as applicable).

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“Contingent Value End Date” shall mean the date that is ninety (90) days following either of (i) the payment by the Issuer to the Rights Agent of the True-Up Amount pursuant to Section 3.5 or (ii) the delivery by the Issuer of the Deficit Notice to the Rights Agent pursuant to Section 3.5.

“Contingent Value Rights” means the contingent value rights issued pursuant to this Agreement.

“CVR Payment Amount” has the meaning set forth in Section 3.5(h).

“CVR Payment Date” has the meaning set forth in Section 3.5(g).

“CVR Register” has the meaning set forth in Section 3.4(b).

“CVR Registrar” has the meaning set forth in Section 3.4(b).

“Deficit Amount” has the meaning set forth in Section 3.5(d).

“Deficit Notice” has the meaning set forth in Section 3.5(d).

“Disposition” means the disposition of any Company Spectrum, Parent Spectrum, Company Station and/or Parent Station, as applicable, in connection with the Spectrum Auction, whether as a Sale and Exit, in connection with a channel sharing arrangement or a move to a channel in the VHF band or otherwise, unless otherwise specified.

“Distributable Company Proceeds” means the Distribution Amount less the Holdback Amount.

“Distribution Amount” means the product of (a) the Total Company Proceeds, multiplied by (b) the Estimated Sharing Percentage, less the aggregate amount of fees and expenses of the Rights Agent hereunder, less the aggregate amount of fees and expenses of Parent’s certified public accounting firm incurred pursuant to Section 5.3(b); provided that if the Distribution Amount is a negative number, then the Distribution Amount shall be deemed to be zero; provided further that, solely for purposes of calculating the True-Up Notice or the Deficit Notice, as applicable, pursuant to Section 3.5(d), the Sharing Percentage shall replace the Estimated Sharing Percentage in clause (b) of this definition.

“Distribution Notice” has the meaning set forth in Section 3.5(b).

“Estimated Sharing Percentage” means the quotient, expressed as a percentage, of (a) an estimate, prepared by the Issuer in good faith, of the Total Net Company Proceeds divided by (b) an estimate, prepared by the Issuer in good faith, of the Total Company Proceeds, in each case, as of the Auction Completion Date; provided that if the Auction Completion Date occurs prior to the Closing, the “Estimated Sharing Percentage” shall be calculated in accordance with Section 6.19(b) of the Merger Agreement.

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“Expiration Date” has the meaning set forth in Section 3.3(b).

“FCC” means the U.S. Federal Communications Commission.

“FCC Application” means an application made to the FCC to participate in the Spectrum Auction.

“Holdback Amount” means five percent (5%) of the Distribution Amount.

“Holder” means a Person in whose name a Contingent Value Right is registered in the CVR Register.

“Issuance Date” means the date on which the Contingent Value Rights are first issued.

“Issuer” means the Issuer named in the first paragraph of this Agreement, until a successor Issuer shall have become such pursuant to the applicable provisions of this Agreement, or any successor Person (whether by merger or consolidation with or into any other Person, or a sale of all or substantially all of the assets of the Issuer to such Person) who shall succeed to and be substituted as the Issuer hereunder.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Agreement Date” means the date of execution of the Merger Agreement.

“Merger Sub” has the meaning set forth in the Recitals.

“Parent” has the meaning set forth in the Preamble.

“Parent BCF Adjustment” means the aggregate Average Annual BCF for all Parent Stations with respect to which a Disposition results in a Sale and Exit (or is expected to result in a Sale and Exit due to the FCC’s acceptance of an Auction Bid for the relevant Parent Spectrum), times 10.5. For the avoidance of doubt, it is agreed and understood that, with respect to any (x) any Disposition other than a Sale and Exit, or (y) any Disposition of a Class A station as set forth in Section 6.19(a)(ii) of the Montage Disclosure Letter, the Parent BCF Adjustment with respect to such Parent Station shall be zero.

“Parent Sharing Companies” means the entity or entities with which Parent or a Parent Subsidiary has a Sharing Agreement as of the Merger Agreement Date.

“Parent Spectrum” means Spectrum licensed from the FCC by Parent or any of its Subsidiaries or any of the Parent Sharing Companies as of immediately prior to the Merger Agreement Date, in each case, to the extent permitted to participate in the Spectrum Auction pursuant to Section 6.19 of the Merger Agreement.

“Parent Stations” means (a) the television broadcast stations owned by Parent or any of the Parent Subsidiaries as of the Merger Agreement Date and (b) the television broadcast stations licensed to Parent Sharing Companies and subject to Sharing Agreements with Parent or any of the Parent Subsidiaries as of the Merger Agreement Date, in each case, to the extent permitted to participate in the Spectrum Auction pursuant to Section 6.19 of the Merger Agreement.

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“Parent Tax Adjustment” means, with respect to any Disposition of Parent Spectrum and/or any Parent Station, the aggregate amount of Taxes to be incurred as a result of consummation of such Disposition, (i) calculated based on an assumed effective Tax rate of 40%, (ii) assuming proceeds from the Disposition are equal to the aggregate cash proceeds received from Disposition of the applicable Parent Spectrum less Parent’s adjusted tax basis in the applicable Parent Spectrum, less any related Parent Transaction Expenses and (iii) for the avoidance of doubt, without regard to any current Tax deductions or losses, net operating loss carryforwards or other Tax attributes of Parent, the Company or any of their respective Subsidiaries. For purposes hereof, Taxes will not be treated as having been incurred as a result of a Disposition to the extent the proceeds of such Disposition are used (or reasonably anticipated to be used) to acquire Spectrum in a transaction intended to qualify as a like-kind exchange (within the meaning of Section 1031 of the Code).

“Parent Transaction Expenses” means, without duplication, with respect to any proposed or actual Disposition, the aggregate amount of all direct, out-of-pocket costs and expenses incurred (or estimated in good faith to be incurred) by Parent, any of its Subsidiaries (and, with regard to any Parent Sharing Companies, for which Parent or its Subsidiaries are responsible) in connection with the preparation and submission of the FCC Application and Auction Bids to the FCC by Parent, any of its Subsidiaries or any Parent Sharing Companies, and the implementation of the Dispositions pursuant thereto (including out of pocket fees and expenses of counsel, financial advisors and consultants engaged by Parent, any of its Subsidiaries or any Parent Sharing Company to assist Parent, any of its Subsidiaries or any Parent Sharing Company with the Spectrum Auction, including any channel sharing arrangements), in each case to the extent allocable to the Disposition (or proposed Disposition, as applicable).

“Payment Amount” means the amount obtained by calculating the difference between (i) the aggregate Distribution Amount actually received from the FCC or other applicable governmental entity by Parent, the Company or any of their respective Subsidiaries (including cash proceeds paid to any of the Company Sharing Companies and received by Parent, the Company or any of their respective Subsidiaries from any of the Company Sharing Companies as option amendment fees or otherwise) as of a particular date of calculation minus (ii) the aggregate Holdback Amount as of such date of calculation minus (iii) the aggregate of all amounts previously paid by the Issuer to the Rights Agent pursuant to Section 3.5(g) as of such date of calculation; provided that in no event may the aggregate amount of all Payment Amounts hereunder exceed the Distributable Company Proceeds.

“Permitted Transfer” means: (i) the transfer (upon the death of the Holder) by will or intestacy; (ii) a transfer by instrument to an inter vivos or testamentary trust in which the Contingent Value Rights are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (including in connection with divorce, bankruptcy or liquidation); (iv) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; or (v) in the case of Contingent Value Rights payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as allowable by The Depository Trust Company.

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“Permitted Transferee” means a Person who receives a Contingent Value Right pursuant to a Permitted Transfer and otherwise in accordance with this Agreement.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Results Public Notice” means the public announcement by the FCC of the results of the Spectrum Auction and the related forward auction of Spectrum.

“Retained Amount” has the meaning set forth in Section 3.5(d).

“Review Letter” has the meaning set forth in Section 5.3(b).

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Sale and Exit” means a Disposition of a Company Station or a Parent Station pursuant to a bid to go off-air (as described in Procedures For Competitive Bidding In Auction 1000, Including Initial Clearing Target Determination, Qualifying To Bid, And Bidding In Auctions 1001 (Reverse) And 1002 (Forward), FCC 15-78, released Aug. 11, 2015) with no channel sharing agreement in place for such Company Station or Parent Station.

“Shares” means the shares of Voting Common Stock and Non-Voting Common Stock, each of no par value per share, of the Company.

“Sharing Agreement” means any agreement between (i) the Company or a Company Subsidiary or Parent or a Parent Subsidiary and (ii) a third party owning or controlling a television broadcast station pursuant to which the Company, Company Subsidiary, Parent or Parent Subsidiary provides or receives services or shares assets that are material to the business or operations of such third-party-owned television broadcast station or to any television station owned or controlled by the Company or a Company Subsidiary or by Parent or a Parent Subsidiary.

“Sharing Companies” means the Parent Sharing Companies and the Company Sharing Companies.

“Sharing Percentage” means (a) the Total Net Company Proceeds divided by (b) the Total Company Proceeds, expressed as a percentage, as of the Calculation End Date.

“Spectrum” means FCC-licensed electromagnetic spectrum.

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“Spectrum Auction” means any FCC reverse broadcast incentive auction to be conducted pursuant to Section 6403 of the Middle Class Tax Relief and Job Creation Act (Pub. L. No. 112- 96, § 6403, 126 Stat. 156, 225-230 (2012)), codified at 47 U.S.C. § 1452, including the auction currently scheduled to begin on March 29, 2016.

“Stock Ownership Percentage” means 33.6%.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which the securities or other ownership interests having more than 50% of the ordinary voting power in electing the board of directors or other governing body are, at the time of such determination, owned by such Person or another Subsidiary of such Person, and the terms “Parent Subsidiary” and “Company Subsidiary” shall mean any direct or indirect Subsidiary of Parent or the Company, respectively.

“Tax” means all federal, state, local and foreign income taxes.

“Total Company Proceeds” means (a) the aggregate cash proceeds received or receivable from the FCC or other applicable governmental entity by Parent, the Company or any of their respective Subsidiaries (including such cash proceeds paid or to be paid to any of the Company Sharing Companies and received or receivable by Parent, the Company or any of their respective Subsidiaries from any of the Company Sharing Companies as option amendment fees or otherwise) for the Disposition of all Company Spectrum in accordance with Section 6.19 of the Merger Agreement and in respect of which the FCC has accepted an Auction Bid in the Spectrum Auction (without giving effect to any offsets in the amount of proceeds actually paid or payable by the FCC or other applicable governmental entity), less (b) the aggregate of all Company Transaction Expenses allocable to the Company Spectrum that is Disposed of on or prior to the Calculation End Date (which, for purposes of calculating the Estimated Sharing Percentage, shall be all of the Company Spectrum in respect of which the FCC has accepted an Auction Bid), less (c) the Company BCF Adjustment, less (d) the aggregate amount of all Company Tax Adjustments allocable to the Company Spectrum that is Disposed of on or prior to the Calculation End Date (which, for purposes of calculating the Estimated Sharing Percentage, shall be all of the Company Spectrum in respect of which the FCC has accepted an Auction Bid).

“Total Net Company Proceeds” means the amount that is obtained as a result of the calculation pursuant to the following formula:

(Total Company Proceeds – (Stock Ownership Percentage x Total Proceeds))
(1 – Stock Ownership Percentage)

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“Total Parent Proceeds” means (a) the aggregate cash proceeds received or receivable from the FCC or other applicable governmental entity by Parent or any of its Subsidiaries (including such cash proceeds paid or to be paid to any of the Parent Sharing Companies and received or receivable by Parent or any of its Subsidiaries from any of the Parent Sharing Companies as option amendment fees or otherwise) for the Disposition of all Parent Spectrum in accordance with Section 6.19 of the Merger Agreement and in respect of which the FCC has accepted an Auction Bid in the Spectrum Auction (without giving effect to any offsets in the amount of proceeds actually paid or payable by the FCC or other applicable governmental entity), less (b) the aggregate of all Parent Transaction Expenses allocable to the Parent Spectrum that is Disposed of on or prior to the Calculation End Date (which, for purposes of calculating the Estimated Sharing Percentage, shall be all of the Parent Spectrum in respect of which the FCC has accepted an Auction Bid), less (c) the Parent BCF Adjustment, less (d) the aggregate amount of all Parent Tax Adjustments allocable to the Parent Spectrum that is Disposed of on or prior to the Calculation End Date (which, for purposes of calculating the Estimated Sharing Percentage, shall be all of the Parent Spectrum in respect of which the FCC has accepted an Auction Bid).

“Total Proceeds” means the sum of the Total Parent Proceeds and the Total Company Proceeds.

“True-Up Amount” has the meaning set forth in Section 3.5(e).

“True-Up Notice” has the meaning set forth in Section 3.5(e).

Article II
SALES PROCESS

Section 2.1     Conduct of Spectrum Auction.

(a)     The Issuer shall, and shall cause Parent, the Company and their respective Subsidiaries and Sharing Companies to participate in the Spectrum Auction, including by submitting FCC Applications and Auction Bids and entering into channel sharing arrangements with their respective Sharing Companies in connection therewith, in good faith in accordance with Section 6.19(a) of the Merger Agreement.

(b)     The Issuer shall use commercially reasonable efforts, and shall cause Parent, the Company and their respective Subsidiaries to use commercially reasonable efforts, to minimize, in their reasonable business judgment, the amount of the direct, out-of-pocket costs and expenses incurred or to be incurred in connection with the preparation and submission of FCC Applications and Auction Bids to the FCC and the implementation of the Dispositions pursuant thereto.

Third Parties.

Nothing herein shall be deemed to create any claim or right on the part of any other Person or third party with respect to any Auction Bid or the price at or manner in which the Company Spectrum or the Parent Spectrum is Disposed of, or, except as set forth in Section 2.1, the timing or any other terms or conditions of any such Auction Bid or the management or operation of the Company Spectrum and the Parent Spectrum and related agreements prior to such Disposition.

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Article III
CONTINGENT VALUE RIGHTS

Section 3.1     Issuance of Contingent Value Rights.

The Issuer shall issue the Contingent Value Rights in accordance with the terms and conditions set forth in the Merger Agreement and this Agreement. The registration on the books and records of the Issuer and administration of the Contingent Value Rights shall be completed in accordance with this Agreement.

Section 3.2     Appointment of Rights Agent.

The Issuer hereby appoints [_____] as the Rights Agent to act as rights agent for the Contingent Value Rights in accordance with the instructions hereinafter set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 3.3     Nontransferable; Expiration.

(a)     The Contingent Value Rights may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than to a Permitted Transferee. Any purported transfer of a Contingent Value Right to anyone other than a Permitted Transferee shall be null and void ab initio.

(b)     The Contingent Value Rights shall expire on the earliest to occur of (w) the Contingent Value End Date, (x) the date that is the third (3rd) anniversary of the Effective Time, if the FCC has not commenced a Spectrum Auction by such date, (y) the date that the FCC issues a final order that it will not purchase Spectrum usage rights of any broadcaster in a Spectrum Auction, and (z) January 12, 2021, if the FCC has not released the Results Public Notice by such date (the date of expiration under clause (w), (x), (y) or (z), as applicable, the “Expiration Date”), and shall thereafter be of no force or effect.

Section 3.4     No Certificate; Registration; Registration of Transfer; Change of Address.

(a)     The Contingent Value Rights shall not be evidenced by a certificate or other instrument.

(b)     The Rights Agent shall keep a register (the “CVR Register”) for the registration of Contingent Value Rights in a book-entry position for each Contingent Value Right Holder. The CVR Register shall set forth the name and address of each Holder, and the number of Contingent Value Rights held by such Holder and Tax Identification Number (if any) of each Holder. The Rights Agent is hereby initially appointed “CVR Registrar” for the purpose of registering Contingent Value Rights and Permitted Transfers of Contingent Value Rights as herein provided; provided that any successor Rights Agent appointed pursuant to Section 4.3 shall automatically be deemed to be the successor CVR Registrar.

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(c)     Subject to the restrictions set forth in Section 3.3, every request made to transfer a Contingent Value Right must be in writing and accompanied by a written instrument or instruments of transfer and any other requested documentation in form reasonably satisfactory to Parent and the CVR Registrar, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. A request for a transfer of a Contingent Value Right shall be accompanied by documentation establishing that the transfer is to a Permitted Transferee and any other information as may be reasonably requested by Parent or the CVR Registrar (including opinions of counsel, if appropriate). Upon receipt of such written notice, the CVR Registrar shall, subject to its reasonable determination that the transfer instrument is in proper form and the Permitted Transfer otherwise complies with the other terms and conditions herein, register the Permitted Transfer of the Contingent Value Rights in the CVR Register. All duly transferred Contingent Value Rights registered in the CVR Register shall be the valid obligations of Parent, evidencing the same rights and entitling the Permitted Transferee to the same benefits and rights under this Agreement as those held by the transferor. No transfer of a Contingent Value Right shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio (unless the transfer was permissible hereunder and such failure to be duly registered is attributable to the fault of the CVR Registrar). Any transfer or assignment of the Contingent Value Rights shall be without charge (other than the cost of any transfer Tax which shall be the responsibility of the transferor) to the Holder.

(d)     A Holder may make a written request to the CVR Registrar to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the CVR Registrar shall promptly record the change of address in the CVR Register.

Section 3.5     Calculation of Estimated Sharing Percentage & Distributable Proceeds; Payment Procedures.

(a)     Unless the Estimated Sharing Percentage and estimates of the Distributable Company Proceeds and the Holdback Amount shall have been calculated pursuant to Section 6.19 of the Merger Agreement, the Issuer shall calculate in good faith and deliver to the Rights Agent a written notice (the “Calculation Notice”) setting forth (i) the Estimated Sharing Percentage and (ii) the Issuer’s estimates of the Distributable Company Proceeds and the Holdback Amount (and the calculations made by the Issuer to determine the Estimated Sharing Percentage, the estimated Distributable Company Proceeds and the estimated Holdback Amount) as promptly as practicable, and in any event within thirty (30) Business Days following the Auction Completion Date. If the Estimated Sharing Percentage and estimates of the Distributable Company Proceeds and the Holdback Amount shall have been calculated pursuant to Section 6.19 of the Merger Agreement, then such calculations shall be delivered to the Rights Agent as the “Calculation Notice” hereunder promptly following the Issuance Date.

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(b)     In the event that prior to the Issuance Date, the Company or any of its Subsidiaries shall have received cash proceeds from the FCC or other applicable governmental entity in respect of any Company Spectrum (including such cash proceeds paid to any of the Company Sharing Companies and received by Parent, the Company or any of their respective Subsidiaries from any of the Company Sharing Companies as option amendment fees or otherwise), the Issuer shall, within fifteen (15) Business Days after the later of (x) the Issuance Date and (y) the delivery of the Calculation Notice to the Rights Agent pursuant to Section 3.5(a), calculate in good faith and deliver to the Rights Agent a written notice (a “Distribution Notice”) setting forth the Payment Amount as of such time (and the calculations made by the Issuer to determine such Payment Amount).

(c)     From and after the Issuance Date, within fifteen (15) Business Days after the end of any month during which cash proceeds are received from the FCC or other applicable governmental entity by Parent, the Company or any of their respective Subsidiaries in respect of any Company Spectrum (including such cash proceeds paid to any of the Company Sharing Companies and received by Parent, the Company or any of their respective Subsidiaries from any of the Company Sharing Companies as option amendment fees or otherwise), the Issuer shall calculate in good faith and deliver to the Rights Agent a Distribution Notice setting forth the Payment Amount as of such time (and the calculations made by the Issuer to determine such Payment Amount).

(d)     Within fifteen (15) Business Days following the Calculation End Date, the Issuer shall in good faith update all calculations previously made under this Agreement that reflected estimates using the actual amounts for such calculations as of the Calculation End Date and, if applicable, taking into account any inaccuracies identified by the Issuer’s certified public accounting firm in the course of its review of the calculations made hereunder pursuant to the Review Letter, and deliver to the Rights Agent a written notice setting forth such updated calculations. To the extent that based on such updated calculations:

(i)     the sum of (x) the Distributable Company Proceeds plus (y) the Holdback Amount exceeds the aggregate amount of all of the Payment Amounts previously distributed to the Holders hereunder, there shall be deemed to be a “True-Up Amount” in the amount of such excess (and, if the True-Up Amount is less than the Holdback Amount, a “Retained Amount” in the amount of the difference between the Holdback Amount minus the True-Up Amount); or

(ii)     the sum of (x) the Distributable Company Proceeds plus (y) the Holdback Amount is less than or equal to the aggregate amount of all of the Payment Amounts previously distributed to the Holders hereunder, there shall be deemed to be a “Deficit Amount” in the amount of such deficit.

The written notice referred to in this Section 3.5(d) shall reflect either (A) such True-up Amount (and, if applicable, such Retained Amount), in which case, such notice shall be deemed to be a “True-up Notice”, or (B) such Deficit Amount, in which case, such notice shall be deemed to be a “Deficit Notice”. Notwithstanding the foregoing, following the execution and delivery of this Agreement by Parent, Parent shall not deliver a True-up Notice or Deficit Notice until its certified public accounting firm has performed the review set forth in the Review Letter of the amounts set forth in the proposed True-up Notice or Deficit Notice (and underlying calculations) (it being understood that to the extent such firm shall have identified any material inaccuracies in any of such amounts or calculations, Parent shall use its commercially reasonable efforts to cure such inaccuracies).

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(e)     In connection with the delivery of a Calculation Notice, Distribution Notice, True-up Notice or Deficit Notice to the Rights Agent, the Issuer shall post such notice on its website. In addition, the Rights Agent shall be responsible for distributing each such notice to the Holders.

(f)     Each Distribution Notice or True-up Notice will establish a payment date (the “CVR Payment Date”), which CVR Payment Date shall be (x) in the case of a Distribution Notice, within five (5) Business Days after the delivery of the Distribution Notice and (y) in the case of the True-up Notice, within ten (10) Business Days after the delivery of the True-up Notice.

(g)     No later than one (1) Business Day prior to each CVR Payment Date, the Issuer shall cause an amount of cash equal to the Payment Amount or True-Up Amount, as the case may be, to be deposited with the Rights Agent. On the applicable CVR Payment Date, the Rights Agent shall pay, and the Issuer shall use commercially reasonable efforts to cause the Rights Agent to pay, the applicable amount to each of the Holders by wire transfer or check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such CVR Payment Date. The amount paid in respect of each Contingent Value Right shall be equal to the quotient obtained by dividing (x) the Payment Amount or the True-Up Amount, as applicable, set forth in the applicable Distribution Notice or True-up Notice by (y) the number of Contingent Value Rights outstanding as reflected on the CVR Register as of the date of delivery of the relevant Distribution Notice or True-up Notice, rounded to the nearest whole cent (the “CVR Payment Amount”).

(h)     Notwithstanding anything to the contrary contained elsewhere herein, (i) in the event that the notice delivered pursuant to Section 3.5(d) is a Deficit Notice, Parent shall be entitled to retain the Holdback Amount, and the Holders shall not be entitled to the distribution of any further amounts hereunder and (ii) in the event that the notice delivered pursuant to Section 3.5(d) is a True-Up Notice that contains a Retained Amount, Parent shall be entitled to retain the Retained Amount, and the Holders shall not be entitled to the distribution of such amount hereunder.

(i)     The Issuer’s obligation to pay amounts to the Rights Agent hereunder, and the Rights Agent’s obligation to distribute the applicable amount to the Holders, shall be conditioned on no court or other Governmental Entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any Order that is in effect and restrains, enjoins or otherwise prohibits or imposes any penalty upon the payment of Distributable Company Proceeds and the payment being otherwise lawful.

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(j)     Any funds comprising the cash deposited with the Rights Agent under Section 3.5(g) that remain undistributed to the Holders of Contingent Value Rights one year after the applicable CVR Payment Date shall be delivered to the Issuer by the Rights Agent, upon demand, and any Holders of Contingent Value Rights who have not theretofore received payment in exchange for such Contingent Value Rights shall thereafter look only to the Issuer for payment of their claim therefor. Notwithstanding any other provisions of this Agreement, any portion of the consideration provided by the Issuer to the Rights Agent that remains unclaimed one year after termination of this Agreement in accordance with Section 7.8 (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity) shall, to the extent permitted by law, become the property of the Issuer free and clear of any claims or interest of any person previously entitled thereto, subject to any escheatment laws.

(k)     The Rights Agent shall deduct and withhold, or cause to be deducted or withheld, from each CVR Payment Amount otherwise payable pursuant to this Agreement, the amounts, if any, that are required to be deducted and withheld with respect to the making of such payment under the Code; provided that in determining the required amount to be withheld, the Rights Agent will give effect to any properly presented form (e.g., Form W-8 or W-9 as applicable) eliminating or reducing the amount required to be withheld. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

(l)     Notwithstanding anything to the contrary contained elsewhere herein (including the calculation of any Distributable Company Proceeds), the Holders shall not be entitled to any distributions hereunder unless and until Parent, the Company or any of their respective Subsidiaries have received cash proceeds from the FCC or other applicable governmental entity (including such cash proceeds paid to any of the Company Sharing Companies and received by Parent, the Company or any of their respective Subsidiaries from any of the Company Sharing Companies as option amendment fees or otherwise) for the Disposition of Company Spectrum in respect of which the FCC has accepted an Auction Bid in the Spectrum Auction. Notwithstanding anything to the contrary contained elsewhere herein, in no event shall the Holders be entitled to aggregate distributions hereunder in excess of the amount of the Distribution Amount.

Section 3.6     No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a)     The Contingent Value Rights shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the Contingent Value Rights to any Holder.

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(b)     The Contingent Value Rights shall not represent any equity, stock or other ownership interest in Parent, any constituent company to the Merger, any Affiliate of Parent or any other Person.

Ability to Abandon the CVR.The Holder of a Contingent Value Right may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a Contingent Value Right by transferring such Contingent Value Right to the Issuer without consideration therefor, in which case the Issuer shall continue to own such Contingent Value Right. Nothing in this Agreement is intended to prohibit the Issuer or any of its Affiliates from offering to acquire Contingent Value Rights for consideration in its sole discretion and thereafter owning any Contingent Value Rights so acquired.

Article IV
THE RIGHTS AGENT

Section 4.1     Certain Duties and Responsibilities.

The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence. No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

Section 4.2     Certain Rights of Rights Agent.

The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a)     the Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)     the Rights Agent may consult with, and obtain advice from, legal counsel in the event of any question as to any of the provisions hereof or the duties hereunder, and it shall incur no liability and shall be deemed to be acting in accordance with the opinion and instructions of such counsel. The reasonable costs of such counsel’s services shall be paid to the Rights Agent in accordance with Section 4.2(g) below. The Rights Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians and/or nominees;

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(c)     if the Rights Agent becomes involved in litigation on account of this Agreement, it shall have the right to retain counsel and shall be entitled to reimbursement for all reasonable documented out-of-pocket costs and expenses related thereto as provided in this Section 4.2(c) and Section 4.2(g) hereof; provided, however, that the Rights Agent shall not be entitled to any such reimbursement, and shall repay the Issuer for any such costs and expenses for which the Rights Agent shall have received such reimbursement, to the extent such litigation ultimately determines that the Rights Agent acted with willful misconduct, bad faith or gross negligence. In the event that conflicting demands are made upon the Rights Agent for any situation addressed or not addressed in this Agreement, the Rights Agent may withhold performance of the terms of this Agreement until such time as said conflicting demands shall have been withdrawn or the rights of the respective parties shall have been settled by court adjudication, arbitration, joint order or otherwise;

(d)     the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e)     the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)     The Issuer agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demand, suit or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the costs and expenses of defending the Rights Agent against any claims, charges, demand, suit or loss, unless such loss shall have been determined by a court of competent jurisdiction to be a result of the Rights Agent’s willful misconduct, bad faith or gross negligence (in which case, the Rights Agent shall repay the Issuer for any such losses for which the Rights Agent shall have received reimbursement); provided, however, that, except in the case of the Rights Agent’s willful misconduct, bad faith or gross negligence, the Rights Agent’s aggregate liability with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by Parent to the Rights Agent as fees and charges, but not including reimbursable expenses; and

(g)     In addition to the indemnification provided under Section 4.2(f), the Issuer agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and the Issuer on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent promptly upon demand for all reasonable and documented out-of-pocket expenses, including all Taxes (other than income, receipt, franchise or similar Taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement.

Section 4.3     Resignation and Removal; Appointment of Successor.

(a)     The Rights Agent may resign at any time by giving written notice thereof to the Issuer specifying a date when such resignation shall take effect, which notice shall be sent at least ninety (90) days prior to the date so specified.

(b)     The Issuer shall have the right to remove the Rights Agent at any time by a resolution of the specifying a date when such removal shall take effect; provided that if the Issuer is not Parent, the Rights Agent may not be so removed without the prior written consent of Parent.

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(c)     If the Rights Agent shall resign, be removed or become incapable of acting, the Issuer shall promptly appoint a qualified successor Rights Agent; provided that if the Issuer is not Parent, the successor Rights Agent may not be so appointed without the prior written consent of Parent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 4.3(c), become the successor Rights Agent.

(d)     If a successor Rights Agent has not been appointed and has not accepted such appointment by the end of the ninety (90) day period specified in Section 4.3(a), the Rights Agent may apply to a court of competent jurisdiction for the appointment of a successor Rights Agent, and the costs, expenses and reasonable attorneys’ fees which are incurred in connection with such a proceeding shall be paid in accordance with Section 4.2(g) hereof. Any such successor to the Rights Agent shall agree to be bound by the terms of this Agreement and shall, upon receipt of the all relevant books and records relating thereto, become the Rights Agent hereunder. Upon delivery of all of the relevant books and records, pursuant to the terms of this Section 4.3(d) to a successor Rights Agent, the Rights Agent shall thereafter (but not before) be discharged from any further obligations hereunder. The Rights Agent is hereby authorized, in any and all events, to comply with and obey any and all final judgments, orders and decrees of any court of competent jurisdiction which may be filed, entered or issued, and all final arbitration awards and, if it shall so comply or obey, it shall not be liable to any other person by reason of such compliance or obedience.

Section 4.4     Acceptance of Appointment by Successor.

Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to the Issuer and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; but, on request of the Issuer or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

Article V
OTHER COVENANTS

Section 5.1     List of Holders.

The Issuer shall furnish or cause to be furnished to the Rights Agent the names, addresses, shareholdings and tax certification (T.I.N.) of the holders of Shares and the holders of Marigold Stock Options and Marigold Stock-Based Awards entitled to receive Contingent Value Rights pursuant to the Merger Agreement reasonably promptly following the Issuance Date.

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Section 5.2     Assignment.

Except for assignments occurring through operation of law, neither the Issuer nor Parent shall, in whole or in part, assign any of its obligations under this Agreement; provided that the Issuer may, following the receipt of any necessary consents of the FCC, assign any of its obligations hereunder to a wholly-owned Subsidiary of the Issuer as long as the Issuer causes such Subsidiary to perform the Issuer’s obligations hereunder and remains responsible for any breach of this Agreement by such Subsidiary.

Section 5.3     Parent.

(a)     From and after the execution and delivery of this Agreement (or a joinder hereto) by Parent pursuant to the Merger Agreement, Parent shall become a successor Issuer hereunder.

(b)     Following the execution and delivery of this Agreement by Parent, Parent shall use its reasonable efforts to cause its certified public accounting firm to (i) perform a quarterly review of the calculations and distributions made hereunder in connection with such firm’s regular quarterly reviews of Parent’s consolidated financial statements, (ii) include an audit of the calculations and distributions made hereunder in connection with such firm’s annual audit of Parent’s consolidated financial statements and (iii) deliver an “Agreed Upon Procedures Letter” to Parent (the “Review Letter”), specifying the scope of such firm’s review of Parent’s calculations hereunder.

Article VI
AMENDMENTS

Section 6.1     Amendments Without Consent of Holders.

(a)     Without the consent of any Holders, the Issuer and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes only:

(i)     to evidence the succession of another Person selected in accordance with Section 4.3(c) as a successor Rights Agent and the assumption by any successor of the covenants and obligations of the Rights Agent herein;

(ii)     to add to the covenants of the Issuer such further covenants, restrictions, conditions or provisions as the Issuer and the Rights Agent shall consider to be for the protection of the Holders; provided, that in each case, such provisions shall not adversely affect the interests of the Holders in any respect;

(iii)     to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions shall not adversely affect the interests of the Holders in any respect; or

(iv)     as necessary to ensure that the Contingent Value Rights are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

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(b)     Promptly after the execution by the Issuer and the Rights Agent of any amendment pursuant to the provisions of this Section 6.1, the Issuer shall mail or cause the Rights Agent to mail a notice thereof by first-class mail to the Holders at their addresses in the CVR Register setting forth in general terms the substance of such amendment.

Section 6.2     Amendments With Consent of Holders.

(a)     Subject to Section 6.1 (which amendments pursuant to Section 6.1 may be made without the consent of the Holders), with the consent of Holders holding a majority of the outstanding Contingent Value Rights (excluding any Contingent Value Rights held by the Issuer and its Affiliates), the Issuer and the Rights Agent may enter into one or more amendments hereto to add, eliminate or change any provisions of this Agreement, even if such addition, elimination or change is in any way adverse to the interests of the Holders.

(b)     Promptly after the execution by the Issuer and the Rights Agent of any amendment pursuant to the provisions of this Section 6.2, the Issuer shall mail or cause the Rights Agent to mail a notice thereof by first-class mail to the Holders at their addresses in the CVR Register setting forth in general terms the substance of such amendment.

Section 6.3     Effect of Amendments.

Upon the execution of any amendment under this Article VI, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

Article VII
OTHER PROVISIONS OF GENERAL APPLICATION

Section 7.1     Notices to the Rights Agent, Parent and the Holders.

(a)     Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by confirmed electronic mail (provided that such confirmation is not automated) or overnight courier:

If to the Issuer:

Media General, Inc.

333 East Franklin Street

Richmond, Virginia 23219

Attention: Andrew C. Carington

Facsimile: (804) 887-7021

E-mail: acarington@mediageneral.com

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with copies (which shall not constitute notice) to:

(i) Prior to the Effective Time:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Philip Richter, Jeffrey Bagner and Abigail Bomba

Facsimile: (212) 859-4000

E-mail: philip.richter@friedfrank.com, jeffrey.bagner@friedfrank.com and abigail.bomba@friedfrank.com

and

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Michael Aiello and Sachin Kohli

Facsimile: (212) 310-8007

E-mail: michael.aiello@weil.com and sachin.kohli@weil.com

(ii) Following the Effective Time:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Armand Della Monica, Sarkis Jebejian and David Feirstein

Email: adellamonica@kirkland.com, sarkis.jebejian@kirkland.com and david.feirstein@kirkland.com

If to the Rights Agent:

_________________

_________________

Attention:

Email: ( ) -

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party (i) upon actual receipt, if delivered personally; (ii) on the earlier of confirmed receipt or three (3) Business Days after deposit in the mail, if sent by registered or certified mail (return receipt requested); (iii) upon confirmation of receipt if sent by electronic mail (provided that if given by electronic mail such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or (iv) on the first (1st) Business Day following the date of dispatch if delivered utilizing next-day service by express courier (with confirmation).

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(b)     Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 7.2     Effect of Headings; Construction.

The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a Section or Schedule, such reference shall be to a Section or Schedule to of this Agreement unless otherwise indicated.

Section 7.3     Successors and Assigns.

All covenants and agreements in this Agreement by any party hereto shall bind its successors and assigns, whether so expressed or not.

Section 7.4     Benefits of Agreement.

Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto and their permitted successors and assigns.  Notwithstanding the foregoing, each of the Holders shall be an intended third party beneficiary of this Agreement; provided that only Holders holding twenty-five percent (25%) or more of the outstanding Contingent Value Rights (excluding any Contingent Value Rights held by the Issuer and its Affiliates) shall be entitled to enforce the provisions hereof (and thereof) directly.

Section 7.5     Governing Law and Venue; Waiver of Jury Trial.

(a)     THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in New Castle County in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such a Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.1 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

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(b)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5.

Section 7.6     Severability Clause.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

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Section 7.7     Counterparts.

This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 7.8     Termination.

This Agreement shall terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder, upon the Expiration Date; provided that Article I, Section 2.2, Section 3.5(g), Section 5.2, Article IV and this Article VII shall survive any such termination. [Notwithstanding the foregoing, if the Merger Agreement is terminated in accordance with its terms, the Issuer shall terminate this Agreement in its entirety by delivery of written notice to the Rights Agent.] 2

Section 7.9     Entire Agreement.

This Agreement and the Merger Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof, and this Agreement supersedes any and all other oral or written agreements hereto made with respect to the Contingent Value Rights, except for the Merger Agreement. This Agreement represents the entire understanding of the Rights Agent with reference to the Contingent Value Rights, and this Agreement supersedes any and all other oral or written agreements hereto made with respect to the Contingent Value Rights, except for the Merger Agreement. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling, and this Agreement may be amended, modified, supplemented or altered only in accordance with the terms of Article VI. No party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.

[Remainder of Page Intentionally Left Blank.]

[2]	NTD: To be deleted if CVR is issued at Closing.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officer as of the day and year first above written.

[COMPANY]

By:   __________________________________________
         Name:
         Title:

[RIGHTS AGENT]

By:   __________________________________________
         Name:
         Title:

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Exhibit B

[PARENT]

By:   __________________________________________
         Name:
         Title:

25

Exhibit C

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

media general, INC.

I.  CORPORATE NAME

The name of the Corporation is Media General, Inc.

II.  AUTHORIZED STOCK

The Corporation is authorized to issue 1,000 shares of common stock.

III.  REGISTERED OFFICE AND REGISTERED AGENT

The address of the initial registered office, which is identical to the business office of the initial registered agent, shall be Bank of America Center, 16th Floor, 1111 E. Main Street, Richmond, VA 23219, in the City of Richmond. The initial registered agent is a foreign stock corporation authorized to transact business in Virginia. The initial registered agent shall be Corporation Service Company.

IV.  DIRECTOR/OFFICER LIABILITY AND INDEMNITY

(a)     Every reference in this Article IV to a Director or Officer shall include every Director or Officer or former Director or Officer of the Corporation and every person who served at the request of the Corporation or one of its subsidiaries as a Director, Officer, partner or trustee of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and, in all of such cases, his or her heirs, executors and administrators. In addition, in this Article IV, the terms “applicant”, “expenses”, “liability”, “party”, and “proceeding” shall have the respective meanings set forth in Section 13.1-696 of the Virginia Stock Corporation Act.

(b)     In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no Director or Officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article IV, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

(c)     The Corporation shall indemnify (i) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he or she is or was a Director or Officer of the Corporation, or (ii) any Director or Officer who is or was serving at the request of the Corporation as a Director, trustee, partner or Officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he or she engaged in willful misconduct or a knowing violation of the criminal law. A person is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested Directors, to enter into a contract to indemnify any Director or Officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

(d)     The provisions of this Article IV shall be applicable to all proceedings commenced after the adoption hereof by the shareholders of the Corporation, arising from any act or omission, whether occurring before or after such adoption. No amendment or repeal of this Article IV shall have any effect on the rights provided under this Article IV with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to provide any indemnity under this Article IV and shall promptly pay or reimburse all reasonable expenses, including attorneys’ fees, incurred by any such Director or Officer in connection with such actions and determinations or proceedings of any kind arising therefrom.

(e)     The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in Section (b) or (c) of this Article IV.

(f)     Any indemnification under Section (c) of this Article IV (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the applicant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section (c) of this Article IV.

The determination shall be made:

(1) if there are two or more disinterested directors, by the Board of Directors by a majority vote of disinterested directors, a majority of whom shall constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

(2) by special legal counsel:

(a) selected by the Board of Directors or its committee in the manner prescribed in Section (f)(1) of this Article IV; or

(b) if there are fewer than two disinterested directors, selected by the Board of Directors, in which selection Directors who do not qualify as disinterested directors may participate; or

(3) by the shareholders, but shares owned by or voted under the control of a Director who at the time does not qualify as a disinterested director may not be voted on the determination.

Any evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under Section (f)(2) of this Article IV to select counsel.

Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article IV shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel. If the nominees are unable to agree upon such special legal counsel, such special legal counsel shall be selected upon application to a court of competent jurisdiction.

(g)     (1) The Corporation shall pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under Section (c) of this Article IV if the applicant furnishes the Corporation:

(a) a written statement of his or her good faith belief that he or she has met the standard of conduct described in Section (c) of this Article IV; and

(b) a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet such standard of conduct.

(2) The undertaking required by Section (g)(1)(b) of this Article IV shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to make repayment.

(3) Authorizations of payments under this section shall be made by the persons specified in Section (f) of this Article IV.

(h)      The Corporation may indemnify or contract to indemnify any person not specified in Section (b) or (c) of this Article IV who was, is or may become a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section (c) of this Article IV.

(i)     The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article IV and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a Director, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him in any such capacity or arising from his or her status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article IV.

(j)     The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article IV on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article IV. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the Directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article IV or applicable laws of the Commonwealth of Virginia.

(k)     Each provision of this Article IV shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

Exhibit D

AMENDED AND RESTATED BYLAWS
OF
MEDIA GENERAL, INC.

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3.5.	Term of Office	5

3.6.	Resignation and Removal	5

3.7.	Vacancies	5

	ARTICLE 4 Officers

4.1.	Election of Officers; Terms	5

4.2.	Removal of Officers; Vacancies	5

4.3.	Duties	5

4.4.	Duties of the President	5

4.5.	Duties of the Vice Presidents	6

4.6.	Duties of the Treasurer	6

4.7.	Duties of the Secretary	6

4.8	Compensation	7

	ARTICLE 5 Capital Stock

5.1.	Certificates	7

5.2.	Lost, Destroyed and Mutilated Certificates	7

5.3.	Transfer of Stock	7

5.4.	Closing of Transfer Books and Fixing Record Date	7

	ARTICLE 6 Corporate Records

6.1.	Minutes of Meetings and Records of Actions Taken Without Meetings	8

6.2.	Accounting Records	8

6.3.	List of Shareholders	8

6.4.	Form of Records	8

6.5.	Financial Statements for Shareholders	8

6.6.	Specific Records Which Corporation Must Keep	8

	ARTICLE 7 Miscellaneous Provisions

7.1.	Seal	9

7.2.	Fiscal Year	9

7.3.	Checks, Notes and Drafts	9

7.4.	Amendment of Bylaws	9

7.5.	Voting of Stock Held	10

7.6.	Indemnification	10

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AMENDED & RESTATED bylaws
of
media general, Inc.

ARTICLE 1

Meetings of Shareholders

1.1.     Places of Meetings. All meetings of the shareholders shall be held at such place, either within or without the State of Virginia, as from time to time may be fixed by the Board of Directors.

1.2.     Annual Meetings. The annual meeting of the shareholders, for the election of Directors and transaction of such other business as may come before the meeting, shall be held in each year on September 30, if that day is not a legal holiday. If that day is a legal holiday, the annual meeting shall be held on the next succeeding day not a legal holiday. The failure to hold an annual meeting at the time stated in or fixed in accordance with these Bylaws does not affect the validity of any corporate action.

1.3.     Special Meetings. Special meetings of the shareholders for any purpose or purposes may be called at any time by the Chairman of the Board of Directors, by the President, by the Board of Directors, or if shareholders together holding at least twenty percent (20%) of all votes entitled to be cast on any issue proposed to be considered at the special meeting sign, date and deliver to the Corporation's secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. At a special meeting no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting.

1.4.     Notice of Meetings. Written notice stating the place, day and hour of every meeting of the shareholders and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than sixty days before the date of the meeting to each shareholder of record entitled to vote at such meeting, at his address which appears on the stock transfer books of the Corporation except that notice of a shareholders' meeting to act on an amendment of the articles of incorporation, a plan of merger or share exchange, a proposed sale of assets pursuant to § 13.1-724, or the dissolution of the corporation shall be given not less than twenty-five nor more than sixty days before the meeting date. Meetings may be held without notice if all the shareholders entitled to vote at the meeting are present in person or by proxy or if notice is waived in writing by those not present, either before or after the meeting.

1.5.     Action by Shareholders Without a Meeting. Any action which may be taken at a meeting of the shareholders may be taken without a meeting if one or more consents, in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof and delivered to the Secretary for inclusion in the Corporation's minutes or filing with the corporate records. Any action taken by unanimous written consent of the shareholders shall be effective according to its terms when all consents are in possession of the Corporation. Notwithstanding the foregoing, an action taken by written consent of the shareholders that specifies an effective date shall be effective as of such date, provided the consent states the date of execution by each shareholder. A shareholder may withdraw his written consent only by delivering a written notice of withdrawal to the Corporation prior to the time that all consents are in possession of the Corporation. If not otherwise determined by resolution of the Board of Directors, the record date for determining shareholders entitled to take action without a meeting shall be the date the first shareholder signs such consent. Any such consent shall have the same force and effect as a unanimous vote of the shareholders.

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1.6.     Quorum. Any number of shareholders together holding at least a majority of the outstanding shares of capital stock entitled to vote in each voting group with respect to the business to be transacted, who shall be present in person or represented by proxy at any meeting duly called, shall constitute a quorum of such group for the transaction of business. If less than a quorum shall be in attendance at the time for which a meeting shall have been called, the meeting may be adjourned from time to time by a majority of the shareholders present or represented by proxy without notice other than by announcement at the meeting until a quorum shall attend. Once a share is represented for any purpose at a meeting of shareholders, it shall be deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is, or shall be, set for that adjourned meeting.

1.7.     Voting. At any meeting of the shareholders each shareholder of a class entitled to vote on any matter coming before the meeting shall, as to such matter, have one vote, in person or by proxy, for each share of capital stock of such class standing in his or her name on the books of the Corporation on the date, not more than seventy days prior to such meeting, fixed by the Board of Directors, for the purpose of determining shareholders entitled to vote, as the date on which the stock transfer books of the Corporation are to be closed or as the record date. Every proxy shall be in writing, dated and signed by the shareholder entitled to vote or his duly authorized attorney in fact. An appointment of a proxy is effective when received by the secretary or other officer or agent authorized to tabulate votes before or at the time of the meeting. No proxy shall be valid after eleven months from its date, unless otherwise expressly provided in the proxy. If a quorum is present at a meeting of the shareholders, action on a matter other than election of directors shall be approved if the votes cast within the voting group favoring the action exceed the votes cast within the voting group opposing the action, unless a vote of a greater number is required by the Corporation's Articles of Incorporation or by law. If a quorum is present at a meeting of the shareholders, directors shall be elected by a plurality of the votes cast by the shares entitled to vote in such election.

1.8.     Inspectors. An appropriate number of inspectors for any meeting of shareholders may be appointed by the Chairman of such meeting. Inspectors so appointed will open and close the polls, will receive and take charge of proxies and ballots, and will decide all questions as to the qualifications of voters, validity of proxies and ballots, and the number of votes properly cast.

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ARTICLE 2

Directors

2.1.     General Powers. The property, affairs and business of the Corporation shall be managed under the direction of the Board of Directors, and, except as otherwise expressly provided by law, the Articles of Incorporation or these Bylaws, all of the powers of the Corporation shall be vested in such Board.

2.2.     Number of Directors. The number of directors shall be between one (1) and ten (10). The actual number of directors may be increased or decreased from time to time within this range by the Board of Directors by resolution of the Board. Only the shareholders may increase or decrease the range in the number of directors. No decrease in number shall have the effect of shortening the term of any incumbent director.

2.3.     Election and Removal of Directors; Quorum.

(a)     Directors shall be elected at each annual meeting of shareholders to succeed those Directors whose terms have expired and to fill any vacancies then existing.

(b)     Directors shall hold their offices until the next annual shareholders' meeting following their election and until their successors are elected and qualify. Any Director may be removed from office at a meeting called expressly for that purpose by the vote of shareholders holding not less than a majority of the shares entitled to vote at an election of Directors.

(c)     Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of the majority of the remaining Directors though less than a quorum of the Board, and the term of office of any Director so elected shall expire at the next shareholders' meeting at which directors are elected.

(d)     A majority of the number of Directors elected and serving at the time of any meeting shall constitute a quorum for the transaction of business. The act of a majority of Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. Less than a quorum may adjourn any meeting.

2.4.     Meetings of Directors. An annual meeting of the Board of Directors shall be held as soon as practicable after the adjournment of the annual meeting of shareholders at such place as the Board may designate. Other meetings of the Board of Directors shall be held at places within or without the State of Virginia and at times fixed by resolution of the Board, or upon call of the Chairman of the Board, the President or a majority of the Directors. The Secretary or officer performing the Secretary's duties shall give not less than twenty-four hours' notice by letter, telegraph or telephone of all meetings of the Board of Directors, provided that notice need not be given of the annual meeting or of regular meetings held at times and places fixed by resolution of the Board. Meetings may be held at any time without notice if all of the Directors are present, or if those not present waive notice in writing either before or after the meeting. The notice of meetings of the Board need not state the purpose of the meeting. Members of the Board of Directors or any committee designated thereby may participate in a meeting of the Board or such committee by any means of communication whereby all persons participating in the meeting can simultaneously hear each other, and participation by such means shall constitute presence in person at such meeting. A written record shall be made of any action taken at a meeting conducted by such means of communication.

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2.5.     Actions by Directors or Committee Without Meeting. Any action which may be taken at a meeting of the Board of Directors or of a Committee may be taken without a meeting if one or more consents in writing, setting forth the action so taken, is signed either before or after such action by all of the Directors or all of the members of the Committee, as the case may be, and delivered to the secretary for inclusion in the Corporation's minutes or filing with the corporate records. Such action shall be effective when the last director signs the consent, unless the consent specifies a different effective date, in which event an action so taken shall be effective on the date specified therein, provided the consent states the date of execution by each director. Any such consent shall have the same force and effect as a unanimous vote of the directors.

2.6.     Compensation. By resolution of the Board, Directors may be allowed a fee and expenses for attendance at all meetings, as well as discount and other privileges. Nothing herein shall preclude Directors from serving the Corporation in other capacities and receiving compensation for such other services.

ARTICLE 3

Committees

3.1.     Executive Committee. The Board of Directors, by resolution adopted by a majority of the number of Directors fixed by the Bylaws, may elect an Executive Committee which shall consist of not less than two Directors, including the President. When the Board of Directors is not in session, the Executive Committee shall have all power vested in the Board of Directors by law, by the Articles of Incorporation, or by these Bylaws, provided that the Executive Committee shall not have power to approve an amendment to the Articles of Incorporation or a plan of merger or consolidation, a plan of exchange under which the Corporation would be acquired, the sale, lease or exchange, or the mortgage or pledge for a consideration other than money, of all, or substantially all, the property and assets of the Corporation otherwise than in the usual and regular course of its business, the voluntary dissolution of the Corporation, or revocation of voluntary dissolution proceedings, or to take any action prohibited by express resolution of the Board of Directors. The Executive Committee shall report at the next regular or special meeting of the Board of Directors all action which the Executive Committee may have taken on behalf of the Board since the last regular or special meeting of the Board of Directors.

3.2.     Other Committees. The Board of Directors, by resolution duly adopted, may establish such other standing or special committees of the Board, consisting of at least two Directors, as it may deem advisable; and the members, terms and authority of such committees shall be as set forth in the resolutions establishing the same.

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3.3.     Meetings. Regular and special meetings of any Committee established pursuant to this Article may be called and held subject to the same requirements with respect to time, place and notice as are specified in these Bylaws for regular and special meetings of the Board of Directors.

3.4.     Quorum and Manner of Acting. A majority of the members of any Committee serving at the time of any meeting thereof shall constitute a quorum for the transaction of business at such meeting. The action of a majority of those members present at a Committee meeting at which a quorum is present shall constitute the act of the Committee.

3.5.     Term of Office. Members of any Committee shall be appointed as above provided and shall hold office until their successors are appointed by the Board of Directors or until such Committee is dissolved by the Board of Directors.

3.6.     Resignation and Removal. Any member of a Committee may resign at any time by giving written notice of his intention to do so to the President or the Secretary of the Corporation, or may be removed, with or without cause, at any time by such vote of the Board of Directors as would suffice for his election.

3.7.     Vacancies. Any vacancy occurring in a Committee resulting from any cause whatever may be filled by the Board of Directors.

ARTICLE 4

Officers

4.1.     Election of Officers; Terms. The officers of the Corporation shall consist of a President and a Secretary. Other officers, including a Chairman of the Board, one or more Vice Presidents (any one or more of whom may be designated as Executive Vice Presidents or Senior Vice Presidents), a Treasurer, and assistant and subordinate officers, may from time to time be elected by the Board of Directors, and they shall hold office for such terms as the Board of Directors may prescribe. All officers shall hold office until the next annual meeting of the Board of Directors and until their successors are elected. Any two or more offices may be held by the same person.

4.2.     Removal of Officers; Vacancies. Any officer of the Corporation may be removed summarily with or without cause, at any time, by the Board of Directors. Vacancies may be filled by the Board of Directors.

4.3.     Duties. The officers of the Corporation shall have such duties as generally pertain to their offices, respectively, as well as such powers and duties as are prescribed by law or are hereinafter provided or as from time to time shall be conferred by the Board of Directors. The Board of Directors may require any officer to give such bond for the faithful performance of his duties as the Board may see fit.

4.4.     Duties of the President. The President shall be the chief executive officer of the Corporation and shall be primarily responsible for the implementation of policies of the Board of Directors. He shall have general management and direction of the business and operations of the Corporation and its several divisions, subject only to the ultimate authority of the Board of Directors. Except as otherwise provided in these Bylaws or in the resolutions establishing such committees, he shall be ex officio a member of all Committees of the Board. In the absence of the Chairman of the Board, or if there is no such officer, the President shall preside at all corporate meetings. He may sign and execute in the name of the Corporation stock certificates, deeds, mortgages, bonds, contracts or other instruments except in cases where the signing and the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or as otherwise required by law. In addition, he shall perform all duties incident to the office of the President and such other duties as from time to time may be assigned to him by the Board of Directors.

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4.5.     Duties of the Vice Presidents. Each Vice President, if any, shall have such powers and duties as may from time to time be assigned to him by the President or the Board of Directors. Any Vice President may, when authorized by the Board of Directors, sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts or other instruments, except where the signing and execution of such documents shall be expressly delegated by the Board of Directors or the President to some other officer or agent of the Corporation or as otherwise required by law.

4.6.     Duties of the Treasurer. The Treasurer, if any, shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Corporation, and shall deposit all monies and securities of the Corporation in such banks and depositaries as shall be designated by the Board of Directors. He shall be responsible (i) for maintaining adequate financial accounts and records in accordance with generally accepted accounting practices; (ii) for the preparation of appropriate operating budgets and financial statements; (iii) for the preparation and filing of all tax returns required by law; and (iv) for the performance of all duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Board of Directors or the President. The Treasurer may sign and execute in the name of the Corporation stock certificates, deeds, mortgages, bonds, contracts or other instruments, except in cases where the signing and the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or as otherwise required by law.

4.7.     Duties of the Secretary. The Secretary shall act as secretary of all meetings of the Board of Directors and stockholders of the Corporation. When requested, he shall also act as secretary of the meetings of the Committees of the Board. He shall keep and preserve the minutes of all such meetings in permanent books. He shall see that all notices required to be given by the Corporation are duly given and served; shall have custody of the seal of the Corporation and shall affix the seal or cause it to be affixed to all stock certificates of the Corporation and to all documents the execution of which on behalf of the Corporation under its corporate seal is duly authorized in accordance with law or the provisions of these Bylaws; shall have custody of all deeds, leases, contracts and other important corporate documents; shall have charge of the books, records and papers of the Corporation relating to its organization and management as a corporation; shall see that all reports, statements and other documents required by law (except tax returns) are properly filed; and shall in general perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board of Directors or the President.

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4.8.     Compensation. The Board of Directors shall have authority to fix the compensation of all officers of the Corporation.

ARTICLE 5

Capital Stock

5.1.     Certificates. The shares of capital stock of the Corporation may be evidenced by certificates in forms prescribed by the Board of Directors and executed in any manner permitted by law and stating thereon the information required by law. Transfer agents and/or registrars for one or more classes of the stock of the Corporation may be appointed by the Board of Directors and may be required to countersign certificates representing stock of such class or classes. If any officer whose signature or facsimile thereof shall have been used on a stock certificate shall for any reason cease to be an officer of the Corporation and such certificate shall not then have been delivered by the Corporation, the Board of Directors may nevertheless adopt such certificate and it may then be issued and delivered as though such person had not ceased to be an officer of the Corporation.

5.2.     Lost, Destroyed and Mutilated Certificates. Holders of the stock of the Corporation shall immediately notify the Corporation of any loss, destruction or mutilation of the certificate therefor, and the Board of Directors may in its discretion cause one or more new certificates for the same number of shares in the aggregate to be issued to such stockholder upon the surrender of the mutilated certificate or upon satisfactory proof of such loss or destruction, and the deposit of a bond in such form and amount and with such surety as the Board of Directors may require.

5.3.     Transfer of Stock. The stock of the Corporation shall be transferable or assignable only on the books of the Corporation by the holders in person or by attorney on surrender of the Certificate for such shares duly endorsed and, if sought to be transferred by attorney, accompanied by a written power of attorney to have the same transferred on the books of the Corporation. The Corporation will recognize, however, the exclusive right of the person registered on its books as the owner of shares to receive dividends and to vote as such owner.

5.4.     Closing of Transfer Books and Fixing Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors may provide that the stock transfer books shall be closed for a stated period but not to exceed, in any case, seventy days. In lieu of closing the stock transfer books, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than seventy days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. If the stock transfer books are not closed and no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the date on which notices of the meeting are mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof, unless the board of directors fixes a new record date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

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ARTICLE 6

Corporate Records

6.1.     Minutes of Meetings and Records of Actions Taken Without Meetings. The Corporation shall keep as permanent records minutes of all meetings of its shareholders and Board of Directors, of all actions taken by the shareholders or Board of Directors without a meeting, and all actions taken by a committee of the Board of Directors in place of the Board of Directors on behalf of the Corporation.

6.2.     Accounting Records. The Corporation shall maintain appropriate accounting records.

6.3.     List of Shareholders. The Corporation or its agent shall maintain a record of its shareholders, in a form that permits preparation of a list of the names and addresses of all shareholders, in alphabetical order by class and series, if any, of shares showing the number and class and series, if any, of shares held by each.

6.4.     Form of Records. The Corporation shall maintain its records in written form or in another form capable of conversion into written form within a reasonable time.

6.5.     Financial Statements for Shareholders. The Corporation must furnish to a shareholder, upon request in writing, within 30 days, a copy of the Corporation's financial statements for the most recent fiscal year, that includes a balance sheet as of the end of the fiscal year, an income statement for that year, and a statement of changes in shareholder's equity for the year unless that information appears elsewhere in the financial statements. If the annual financial statements are reported upon by a public accountant, his report must accompany them. If they are not reported upon by a public accountant, the president or the person responsible for the Corporation's accounting records shall provide the shareholder with a statement of the basis of accounting and a description of any respects in which the statements were not prepared on a basis of accounting consistent with the statements prepared for the preceding year.

6.6.     Specific Records Which Corporation Must Keep. The Corporation shall keep a copy of the following records:

(a)     The Corporation's Articles or Restated Articles of Incorporation and all amendments to them currently in effect;

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(b)     The Corporation's Bylaws or restated Bylaws and all amendments to them currently in effect;

(c)     Any resolutions adopted by the Corporation's Board of Directors creating one or more classes or series of shares, and fixing their relative rights, preferences, and limitations, if shares issued pursuant to those resolutions are outstanding;

(d)     The minutes of all shareholders' meetings, and records of all action taken by the shareholders without a meeting, for the past three years;

(e)     All written communications to shareholders generally within the past three years, including the financial statements furnished for the past three years in accordance with Section 6.5 of these Bylaws and by law;

(f)     A list of the names and business addresses of the Corporation's current directors and officers; and

(g)     The Corporation's most recent annual report delivered to the State Corporation Commission.

ARTICLE 7

Miscellaneous Provisions

7.1.     Seal. The seal of the Corporation shall consist of a flat-faced circular die, of which there may be any number of counterparts, on which there shall be engraved the word "Seal" and the name of the Corporation.

7.2.     Fiscal Year. The fiscal year of the Corporation shall end on such date and shall consist of such accounting periods as may be fixed by the Board of Directors.

7.3.     Checks, Notes and Drafts. Checks, notes, drafts and other orders for the payment of money shall be signed by such persons as the Board of Directors from time to time may authorize. When the Board of Directors so authorizes, however, the signature of any such person may be a facsimile.

7.4.     Amendment of Bylaws. Unless proscribed by the Articles of Incorporation, these Bylaws may be amended or altered at any meeting of the Board of Directors by affirmative vote of a majority of the number of Directors fixed by these Bylaws. Shareholders entitled to vote in respect to the election of Directors, however, shall have the power to rescind, alter, amend or repeal any Bylaws and to enact Bylaws which, if expressly so provided, may not be amended, altered or repealed by the Board of Directors.

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7.5.     Voting of Stock Held. Unless otherwise provided by resolution of the Board of Directors or of the Executive Committee, the President may from time to time appoint an attorney or attorneys or agent or agents of this Corporation, in the name and on behalf of this Corporation, to cast the vote which this Corporation may be entitled to cast as a stockholder or otherwise in any other corporation, any of whose stock or securities may be held by this Corporation, at meetings of the holders of the stock or other securities of such other corporation, or to consent in writing to any action by any such other corporation; and the President shall instruct the person or persons so appointed as to the manner of casting such votes or giving such consent and may execute or cause to be executed on behalf of this Corporation, and under its corporate seal or otherwise, such written proxies, consents, waivers or other instruments as may be necessary or proper in the premises. In lieu of such appointment the President may himself attend any meetings of the holders of stock or other securities of any such other corporation and there vote or exercise any or all power of this Corporation as the holder of such stock or other securities of such other corporation.

7.6.     Indemnification. All officers and Directors of the Corporation will be indemnified to the fullest extent permitted by law.

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Exhibit E

Marigold Designees

1.	Dennis J. FitzSimons

2.	John R. Muse

If either or both of the foregoing designees is unwilling or unable to serve as a director of Montage as of the Effective Time, the parties shall agree on replacement designees from among the other members of the Marigold Board.